Exhibit 10.3

$45,000,000

REVOLVING LOAN FACILITY

CREDIT AGREEMENT

Dated as of October 25, 2017

by and among

CHARAH, LLC; ALLIED POWER MANAGEMENT, LLC; and ALLIED

POWER SERVICES, LLC,

as Borrowers,

CHARAH SOLE MEMBER, LLC and ALLIED POWER SOLE MEMBER, LLC,

each as a Parent and a Guarantor,

REGIONS BANK,

as Agent, Swingline Lender and LC Issuer,

and

THE LENDERS PARTY HERETO FROM TIME TO TIME

REGIONS CAPITAL MARKETS,

as Sole Lead Arranger and Sole Bookrunner

i

3.8	Use of Proceeds; Margin Regulations	31
3.9	Ownership of Property; Liens	32
3.10	Taxes	32
3.11	Financial Condition	32
3.12	Environmental Matters	33
3.13	Regulated Entities	33
3.14	Solvency	34
3.15	Labor Relations	34
3.16	Intellectual Property	34
3.17	Ventures, Subsidiaries and Affiliates; Outstanding Stock	34
3.18	Insurance	35
3.19	Collateral Documents	35
3.20	Senior Indebtedness; Subordination	36
3.21	Full Disclosure	36
3.22	OFAC; Sanctions; Anti-Corruption; Related Matters	37
3.23	Borrowing Base Certificate	38

	ARTICLE IV

	AFFIRMATIVE COVENANTS
4.1	Financial Statements	38
4.2	Borrowing Base Reporting; Other Information	39
4.3	Notices	42
4.4	Preservation of Corporate Existence, Etc.	43
4.5	Maintenance of Property	43
4.6	Insurance	43
4.7	Payment of Taxes	45
4.8	Compliance with Laws	45
4.9	Inspection of Property and Books and Records	45
4.10	Use of Proceeds	46
4.11	[Reserved]	46
4.12	Compliance with ERISA	46
4.13	Further Assurances	46
4.14	Environmental Matters	48
4.15	Hazardous Materials	49
4.16	Status of Parents	49
4.17	Sanctions; Anti-Corruption Laws and Anti-Money Laundering Laws; Compliance with Requirements of Law	50
4.18	[Reserved]	51
4.19	Cash Management; Deposit Accounts	51
4.20	Post-Closing Matters	51

	ARTICLE V

	NEGATIVE COVENANTS

5.1	Limitation on Liens	51
5.2	Disposition of Assets	56
5.3	Fundamental Changes	58
5.4	Loans and Investments	58
5.5	Limitation on Indebtedness	62
5.6	Transactions with Affiliates	67
5.7	Management Fees and Compensation	68
5.8	[Reserved]	69
5.9	Voluntary Prepayments of Permitted Term Indebtedness	69
5.10	Issuance or Repurchase of Stock	69
5.11	Restricted Payments	69
5.12	Change in Business	72
5.13	Amendments to Organizational Documents	72
5.14	Changes in Accounting, Fiscal Year, Name and Jurisdiction of Organization	72
5.15	Amendments to Permitted Term Indebtedness	73
5.16	No Negative Pledges	73
5.17	Unrestricted Subsidiaries	74

	ARTICLE VI

	FINANCIAL COVENANTS

6.1	Financial Covenants	75
6.2	Equity Cure	75

	ARTICLE VII

	EVENTS OF DEFAULT

7.1	Event of Default	76
7.2	Remedies	79
7.3	Rights Not Exclusive	80

	ARTICLE VIII

	AGENT

8.1	Appointment, Authority, and Duties of the Agent; Professionals	80
8.2	Agreements Regarding Guarantors, Collateral and Field Examination Reports	82
8.3	Reliance By Agent	84
8.4	Action Upon Default	84
8.5	Indemnification of the Agent and its Related Persons	85
8.6	Limitation on Responsibilities of the Agent	85

8.7	Resignation; Successor Agent	86
8.8	Separate Collateral Agent	87
8.9	Due Diligence and Non-Reliance	87
8.10	Remittance of Payments.	88
8.11	Agent in its Individual Capacity	88
8.12	Agent Titles	89
8.13	Bank Product Providers	89
8.14	No Third Party Beneficiaries	89
8.15	Certifications From Lenders and Participants; PATRIOT Act; No Reliance	89
8.16	Bankruptcy	90

	ARTICLE IX

	MISCELLANEOUS

9.1	Amendments and Waivers	91
9.2	Notices	94
9.3	Electronic Transmissions	95
9.4	No Waiver; Cumulative Remedies	96
9.5	Costs and Expenses	96
9.6	Indemnity	97
9.7	Marshaling; Payments Set Aside	99
9.8	[Reserved]	99
9.9	Successors and Assigns	99
9.10	Non-Public Information; Confidentiality	103
9.11	Set-off; Sharing of Payments	107
9.12	Counterparts; Facsimile Signature	108
9.13	Severability	108
9.14	Captions	108
9.15	Independence of Provisions	108
9.16	Interpretation	108
9.17	No Third Parties Benefited	108
9.18	Governing Law and Jurisdiction	108
9.19	Waiver of Jury Trial	109
9.20	Entire Agreement; Release	109
9.21	Patriot Act	110
9.22	Replacement of Lender	110
9.23	Joint and Several	111
9.24	Creditor-Debtor Relationship	111
9.25	Intercreditor Agreement	112
9.26	Collateral and Guarantee Requirements	112
9.27	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	113
9.28	Judgment Currency	114
9.29	Certain ERISA Matters	114
9.30	Relationship with Lenders	116
9.31	Survival of Representations and Warranties, etc.	117
9.32	Revival and Reinstatement of Obligations	117

	ARTICLE X

	TAXES, YIELD PROTECTION AND ILLEGALITY

10.1	Taxes	117
10.2	Illegality	122
10.3	Increased Costs and Reduction of Return	122
10.4	Funding Losses	124
10.5	Inability to Determine Rates	125
10.6	Certificates of Lenders	125

	ARTICLE XI

	[RESERVED]

	ARTICLE XII

	DEFINITIONS

12.1	Defined Terms	125
12.2	Other Interpretive Provisions	184
12.3	Accounting Terms and Principles	185
12.4	Payments	185

v

SCHEDULES

Schedule 1.1	Revolving Commitments
Schedule 3.15	Labor Relations
Schedule 3.17	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 4.20	Post-Closing Covenants
Schedule 5.1	Liens
Schedule 5.4	Investments
Schedule 5.5	Indebtedness
Schedule 5.6	Affiliate Transactions
Schedule 5.16	Negative Pledges
Schedule 11.1	Prior Indebtedness
Schedule 11.2	Existing Letters of Credit
Schedule 11.3	Charah Letters of Credit

EXHIBITS

Exhibit 1.5(e)	Form of Notice of Conversion/Continuation
Exhibit 2.1(d)	Solvency Certificate
Exhibit 4.2(c)	Form of Compliance Certificate
Exhibit 11.1(a)	Form of Assignment
Exhibit 11.1 (b)	Form of Borrowing Base Certificate
Exhibit 11.1(c)	Form of Notice of Borrowing
Exhibit 11.1(d)	Form of Secured Party Designation Notice
Exhibit 11.1(e)	Form of Revolving Note
Exhibit 11.1(f)	Perfection Certificate
Exhibit 11.1(g)	Form of Swingline Note

CREDIT AGREEMENT

This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, this “Agreement”) is entered into as of October 25, 2017, by and among CHARAH, LLC, a Kentucky limited liability company (“Charah”); ALLIED POWER MANAGEMENT, LLC, a Delaware limited liability company (“Allied”); ALLIED POWER SERVICES, LLC, a Delaware limited liability company (“Allied Services”; Charah, Allied, and Allied Services, each a “Borrower”, and collectively, the “Borrowers”); CHARAH SOLE MEMBER LLC, a Delaware limited liability company (“Charah Parent”); ALLIED POWER SOLE MEMBER, LLC, a Delaware limited liability company (“Allied Parent” and together with Charah Parent, each a “Parent”, and collectively, “Parents”); REGIONS BANK, an Alabama bank (“Regions”), as administrative agent and collateral agent for the Lenders (in such capacities, including any successor thereto, the “Agent”); Regions, as Swingline Lender (as defined below) and as LC Issuer (as defined below); and the Lenders party hereto from time to time.

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that Agent and the Lenders establish a revolving credit facility in favor of the Borrowers and that LC Issuer establish a letter of credit subfacility for the account of the Borrowers, all for the purposes set forth herein; and

WHEREAS, Agent, the Lenders, and LC Issuer are willing to provide such credit facility and letter of credit subfacility to the Borrowers subject to the terms and conditions set forth herein; and

WHEREAS, in connection with the foregoing, on the Closing Date, Charah and Allied, as Borrowers, intend to enter into the Initial Term Loan Credit Agreement and related Initial Term Loan Documents, which shall provide for the availability of Initial Term Loans in an aggregate principal amount of $250,000,000 and shall be at all times subject to the Initial Intercreditor Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, each Borrower, each Parent, Agent, Swingline Lender, LC Issuer, and each Lender, each intending to be legally bound, hereby agree as follows:

ARTICLE I

THE CREDITS

1.1 Revolving Commitment.

.

(a) Loans. Subject to the terms and conditions of this Agreement, each Lender agrees, severally (and not jointly or jointly and severally) on a Pro Rata basis up to its Revolving Commitment, to make Loans to Borrowers from time to time on any Business Day through the Commitment Termination Date. Subject to the terms and conditions of this Agreement, the Loans may be repaid and reborrowed. No Lender shall have any obligation to honor any request for a Loan if doing so would cause (i) such Lender’s Pro Rata Share of the Aggregate Revolving Obligations to exceed such Lender’s Revolving Commitment or (ii) the Aggregate Revolving Obligations to exceed the Line Cap.

(b) Revolving Notes. Borrowers shall execute and deliver a Revolving Note to each Lender that requests a Revolving Note.

(c) Termination and Voluntary Reductions of Revolving Commitments. The Revolving Commitments shall terminate on the Commitment Termination Date. Borrowers may terminate or from time to time reduce the Revolving Commitments by giving not less than 15 days’ (or such shorter period as the Agent may agree) prior written notice to Agent. Any notice from Borrowers for the reduction of the Revolving Commitments must specify the amount of the requested reduction. Each reduction shall be in a minimum amount of $5,000,000 or any greater integral increment of $1,000,000. Borrowers may not reduce the Revolving Commitments to an amount less than $30,000,000, except in connection with the termination of the Revolving Commitments. All reductions of the Revolving Commitments shall be applied on a Pro Rata basis. Except to the extent otherwise agreed in writing by Agent and the Required Lenders, any notice from Borrowers of the termination or reduction of the Revolving Commitments shall be irrevocable; provided, that any such notice may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrowers (by written notice to the Agent) on or prior to the specified Borrowing date.

(d) Optional Overadvances.

(i) Unless otherwise directed in writing by the Required Lenders, Agent may require Lenders to honor requests by Borrowers for Overadvance Loans (in which event, and notwithstanding anything to the contrary set forth in this Agreement, Lenders shall continue to make Loans up to their Pro Rata Share of the Revolving Commitments) and to forbear from requiring Borrowers to cure an Overadvance, if (1) the Overadvance does not continue for a period of more than 30 consecutive days, following which no Overadvance exists for at least 30 consecutive days before another Overadvance exists, (2) the amount of the Aggregate Revolving Obligations outstanding at any time does not exceed the Revolving Commitments at such time (3) the Revolving Credit Exposure of any individual Lender at any time does not exceed such individual Lender’s Revolving Commitment, and (4) the aggregate amount of all Overadvances does not exceed $3,000,000. Except as provided in Section 1.5(h), all Overadvance Loans shall be made as Base Rate Loans. In no event shall any Borrower or any other Credit Party be deemed to be a beneficiary of this Section 1.1(d) or authorized to enforce any of the provisions of this Section 1.1(d).

(ii) Neither the funding of any Overadvance Loan nor the continued existence of an Overadvance shall constitute any waiver by Agent or any Lender of any Event of Default which may exist at the time any Overadvance Loan is made or which is caused thereby. Each Lender’s obligations under this Section 1.1(d) are absolute, unconditional, and irrevocable and are not subject to any counterclaim, right of setoff, charge back, discount, defense, qualification, or exception, and each Lender shall perform such obligations, as applicable, regardless of whether the Revolving Commitments have terminated, an Overadvance exists or any condition precedent to the making of Loans has not been satisfied. All Overadvances and Overadvance Loans shall constitute Obligations, be secured by the Collateral, and be entitled to all benefits of the Loan Documents.

(e) Protective Advances. From time to time, Agent may, in its discretion, make one or more Base Rate Loans to preserve, protect, or defend any Collateral or to increase or improve the likelihood of collecting or obtaining repayment of any Obligations (in each case, if Agent determines in its discretion that doing so is necessary or desirable) (a “Protective Advance”). Agent may make a Protective Advance without regard to Availability or the satisfaction of any condition precedent to the making of Loans, unless (A) the Required Lenders have, in writing, revoked Agent’s authority to do so or (B) Agent has actual knowledge that, after giving effect thereto, the aggregate outstanding principal amount of all Loans made as Protective Advances (i) would exceed $3,000,000 or (ii) would cause the amount of the Aggregate Revolving Obligations outstanding to exceed the Revolving Commitments at such time or any individual Lender’s Revolving Credit Exposure to exceed such individual Lender’s Revolving Commitment at such time. If the terms of the foregoing clauses (A) and (B) are not applicable, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. Each Lender shall participate on a Pro Rata basis in each Protective Advance. The provisions of this Section 1.1(e) are solely for the benefit of Agent and the Lenders, and none of the Credit Parties may rely on this Section 1.1(e) or have any standing to enforce its terms. All Protective Advances shall constitute Obligations, be secured by the Collateral, and be entitled to all benefits of the Loan Documents.

(f) Increases to Revolving Commitments. The Revolving Commitments may be increased up to an aggregate amount of $20,000,000 (such amount, the “Increase Cap”; each such increase, a “Revolving Commitment Increase”), provided that (i) Borrowers shall have given to Agent at least 15 days’ (or such shorter period as the Agent may agree) prior written notice of its intention to effect a Revolving Commitment Increase and the desired amount of such Revolving Commitment Increase; (ii) such increase does not increase the amount of the Revolving Commitment of any Lender without the written consent of such Lender, in such Lender’s discretion; (iii) to the extent requested by any Lender, Borrowers execute a new Revolving Note with respect to such Lender reflecting the increase in such Lender’s Revolving Commitment and any additional documents, instruments or agreements Agent reasonably requests in connection therewith (including, without limitation, secretary’s certificates and authorizing resolutions); (iv) as of the date of such Revolving Commitment Increase, both before and immediately after giving effect thereto, no Default or Event of Default shall exist (except that in the case of a Revolving Commitment Increase incurred to finance a transaction that will be a Permitted Acquisition or other permitted Investment when consummated, no Event of Default under Sections 7.1(a), (f), or (g) shall have occurred and be continuing or would result immediately therefrom on the date of execution of the acquisition agreement with respect to such Permitted Acquisition or other permitted Investment) and each of the conditions set forth in Section 2.2 shall be satisfied (subject, in the case of a Revolving Commitment Increase incurred to finance a transaction that will be a Permitted Acquisition or other permitted Investment when consummated, to customary “Sungard” limitations); (v) any such Revolving Commitment Increase shall be in a minimum amount of at least $5,000,000 (or such lesser amount which shall be approved by Agent) and in integral multiples of $1,000,000 in excess thereof, and no more than three Revolving Commitment Increases shall be permitted in total; and (vi) if requested by Agent, Borrower Agent shall have delivered a certificate, dated as of the date on which such Revolving Commitment Increase is to become effective, certifying that the Revolving Commitments, after giving effect to such Revolving Commitment Increase, do not violate any terms of any Acceptable Intercreditor Agreement or exceed the “ABL Cap Amount” (as defined in the Initial Intercreditor Agreement as in effect on the date hereof) or any similar term in any other Acceptable Intercreditor Agreement. A Revolving Commitment Increase may be effected by one or more of the current Lenders by increasing its Revolving Commitment or one or more new lenders that are reasonably satisfactory to Agent and would constitute an Eligible Assignee joining this Agreement and providing a Revolving Commitment. After any Revolving Commitment Increase, all of the terms and conditions of the Loan Documents shall apply to the increased amount of the Revolving Commitments (including (A) being on a pari passu basis in terms of the Collateral, right of payment and guarantees with the other Loans, (B) having the same maturity date as the other Revolving Commitments, and (C) having the same Applicable Margin as the other Loans); provided that Borrowers may agree to pay to Agent, Lenders increasing their respective Revolving Commitments and new Lenders such arrangement, commitment and other fees and expenses to be agreed between Borrowers and Agent in connection with such Revolving Commitment Increase. Each Lender hereby acknowledges and agrees that the Revolving Commitments may be increased pursuant to this Section 1.1(f) regardless of whether such Lender approves such increase or increases its Revolving Commitment hereunder, and Agent, Borrowers and any Lender increasing or providing a new Revolving Commitment may enter into an amendment to this Agreement to give effect to such Revolving Commitment Increase and matters incidental thereto without further consent of any other Lender. Neither Agent nor any of its Affiliates shall have any liability to any Borrower or any other Credit Party or to Lenders in connection with any arranging or syndication of any Revolving Commitment Increase, unless separately agreed to in writing.

1.2 [Reserved].

1.3 Swingline Loans; Settlement.

(a) Making of Swingline Loans. Swingline Lender may (but shall not be obligated to) fund any requested Loan with a Swingline Loan, but only if (i) no Default or Event of Default then exists; (ii) Swingline Lender does not believe in good faith that all conditions under Section 2.2 to the making of such Swingline Loan have been satisfied or waived by the Required Lenders; (iii) such Loan is not specifically required to be made by all Lenders hereunder; and (iv) after giving effect to such Swingline Loan, the aggregate principal amount of all Swingline Loans would not exceed $5,000,000.

(b) Swingline Note. Each Swingline Loan shall constitute a Loan for all purposes, except that payments thereon shall be made to Swingline Lender for its own account. The obligation of Borrowers to repay Swingline Loans shall be evidenced by the records of Swingline Lender. Promptly upon Swingline Lender’s request, Borrowers shall execute and deliver to Swingline Lender a Swingline Note.

(c) Settlement. To facilitate administration of the Loans, Swingline Lender and the other Lenders agree that settlement among them with respect to Swingline Loans shall take place weekly on such weekly settlement date as the Agent may elect, from time to time. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Swingline Lender to the other Lenders. Between settlement dates, Agent may apply payments on Loans to Swingline Loans, regardless of any designation by Borrowers or any provision herein to the contrary. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Swingline Loan may not be settled as provided herein, then each Lender shall be deemed to have purchased from Swingline Lender a participation in each unpaid Swingline Loan in an amount equal to its Pro Rata Share thereof and shall transfer the amount of such participation to Swingline Lender in immediately available funds within one Business Day after Swingline Lender’s request therefor. Each Lender’s obligations under this Section 1.3(c) are absolute, unconditional, and irrevocable and are not subject to any counterclaim, setoff, defense, qualification, or exception, and each Lender shall perform such obligations, as applicable, regardless of whether the Revolving Commitments have terminated, an Overadvance exists, or any condition precedent to the making of Loans has not been satisfied. The provisions of this Section 1.3(c) are solely for the benefit of Swingline Lender and the other Lenders, and none of the Credit Parties may rely on this Section 1.3(c) or have any standing to enforce its terms.

1.4 Letter of Credit Facility.

(a) Issuance of Letters of Credit. LC Issuer agrees to issue Letters of Credit from time to time for Borrowers’ account on the terms set forth in this Agreement, including the following:

(i) LC Issuer shall have no obligation to issue any Letter of Credit unless each of the LC Conditions has been satisfied (as determined by LC Issuer and Agent).

(ii) If LC Issuer receives written notice from Agent or a Lender at least five Business Days before issuance of a Letter of Credit that any LC Condition has not been satisfied, LC Issuer shall have no obligation to issue the requested Letter of Credit (or any other Letter of Credit) until such notice is withdrawn in writing by Agent or such Lender or until the Required Lenders have waived the applicable LC Condition in accordance with this Agreement. Before receipt of any such notice, LC Issuer shall not be deemed to have knowledge of any failure to satisfy any LC Condition.

(iii) Borrowers may request and employ Letters of Credit only in accordance with Sections 4.10 and 4.17. The LC Issuer shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (1) if any order, judgment or decree of any Governmental Authority shall by its terms purport to retrain or enjoin the LC Issuer from issuing letters of credit generally or such Letter of Credit particularly, or any applicable law relating to LC Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over LC Issuer shall prohibit, or request that LC Issuer refrain from the issuance of letters of credit generally or any such Letter of Credit particularly or shall impose on LC Issuer with respect to any such Letter of Credit any restriction, reserve or capital requirement (for which LC Issuer is not otherwise compensated hereunder) not in effect on the Closing Date or shall impose on LC Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date which LC Issuer deems material to it, including, in each case, but without limitation, from any Change in Law, or (2) if the issuance of any such Letter of Credit would violate one or more policies of LC Issuer applicable to letters of credit generally. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that the applicable Borrower or Borrowers need not deliver a new LC Application unless requested to do so by LC Issuer.

(iv) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, LC Issuer shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation, or communication in whatever form believed by LC Issuer, in good faith, to be genuine and correct and to have been signed, sent, or made by a proper Person. LC Issuer may consult with and employ legal counsel, accountants, and other experts to advise it concerning its obligations, rights, and remedies with respect to the issuance and administration of Letters of Credit and LC Documents and shall be entitled to act (or refuse to act) upon, and shall be fully protected in any action taken (or refused to be taken) in good faith reliance upon, any advice given by such Persons. LC Issuer may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

(v) Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time (after giving effect to any permanent reduction in the stated amount of such Letter of Credit pursuant to the terms of such Letter of Credit).

(vi) Unless otherwise expressly agreed by the LC Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(vii) Without limitation of the foregoing provisions, in the event that any Lender is at such time a Defaulting Lender, the LC Issuer shall have no obligation to issue any Letter of Credit unless LC Issuer has entered into arrangements satisfactory to LC Issuer with the Borrowers or such Defaulting Lender to eliminate such LC Issuer’s Fronting Exposure with respect to such Defaulting Lender (after giving effect to any Cash Collateral provided by the Defaulting Lender or the Borrowers), including by Cash Collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding amount of the LC Obligations in a manner satisfactory to LC Issuer and Agent.

(b) Reimbursement; Participations.

(i) On the date LC Issuer honors any draw under a Letter of Credit (each such date, a “Reimbursement Date”), Borrowers shall reimburse LC Issuer the amount paid by LC Issuer on account of such draw, together with interest from the Reimbursement Date until paid by Borrowers (at the interest rate for Base Rate Loans). The obligation of Borrowers to reimburse LC Issuer for any draw made under a Letter of Credit is absolute, unconditional, and irrevocable, and Borrowers shall make such reimbursement without regard to any lack of validity or enforceability of such Letter of Credit or the existence of any claim, setoff, defense, or other right Borrowers may have at any time against the beneficiary of such Letter of Credit. On each Reimbursement Date, Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans in an amount necessary to pay the amounts due to LC Issuer on such date (regardless of whether Borrower Agent submits a Notice of Borrowing therefor), and each Lender shall fund its Pro Rata Share of such Borrowing, without right of setoff, counterclaim, discount, charge back or other defense and regardless of whether the Revolving Commitments have terminated, an Overadvance exists or any condition precedent to the making of Loans has not been satisfied.

(ii) Upon the issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from LC Issuer, without recourse or warranty, an undivided interest and participation in all LC Obligations relating to such Letter of Credit in an amount equal to such Lender’s Pro Rata Share thereof. If LC Issuer honors any draw under a Letter of Credit and Borrowers do not reimburse the amount thereof on the Reimbursement Date, Agent (at LC Issuer’s request) shall promptly notify Lenders, and each Lender shall promptly (within one Business Day) unconditionally pay to Agent, for the benefit of LC Issuer, such Lender’s Pro Rata Share of such draw. Upon request by a Lender, LC Issuer shall furnish such Lender with copies of any Letters of Credit and LC Documents in its possession at such time.

(iii) The obligations of each Lender to make payments to Agent for the account of LC Issuer in connection with LC Issuer’s honoring any draw under a Letter of Credit are absolute, unconditional, and irrevocable and are not subject to any counterclaim, right of setoff, defense, discount, charge back, qualification, or exception, and such Lender shall perform such obligations, as applicable, (A) irrespective of any lack of validity or unenforceability of any Loan Documents; (B) regardless of whether the Revolving Commitments have been terminated, an Overadvance exists, any condition precedent to the making of any Loan has not been satisfied; (C) regardless of whether any draft, certificate, or other document presented under a Letter of Credit is determined to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; and (D) regardless of the existence of any setoff or defense that any Credit Party may have with respect to any Obligations. LC Issuer assumes no responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. LC Issuer makes no representation, warranty, or guaranty, express or implied, with respect to the Collateral, LC Documents, or any Credit Party. LC Issuer is not responsible for (A) any recitals, statements, information, representations, or warranties contained in, or for the execution, validity, genuineness, effectiveness, or enforceability of, any LC Documents; (B) the validity, genuineness, enforceability, collectibility, value, or sufficiency of any Collateral or the perfection of any Lien therein; or (C) the assets, liabilities, financial condition, results of operations, business, creditworthiness, or legal status of any Credit Party.

(iv) Neither LC Issuer nor any of its Related Persons shall be liable to Agent, any Lender, or any other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its bad faith, gross negligence, or willful misconduct, as determined by a court of competent jurisdiction by final and non-appealable judgment. LC Issuer shall have no liability to any Lender if LC Issuer refrains from taking any action, or refuses to take any action, under any Letter of Credit or LC Documents until it receives written instructions from the Required Lenders.

(c) Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (i) that an Event of Default exists; (ii) after the Commitment Termination Date; or (iii) within 5 Business Days before the Stated Commitment Termination Date, then Borrowers shall, at LC Issuer’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to LC Issuer the amount of all other LC Obligations which are then outstanding. If Borrowers fail to provide Cash Collateral as required herein, Lenders may (and, upon written request of Agent, shall) advance, as Loans, the amount of the Cash Collateral required (regardless of whether the Revolving Commitments have terminated, an Overadvance exists, or any condition precedent to the making of any Loan has not been satisfied). Without limitation of the foregoing, at any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Agent or LC Issuer (with a copy to the Agent) the Borrowers shall Cash Collateralize LC Issuer’s Fronting Exposure with respect to such Defaulting Lender in an amount sufficient to cover the applicable Fronting Exposure after first giving effect to any Cash Collateral provided by the Defaulting Lender.

(d) Existing Letters of Credit. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof to the same extent as all other Letters of Credit.

1.5 Interest.

(a) Interest Rates. The Obligations shall bear interest (i) with respect to Base Rate Loans, at the Base Rate plus the Applicable Margin; (ii) with respect to LIBOR Rate Loans, at the Adjusted LIBOR Rate for the applicable Interest Period plus the Applicable Margin; (iii) with respect to LIR Loans, at the LIBOR Index Rate plus the Applicable Margin; and (iv) with respect to any other Obligations which are then due and payable (including, to the extent permitted by law, interest not paid when due), at the Base Rate plus the Applicable Margin for Base Rate Loans; provided, however, the Obligations shall bear interest at the Default Rate (whether before or after any judgment) (A) at all times during the existence of any Credit Party’s Insolvency Proceeding and (B) if so elected by Agent or the Required Lenders, at any time during the existence of any Event of Default. Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders therefor.

(b) Accrual of Interest. Interest shall accrue from the date the Loan is advanced or an Obligation is incurred or payable until paid by Borrowers. If a Loan is repaid on the day it was made, one day’s interest shall accrue.

(c) Payment Dates. Interest accrued on the Loans shall be due and payable in arrears (i) on the first day of each calendar month for all Swingline Loans, LIR Loans, and Base Rate Loans and on the last day of each Interest Period for all LIBOR Rate Loans (provided, however, that, if any LIBOR Rate Loan has an Interest Period greater than three months, accrued and unpaid interest on such LIBOR Rate Loan shall be due and payable no less than at the end of each three month period comprising such Interest Period); (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) with respect to Loans, on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents. Notwithstanding the foregoing, interest accrued at the Default Rate shall be, during the existence of an Event of Default, due and payable on demand.

(d) [Reserved].

(e) Certain Provisions Regarding LIR Loans and LIBOR Rate Loans.

(i) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation and the terms of Section 1.5(h), elect to (A) convert any portion of the Base Rate Loans or LIR Loans to a LIBOR Rate Loan;

(B) convert Base Rate Loans to LIR Loans; (C) convert LIR Loans to Base Rate Loans; or (D) continue any LIBOR Rate Loan at the end of its Interest Period as a LIBOR Rate Loan. During any Default or Event of Default, Agent may (and, at the direction of the Required Lenders, shall) declare that no Loan may be made, converted, or continued as a LIBOR Rate Loan.

(ii) Whenever Borrowers desire to convert any Loan to a LIBOR Rate Loan or continue any LIBOR Rate Loan, Borrower Agent shall give Agent a Notice of Conversion/Continuation (which notice may be transmitted by electronic mail subject to the limitations set forth in Section 9.2) no later than 11:00 a.m. at least three Business Days before the requested date of such conversion or continuation. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation or request shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the date of such conversion or continuation (which date shall be a Business Day), and the duration of the Interest Period (which, if not specified, shall be deemed to be one month). If, upon the expiration of any Interest Period of any LIBOR Rate Loan, Borrowers shall have failed to deliver a Notice of Conversion/Continuation or a request with respect to such LIBOR Rate Loan, Borrowers shall be deemed to have elected to continue such LIBOR Rate Loan into a LIBOR Rate Loan with an Interest Period of one month or, to the extent provided in Section 1.5(h), an LIR Loan.

(iii) Agent does not warrant or accept responsibility for, and the Agent shall have no liability with respect to, the administration, submission or any other matter related to the rates in the definitions of “Adjusted LIBOR Rate” or “LIBOR Index Rate” (or any component parts thereof) or with respect to any comparable or successor rate thereto.

(f) Interest Periods. In connection with the making, conversion, or continuation of any LIBOR Rate Loan, Borrowers shall select an interest period (each, an “Interest Period”) therefor, which Interest Period shall be one, two, three, or six months; provided, however:

(i) each Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Rate Loan, and shall expire on the numerically corresponding day in the final calendar month;

(ii) if any Interest Period commences on a day for which there is no corresponding day in the final calendar month or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month and, if any Interest Period would expire on a day that is not a Business Day, the Interest Period shall expire on the next Business Day; and

(iii) no Interest Period shall extend beyond the Stated Commitment Termination Date.

(g) Number and Amount of LIBOR Rate Loans; Determination of Rate. Each Borrowing of LIBOR Rate Loans when made shall be in a minimum amount of $1,000,000 or any greater integral multiple of $250,000. No more than five Borrowings of LIBOR Rate Loans may be outstanding at any time, and all LIBOR Rate Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose.

(h) Additional Provisions Relating to LIR Loans. Subject to Article X, (i) all Swingline Loans shall constitute LIR Loans and (ii) so long as Agent is also the only Lender, all Loans shall, as applicable, be made or continued as, or converted into, LIBOR Rate Loans or LIR Loans. Upon there being more than one Lender, all LIR Loans (other than Swingline Loans) shall convert, automatically and without notice to any Person, into Base Rate Loans.

(i) Closing Date Loans. All Loans made on the Closing Date (other than Swingline Loans) shall be made as LIR Loans.

1.6 Fees.

(a) Upfront Fees. On the Closing Date, Borrowers shall pay to Agent, for the account of the Lenders, the Upfront Fees as set forth in the Fee Letter, all of which shall be due and payable in the amounts and at the times set forth therein.

(b) Commitment Fee. On the last day of each Fiscal Quarter following the Closing Date and on the Commitment Termination Date, Borrowers shall pay to Agent, in arrears and for the account of the Lenders, a commitment fee in an amount equal to 0.50% per annum times the average amount by which the Revolving Commitments exceeded the Aggregate Revolving Obligations (other than Swingline Loans) on each day during the immediately preceding calendar quarter or portion thereof; provided that (1) no commitment fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any commitment fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender.

(c) LC Fees. (a) On the last day of each Fiscal Quarter following the date that any Letter of Credit is issued (or renewed or extended), Borrowers shall pay (i) to Agent, in arrears and for the account of the Lenders a letter of credit fee in an amount equal to (A) a rate per annum equal to the Applicable Margin in effect for LIBOR Rate Loans (including the Default Rate if then in effect), times (B) the daily maximum amount available to be drawn under such Letter of Credit (provided that no letter of credit fee shall accrue in favor of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) except as otherwise provided in Section 1.9(a)(iii), any letter of credit fee accrued in favor of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender), and (ii) directly to each LC Issuer for its own account a fronting fee (A) with respect to each commercial Letter of Credit or any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrowers and the LC Issuer, computed on the amount of such commercial Letter of Credit or the amount of such increase, as applicable, and payable upon the issuance of such commercial Letter of Credit or effectiveness of such amendment, as applicable, and (B) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable quarterly in arrears on the last day of each Fiscal Quarter following the date that any Letter of Credit is issued (or renewed or extended), on its expiration date and thereafter on demand. In addition, the Borrowers shall pay directly to the LC Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the LC Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(d) Agent Fees. Borrowers shall pay to Agent, for its own account, the fees payable to Agent which are described in the Fee Letter, all of which shall be due and payable in the amounts and at the times set forth therein.

(e) Other Fees. Borrowers shall pay to each applicable Person the fees payable to such Person which are described in the Fee Letter, all of which shall be due and payable in the amounts and at the times set forth therein.

(f) Calculation and Distribution of Interest, Fees, Charges, and Other Amounts. Unless otherwise specifically provided herein or in any other Loan Document, interest, fees, charges and other amounts which are calculated on a per annum basis shall be calculated as follows: (i) for interest determined by reference to the Base Rate, a year of 365 or 366 days, as the case may be, and (ii) for all other such computations of interest, fees, charges and other amounts, a year of 360 days, in each case for the actual number of days elapsed in the period during which it accrues. Each determination by Agent of any interest, fees, charges or interest rate hereunder or under any other Loan Document shall be final, conclusive, and binding for all purposes, absent manifest error. All fees payable under this Section 1.6 are compensation for services and, to the extent of any Requirement of Law, are not, and shall not be deemed to be, interest or any other charge for the use, forbearance, or detention of money. A certificate as to amounts payable by Borrowers under Article X and Section 9.5, timely submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive, and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the applicable Person within ten days following receipt of such certificate. All fees shall be fully earned when due and shall not be subject to rebate, refund, or proration, in whole or in part. All fees paid to Agent for the account of the Lenders, LC Issuer, or any other Person shall be paid by Agent to such Persons promptly upon its receipt thereof and, with respect to fees payable for the account of the Lenders, in accordance with each such Lender’s Pro Rata Share thereof.

1.7 Maximum Interest. Any term or provision in this Agreement or in any other Loan Document to the contrary notwithstanding, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Requirements of Law (the “Maximum Rate”). If Agent, LC Issuer or any Lender shall receive interest in an amount that exceeds the Maximum Rate, then such excess shall be applied, first, to the principal of the Obligations second, if Agent or the Required Lenders so elect, to Cash Collateralize all LC Obligations, and then to Borrowers or such other Person lawfully entitled thereto. In determining whether the interest contracted for or charged or received by Agent, LC Issuer, or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Requirements of Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

1.8 Manner of Borrowing and Funding Loans.

(a) Notice of Borrowing. Borrowers may request new Loans (including Swingline Loans), by delivering to Agent at its Lending Office a Notice of Borrowing (which notice may be transmitted by electronic mail subject to the limitations set forth in Section 9.3). If the requested Loan is to be a Base Rate Loan or an LIR Loan then such Notice of Borrowing or request must be received by Agent at or before 12:00 noon on the Business Day on which Borrowers desire such Loan to be made. If the requested Loan is to be a LIBOR Rate Loan, then such Notice of Borrowing or request must be received by Agent at or before 12:00 noon on the third Business Day preceding the date on which Borrowers desire such Loan to be made. Any Notice of Borrowing or request received by Agent after 12:00 noon shall be deemed to have been received on the immediately following Business Day. Each Notice of Borrowing and request for a Loan shall specify (i) the amount of the Borrowing; (ii) the requested funding date (which must be a Business Day); (iii) whether the Borrowing is requested to be made as a Swingline Loan, (iv) whether the Borrowing is requested to be made as Base Rate Loans, LIR Loans or LIBOR Rate Loans; and (v) in the case of LIBOR Rate Loans, the duration of the applicable Interest Period. If Borrowers do not specify an Interest Period with respect to any LIBOR Rate Loan, then the Interest Period for such Loan shall be one month. Each Notice of Borrowing and request for a Loan received by Agent shall be irrevocable.

(b) Deemed Requests for Funding.

(i) The becoming due of any Obligations shall be deemed to be a request for Base Rate Loans or, to the extent provided in Section 1.5(h), an LIR Loan on the due date therefor in the amount of such Obligations, and, upon the making of such Loan, Agent shall apply the proceeds thereof in direct payment of such Obligations. In addition, Agent may, at its option, debit any of Borrowers’ Deposit Accounts maintained at Agent (or any of its Affiliates) by the amount of any Obligations which are then due and apply the proceeds thereof to the payment of such Obligations. Notwithstanding anything in this Section 1.8(b) to the contrary, it is agreed and understood that the Agent shall not exercise its right to direct the proceeds of a deemed Borrowing or debit the Borrowers’ Deposit

Accounts unless (i) the Obligations to which amounts in such Deposit Accounts are to be applied have become due and payable pursuant to the terms of this Agreement and (ii) other than while an Event of Default is continuing, the Agent shall have delivered three Business Days’ prior notice to the Borrower Agent.

(ii) If Borrowers have established a controlled disbursement Deposit Account with Agent (or any of its Affiliates), then the presentation for payment of any check or other item of payment drawn on such Deposit Account at a time when there are insufficient funds on deposit therein to pay the same shall be deemed to be a request for Base Rate Loans or, to the extent provided in Section 1.5(h), an LIR Loan on the date of such presentation in the amount of the checks and such other Payment Items presented for payment. The proceeds of such Loans may be disbursed directly to the controlled disbursement Deposit Account or other appropriate Deposit Account.

(c) Fundings by Lenders. Except for Borrowings which Swingline Lender elects to make as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 1:00 on the requested funding date for Base Rate Loans and LIR Loans or by 3:00 p.m. at least two Business Days before any requested funding of LIBOR Rate Loans. Each Lender shall fund to Agent such Lender’s Pro Rata Share of each requested Borrowing to the account specified by Agent in immediately available funds no later than 2:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which case each Lender shall fund its Pro Rata Share by 12:00 noon on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Loans in the lawful manner directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata Share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its Pro Rata Share with Agent, and Agent may disburse a corresponding amount to Borrowers. If all or a portion of a Lender’s Pro Rata Share of any Borrowing is not in fact received by Agent after Agent has advanced such Lender’s Pro Rata Share of such Borrowing, then Borrowers agree to repay to Agent on demand the amount of any deficiency, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.

1.9 Defaulting Lender.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by any Requirement of Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.1.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts (other than fees which any Defaulting Lender is not entitled to receive pursuant to Section 1.9(a)(iii)) received by Agent for the account of such Defaulting Lender (whether voluntary or mandatory, as a scheduled payment or by prepayment, at maturity, pursuant to Section 7.2 or otherwise, and including any amounts made available to Agent by that Defaulting Lender pursuant to Section 9.11), shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to LC Issuer or the Swingline Lender hereunder; third, to Cash Collateralize LC Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 1.13; fourth, as Borrower Agent may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and Borrower Agent to be held in a non-interest bearing Deposit Account and released in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize LC Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 1.13; sixth, to the payment of any amounts owing to the Lenders, LC Issuer or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, LC Issuer or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrowers, or any of them, as a result of any judgment of a court of competent jurisdiction obtained by such Borrower or Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (A) such payment is a payment of the principal amount of any Loans or LC Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (B) such Loans or LC Obligations were made at a time when the conditions set forth in Section 2.2 were satisfied or waived, such payment shall be applied solely to the pay the Loans of, and LC Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swingline Loans are held by the Lenders, Pro Rata in accordance with their Revolving Commitments without giving effect to Section 1.9(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 1.9(a)(ii) shall be deemed paid to (and the underlying obligations satisfied to the extent of such payment) and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Such Defaulting Lender shall not be entitled to receive any commitment fee, any fees with respect to Letters of Credit (except as provided in clause (b) below) or any other fees hereunder for any period during which that Lender is a Defaulting Lender (and Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive fees with respect to Letters of Credit for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 1.13.

(C) With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrowers shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to LC Issuer or Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to LC Issuer’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (A) the conditions set forth in Section 2.2 are satisfied at the time of such reallocation (and, unless Borrowers shall have otherwise notified Agent at such time, Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause such Lender’s Revolving Credit Exposure at such time to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize LC Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 1.4.

(b) Defaulting Lender Cure. If Borrower Agent, Agent, Swingline Lender and LC Issuer agree in writing that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held Pro Rata by the Lenders in accordance with the Revolving Commitments (without giving effect to Section 1.9(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan, and (ii) LC Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

1.10 Borrower Agent. Each Borrower hereby designates Charah (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates and Interest Periods, delivery or receipt of communications (including any Notice of Borrowing, Notice of Conversion/Continuation, any electronic mail notice or request for a Borrowing or the conversion, or continuation of any Loan, or any request for the issuance of any Letter of Credit), preparation and delivery of Borrowing Base Certificates and all attachments thereto, financial reports and Compliance Certificates, receipt and payment of Obligations, requests for waivers, amendments, or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, LC Issuer, or any Lender. Borrower Agent hereby accepts such appointment. Agent, LC Issuer, and the Lenders may give any notice to, or communication with, a Credit Party hereunder or under any other Loan Document to or with Borrower Agent on behalf of such Credit Party. Each Credit Party agrees that any notice, election, communication, representation, agreement, or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it. Agent, LC Issuer, and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, the terms of this Section 1.10, provided that nothing contained herein shall limit the effectiveness of, or the right of Agent, LC Issuer or any Lender to rely upon, any notice (including without limitation a borrowing or conversion notice), instrument, document, certificate, acknowledgment, consent, direction, certification or any other action delivered by any Credit Party pursuant to this Agreement or any other Loan Document.

1.11 One Obligation. The Loans, LC Obligations, and other Obligations shall constitute one general, joint and several obligation of Credit Parties and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral (subject at all times to the Initial Intercreditor Agreement and any other Acceptable Intercreditor Agreement); provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Credit Party to the extent of any Obligations jointly or severally owed by such Credit Party.

1.12 Effect of Termination. On the Commitment Termination Date, all Obligations shall be immediately due and payable, in full, and each Lender may terminate its and its Affiliates’ Bank Products (including, but only with the consent of Agent, any Treasury Services). All undertakings of all Credit Parties contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents, until Payment in Full of all Obligations. Sections 12.2, 9.6, and 9.20, 9.31, Article VIII, and Article X, this section, the obligation of each Credit Party and each Lender with respect to each indemnity given by it in any Loan Document, and each other term, provision, or section of this Agreement or any other Loan Document which states as much, shall survive Payment in Full of the Obligations and any release or termination relating to this Agreement, the other Loan Documents, or the credit facility established hereunder or thereunder.

1.13 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of Agent or LC Issuer (with a copy to Agent) Borrowers shall Cash Collateralize LC Issuer’s Fronting Exposure with respect to such Defaulting Lender in an amount sufficient to cover the applicable Fronting Exposure (after giving effect to Section 1.9(a)(iv) and any Cash Collateral provided by the Defaulting Lender). Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Agent, for the benefit of LC Issuer, and agrees to maintain, a perfected first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LC Obligations, to be applied in the manner set forth below. If at any time Agent determines that Cash Collateral is subject to any right or claim of any Person other than Agent and LC Issuer as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, Borrowers will, promptly upon written demand by Agent, pay or provide to Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to Section 1.9(a) and any Cash Collateral provided by the Defaulting Lender). Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 1.13 or Section 1.9 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein. Cash Collateral (or the appropriate portion thereof) provided to reduce any LC Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 1.13 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by

Agent and LC Issuer that there exists excess Cash Collateral; provided, however, (A) that Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 1.13 may be otherwise applied in accordance with Section 1.17) but shall be released upon the waiver of such Default or Event of Default in accordance with the terms of this Agreement, and (B) the Person providing Cash Collateral and LC Issuer or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other Obligations.

1.14 General Payment Provisions. All payments of Obligations shall be made in Dollars, without right of offset, counterclaim, discount, charge back or other defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 2:00 p.m. on the due date to the applicable Lending Office of the Agent, the LC Issuer, the Lenders or other obligee. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Rate Loan before the end of its Interest Period shall be accompanied by all amounts due under Section 10.4. Any prepayment of Loans shall be applied first to Base Rate Loans or, to the extent provided in Section 1.5(h), LIR Loans, and then to LIBOR Rate Loans.

1.15 Repayment of Loans.

(a) Commitment Termination Date. Loans shall be due and payable in full on the Commitment Termination Date.

(b) Collection Account. During a Cash Dominion Period, the collected balance in the main Collection Account as of the end of each Business Day may, at the election of Agent, or shall, at the direction of the Required Lenders (which election or direction need be made or given only once during any given Cash Dominion Period), at the beginning of the next Business Day, be applied, first, to the payment of any Swingline Loans; second, to all other Loans which are Base Rate Loans or LIR Loans; and third, to any Loans which are LIBOR Rate Loans (unless such funds are otherwise required to be applied to some other portion of the Obligations in accordance with this Agreement) and then, to other Obligations which are then due and payable, as determined by Agent. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Event of Default exists. Except to the extent otherwise expressly provided herein, each Borrower irrevocably waives the right to direct the application of any payments or Proceeds of Collateral, and agrees that Agent shall have the continuing, exclusive right to apply, reverse and reapply the same against the Obligations, in such order or manner as Agent deems advisable. Any of the foregoing to the contrary notwithstanding, Agent may charge back to any Collection Account (or any other account of a Borrower maintained with Agent) a Payment Item which is returned for inability to collect, plus accrued interest during the period of Agent’s provisional credit for such item before receiving notice of dishonor. Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement or Collection Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

(c) Other Payments. Borrowers shall also pay the Loans to the extent otherwise required pursuant to the terms of this Agreement.

(d) Mandatory Prepayments. Subject to Section 1.1(d) and Section 1.1(e), if at any time the Aggregate Revolving Obligations exceed the Line Cap, Borrowers shall, within one Business Day, make a payment in respect of the Obligations in the amount of such excess, which payment shall be applied as set forth below. Except as set forth in Section 1.17, any payment made under this Section 1.15(d) shall be applied, first, to the payment of any Swingline Loans; second, to all other Loans which are Base Rate Loans or LIR Loans; third, to any Loans which are LIBOR Rate Loans; and, fourth, to Cash Collateralize the LC Obligations.

1.16 Payment of Other Obligations. Obligations other than Loans (including LC Obligations), shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on the earlier to occur of the Commitment Termination Date and the date which 10 days after Agent delivers demand therefor to Borrower Agent (subject to the terms of the Initial Intercreditor Agreement and any other Acceptable Intercreditor Agreement).

1.17 Post-Default Allocation of Payments.

(a) Allocation. Notwithstanding anything herein to the contrary, but subject at all times to the Initial Intercreditor Agreement and any other Acceptable Intercreditor Agreement, (x) during an Event of Default, if so directed by the Required Lenders or at Agent’s discretion, (y) at all times after the occurrence of an Event of Default under Sections 7.1(a), (f), and (g), at all times after the Revolving Commitments have terminated or expired, and at all times after the Commitment Termination Date monies to be applied to the Obligations, whether arising from payments by Credit Parties, realization on Collateral, setoff, or otherwise, shall be allocated as follows:

(i) first, to all fees, including fees payable pursuant to the Fee Letter, and all costs and expenses, including Attorney Costs, of the Agent payable or reimbursable by the Credit Parties under the Loan Documents;

(ii) second, to all costs and expenses reimbursable by Borrowers owing to LC Issuer and the Lenders;

(iii) third, to all amounts owing to Swingline Lender on Swingline Loans (including principal and interest);

(iv) fourth, to all amounts owing to LC Issuer with respect to that portion of the LC Obligations which constitutes unreimbursed draws under Letters of Credit;

(v) fifth, to all Obligations constituting fees to the extent not already paid above (other than Bank Product Obligations);

(vi) sixth, to all Obligations constituting interest to the extent not already paid above (other than Bank Product Obligations);

(vii) seventh, to (A) all Loans, (B) LC Obligations (including the Cash Collateralization of that portion of the LC Obligations constituting undrawn amounts under outstanding Letters of Credit), (C) Bank Product Obligations provided by Agent or its Affiliates, and (D) other Bank Product Obligations, if and to the extent that the applicable Bank Product Provider thereof has delivered a Secured Party Designation Notice to Agent, up to the amount of Bank Product Reserves then being imposed by Agent in regard thereto;

(viii) eighth, to all other Bank Product Obligations described in sub-clause (C) of clause (vii) above, to the extent not already paid;

(ix) ninth, to all other Obligations, including Bank Product Obligations, if and to the extent not already paid; and

(x) lastly, the balance, if any, after all of the Obligations have been Paid in Full, to the Borrowers or as otherwise required under any applicable Acceptable Intercreditor Agreement (for so long as such Acceptable Intercreditor Agreement remains in full force and effect) or Requirements of Law.

Amounts shall be applied to each of the foregoing categories of Obligations in the order presented above before being applied to the following category. Where applicable, all amounts to be applied to a given category will be applied on a pro rata basis among those entitled to payment in such category. In determining the amount to be applied to Obligations within any given category, the pro rata share of each Bank Product Provider shall be based on the lesser of (i) the amount presented in the most recent Secured Party Designation Notice from such Bank Product Provider to Agent and (ii) the actual amount of such Obligations, calculated in accordance with a methodology presented to and approved by Agent by such Bank Product Provider to Agent, but, in any event, in the case of the foregoing clause (vii)(D), limited to the amount of any Bank Product Reserve then being imposed by Agent in regard thereto. Agent has no duty to investigate the actual amount of any such Obligations and, instead, is entitled to rely in all respects on the Bank Product Provider’s reasonably detailed written accounting thereof. If such Bank Product Provider does not submit such accounting of its own accord and in a timely manner, Agent, may instead rely on any prior accounting thereof. No Secured Party Designation Notice (including any to increase the maximum dollar amount thereof) shall be effective if received by Agent during the existence of an Event of Default (until such Event of Default is waived in accordance with the terms of this Agreement) or to the extent a Reserve equal to such amount (if instituted by Agent after giving effect thereto) would cause an Overadvance. The allocations set forth in this Section are solely to determine the rights and priorities of the Secured Parties among themselves and may be changed by agreement among them without the consent of any Credit Party. No Credit Party is entitled to any benefit under this Section or has any standing to enforce this Section. Excluded Swap Obligations with respect to any Credit Party shall not be paid with amounts received from such Credit Party or such Credit Party’s assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section 1.17.

(b) Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount ought to have been made shall be to recover the amount from the Person which actually received it (and, if such amount was received by any Secured Party, then such Secured Party, by accepting the benefits of this Agreement, agrees to return it).

1.18 Sharing of Payments. If any Lender shall, by exercising any right of setoff, charge back or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its Pro Rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Agent of such fact and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable (as determined by Agent in its commercially reasonable judgment), so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided, however, that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest;

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by a Credit Party pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Commitments, Loans, or participations in Swingline Loans or LC Obligations to any actual or potential assignee, participant or other Person acquiring an interest in any Obligations; and

(iii) no Lender or Participant may exercise any right of setoff except as provided in Section 9.11.

1.19 Nature and Extent of each Borrower’s Liability.

(a) Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent, LC Issuer and the Lenders the prompt payment and performance of, all Obligations and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Payment in Full of the Obligations, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination, or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument, or agreement to which any Credit Party is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent, or indulgence of any kind by Agent, LC Issuer, or any Lender with respect thereto; (iii) the existence, value, or condition of, or failure to perfect a Lien, or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent, LC Issuer, or any Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Credit Party; (v) any election by Agent, LC Issuer, or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing or grant of a Lien by any other Credit Party, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of Agent, LC Issuer or any Lender against any Credit Party for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Payment in Full of all Obligations.

(b) Waivers.

(i) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or any other Secured Party to marshal assets or to proceed against any Credit Party, other Person, or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor, or accommodation co-obligor other than Payment in Full of all Obligations. It is agreed among each Borrower, Agent, LC Issuer and the Lenders that the provisions of this Section 1.19 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent, LC Issuer, and the Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business and can be expected to benefit such business.

(ii) Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 1.19. If, in taking any action in connection with the exercise of any rights or remedies, Agent, LC Issuer or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Credit Party or other Person, whether because of any Requirement of Law pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Credit Party might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent, LC Issuer or any Lender to seek a deficiency judgment against any Credit Party shall not impair any Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as non-judicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person.

(c) Extent of Liability; Contribution.

(i) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 1.19 shall be limited to the greater of (A) all amounts for which such Borrower is primarily liable, as described below and (B) such Borrower’s Allocable Amount.

(ii) If any Borrower makes a payment under this Section 1.19 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Co-Borrower Payment”) that, taking into account all other Co-Borrower Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Co-Borrower Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately before such Co-Borrower Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 1.19 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any other applicable Debtor Relief Law.

(iii) Nothing contained in this Section 1.19 shall limit the liability of any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then remade or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses, and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of Availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

(d) Joint Enterprise. Each Borrower has requested that Agent, LC Issuer and the Lenders make this credit facility available to Borrowers on a combined basis, to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and Borrowers believe that combination of their credit facilities will enhance the borrowing power of each Borrower and ease the administration of their relationship with credit providers (including Agent, LC Issuer, and the Lenders), all to the mutual advantage of Borrowers. Borrowers acknowledge and agree that Agent, LC Issuer, and Lenders’ willingness to extend credit to Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to Borrowers and at Borrowers’ request.

(e) Keepwell. Borrowers hereby agree to cause each Qualified ECP Guarantor to jointly and severally absolutely, unconditionally and irrevocably undertake to provide such funds or other support as may be needed from time to time by each Credit Party to honor all of such Credit Party’s obligations under its guaranty and the Security Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under its undertaking pursuant to this Section 1.19(e) for the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under its guaranty, voidable under the Bankruptcy Code and other applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 1.19(e) shall remain in full force and effect until Payment in Full of the Obligations. Each Borrower, for itself and on behalf of each Qualified ECP Guarantor, intends that this Section 1.19(e) (and any corresponding provision of any applicable guaranty) constitute, and this Section 1.19(e) (and any corresponding provision of any applicable guaranty) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Credit Party for all purposes of Section 1a (18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE II

CONDITIONS PRECEDENT

2.1 Conditions Precedent to Initial Extensions of Credit. The obligation of each Lender and the LC Issuer to make its extensions of credit under this Agreement on the Closing Date is subject to satisfaction of the following conditions in a manner satisfactory to the Agent:

(a) Loan Documents. The Agent shall have received executed copies of each of the following, each dated as of the Closing Date (or, in the case of certificates of government officials, a recent date before the Closing Date):

(i) duly executed counterparts of this Agreement, the Initial Intercreditor Agreement, the Perfection Certificate, the Guaranty and Security Agreement, and each other Collateral Document to be entered into on the Closing Date;

(ii) a Revolving Note duly executed by the Borrowers in favor of each Lender and a Swingline Note executed by the Borrowers in favor of the Swingline Lender, in each case, to the extent such Lender or Swingline Lender shall have requested a Revolving Note or Swingline Note, as applicable;

(iii) a certificate of a Responsible Officer of each Credit Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organization Document of such Credit Party and, with respect to the articles or certificate of incorporation or formation (or similar document), certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or managers (or equivalent governing body) of such Credit Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrowers, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the date of such certificate, and (C) as to the incumbency and specimen signature of each officer or authorized person executing any Loan Document or any other document delivered in connection herewith on behalf of such Credit Party (together with a certificate of another officer or authorized person as to the incumbency and specimen signature of the officer or authorized person executing the certificate in this clause (iii));

(iv) to the extent applicable, a certificate as to the good standing of each Credit Party as of a recent date, from such Secretary of State (or other applicable Governmental Authority) of its jurisdiction of organization;

(v) executed legal opinions of (A) Kirkland & Ellis LLP, counsel to the Credit Parties, (B) Kaplan & Partners LLP, Kentucky counsel to the Credit Parties, and (C) Moore & Van Allen PLLC, North Carolina counsel to the Credit Parties, in each case, addressed to the Agent and each Lender and in form and substance reasonably satisfactory to the foregoing;

(vi) duly executed copies of the Initial Term Loan Credit Agreement and all “Collateral Documents” (as defined therein) (in each case, together with all schedules, exhibits, annexes, appendices, and other attachments thereto) to be entered into on the Closing Date, certified by the Borrower Agent as being true and complete; and

(vii) a certificate of a Responsible Officer of each Borrower, certifying as to the matters described in clauses (c), (e), (i), and (m) of this Section 2.1.

(b) Repayment of Prior Indebtedness. The Agent shall have received evidence reasonably satisfactory to the Agent that, or shall otherwise be satisfied that, concurrently with the funding of the Loans or Swingline Loans to be made on the Closing Date, the Borrowers shall have repaid in full all Prior Indebtedness (and, to the extent backstop letters of credit have not been issued for the Charah Letters of Credit) shall have Cash Collateralized the Charah Letters of Credit and all Guarantees related thereto granted by any of the Credit Parties, and all Liens upon any of the Property of the Credit Parties or any of their Subsidiaries in connection therewith shall be released and terminated immediately upon such payment, and as of the Closing Date after giving effect thereto, none of Parents, the Borrowers or any Parent’s Restricted Subsidiaries shall have any third party Indebtedness for borrowed money other than the Loans or Swingline Loans to be made on the Closing Date, the Existing Letters of Credit, and Indebtedness set forth in Schedule 5.5.

(c) Related Transactions. The Initial Term Loan Documents shall have become fully effective, and loans and commitments thereunder shall be available in an aggregate principal amount not less than $250,000,000.

(d) Solvency. The Agent shall have received a solvency certificate duly signed by the chief financial officer or other officer performing the customary duties of a chief financial officer of each Borrower in the form attached hereto as Exhibit 2.1(d).

(e) Material Adverse Effect. Since December 31, 2016, there shall not have occurred and be continuing any Material Adverse Effect.

(f) Payment of Fees. The Borrowers shall have paid the fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the fees specified in the Fee Letter), and shall have paid all other fees, costs and expenses due and payable on or prior to the Closing Date pursuant to the Commitment Letter for which invoices have been presented no later than two Business Days prior to the Closing Date.

(g) Financial Statements. The Agent shall have received (i) audited consolidated balance sheets and related statements of income and cash flows of Charah for the Fiscal Years ended December 31, 2015 and 2016, (ii) unaudited consolidated balance sheets and related statements of income and cash flows of Charah for each fiscal quarter of such Borrower (other than the fourth fiscal quarter) ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date, and (iii) a pro forma consolidated balance sheet and related statements of income and cash flows of each Borrower as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in case such period is the end of such Borrower’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period.

(h) Patriot Act. So long as requested by the Agent at least 10 Business Days prior to the Closing Date, the Agent shall have received, at least two Business Days prior to the Closing Date, all documentation and other information with respect to the Credit Parties that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(i) Representations and Warranties; No Default. (i) The representations and warranty by the Credit Parties contained herein and in the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality or “Material Adverse Effect” qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date or period (in which event such representations and warranties shall be true and correct in all material respects (without duplication of any materiality or “Material Adverse Effect” qualifier contained therein) as of such earlier date or period), and (ii) no Default or Event of Default shall have occurred and be continuing or would result immediately after the proposed Borrowing or the use of proceeds thereof.

(j) Creation and Perfection of Security Interests. All actions necessary to establish that the Agent will have a perfected first priority security interest (subject to Permitted Liens) in the Collateral under the Loan Documents shall have been taken, in each case, subject to Section 4.20.

(k) Insurance. The Agent shall have received certificates from the applicable Credit Party’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 4.6(a) is in full force and effect.

(l) Searches. The Agent shall have received the results of a recent lien, federal tax lien, judgment and litigation search in each of the jurisdictions or offices (including, without limitation, in the United States Patent and Trademark Office and the United States Copyright Office) in which UCC financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets of the Credit Parties (or would have been made at any time during the five years immediately preceding the Closing Date to evidence or perfect Liens on all assets of the Credit Parties), and such search shall reveal no Liens on any of the assets of the Credit Parties except for Permitted Liens or Liens to be terminated on the Closing Date pursuant to documentation reasonably satisfactory to the Agent.

(m) Approvals. Each Credit Party shall have obtained each order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority, as is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Loan Document and (ii) the legality, validity, binding effect or enforceability of any such Loan Document, to the extent such approvals, consents, exemptions, authorizations or other actions, notices or filings are required to be obtained pursuant to Section 3.3.

(n) Notice of Borrowing. If applicable, the Agent shall have received a Notice of Borrowing with respect to the initial funding of Loans, and the LC Issuer shall have received an LC Request with respect to the issuance of each Letter of Credit to be issued on the Closing Date.

(o) Borrowing Base Certificate. Agent shall have received a Borrowing Base Certificate (and all supporting reports as Agent may require) prepared as of September 30, 2017, and upon giving effect to the initial funding of Loans and issuance of Letters of Credit and the payment by Borrowers of all fees and expenses incurred in connection herewith on the Closing Date, Availability shall equal or exceed the sum of (i) $20,000,000, plus (ii) the aggregate face amount of all of Borrowers’ and the Subsidiaries’ accounts payable which are more than 30 days past invoice due date unless such amounts are being contested in good faith by appropriate proceedings which stay the enforcement of any Lien and for which adequate reserves, if required in accordance with GAAP, are being maintained by Borrowers.

For purposes of determining compliance with the conditions specified in this Section 2.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder or thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

2.2 Conditions to All Extensions of Credit. The obligation of each Lender to fund any Loan (other than an Overadvance Loan or Protective Advance), the Swingline Lender to make any Swingline Loan, or the LC Issuer to issue any Letter of Credit, in each case, on any date (including the Closing Date), is subject to satisfaction of the following conditions in a manner satisfactory to Agent:

(a) the representations and warranty by the Credit Parties contained herein and in the other Loan Documents shall be true and correct in all material respects (without duplication of any materiality or “Material Adverse Effect” qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date or period (in which event such representations and warranties shall be true and correct in all material respects (without duplication of any materiality or “Material Adverse Effect” qualifier contained therein) as of such earlier date or period);

(b) no Default or Event of Default shall have occurred and be continuing or would result immediately after the proposed Borrowing or the use of proceeds thereof;

(c) Agent shall have received a Notice of Borrowing and, as applicable, the LC Issuer shall have received and LC Request, each in accordance with the terms of this Agreement;

(d) All conditions precedent set forth in Section 1.1(a), Section 1.3(a), and Section 1.9(c), if applicable, to this Agreement shall be satisfied or waived in accordance with the terms of this Agreement; and

(e) Solely with respect to issuance of any Letter of Credit, each of the LC Conditions shall be satisfied or waived in accordance with the terms of this Agreement.

The request by the Borrowers and acceptance by the Borrowers of the proceeds of any Loan or, as applicable, the issuance of any Letter of Credit, shall be deemed to constitute, as of the date thereof, a representation and warranty by the Borrowers that the conditions in this Section 2.2 have been satisfied or waived in writing in accordance with this Agreement, as applicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to the Agent, LC Issuer, and each Lender as follows on and as of each date applicable pursuant to Sections 2.1 and 2.2, respectively:

3.1 Corporate Existence and Power. Each Credit Party and each of their respective Restricted Subsidiaries:

(a) is a corporation, company, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing, in each case, under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b) has the power and authority to own its assets, carry on its business, and execute, deliver and perform its obligations under the Loan Documents to which it is a party;

(c) is duly qualified as a foreign corporation, company, limited liability company, partnership or limited partnership, as applicable, and licensed and in good standing (to the extent such concept is applicable in the applicable jurisdiction), under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d) is in compliance with all Requirements of Law,

except, in each case referred to in clauses (a) (in the case of Persons other than Parents and the Borrowers), (b), (c) and (d), to the extent that the failure to do so would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

3.2 Corporate Authorization; No Contravention. The execution, delivery and performance by each of the Credit Parties party hereto of this Agreement and by each Credit Party of any other Loan Document to which such Person is a party have been duly authorized by all necessary corporate action, and do not and will not:

(a) contravene the terms of any of that Person’s Organization Documents;

(b) conflict with or result in any material breach or contravention of any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject, except for conflicts, breaches or contraventions that would not reasonably be expected to result in a Material Adverse Effect;

(c) violate or result in a default under any indenture, instrument, agreement, or other document binding upon such Person or its property or to which any such Person or its property is subject, or give rise to a right thereunder to require any payment to be made by any such Person, except to the extent such violation, default, or payment would not reasonably be expected to result in a Material Adverse Effect;

(d) result in the creation or imposition of any Lien on any property of any Credit Party, except Liens created by the Loan Documents, Liens created by the Initial Term Loan Documents, and Permitted Liens securing Permitted Term Indebtedness; or

(e) violate any material Requirement of Law, except to the extent such violation would not reasonably be expected to result in a Material Adverse Effect.

3.3 Governmental and Third-Party Authorization. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the execution, delivery or performance by, or enforcement against, any Credit Party party to this Agreement, any other Loan Document to which such Credit Party is a party except for (i) recordings, registrations and filings in connection with the Liens granted to the Agent under the Collateral Documents, (ii) those obtained or made on or prior to the Closing Date, (iii) those required in the ordinary course of business, and (iv) those which, if not obtained or made, would not reasonably be expected to have a Material Adverse Effect.

3.4 Binding Effect. This Agreement and each other Loan Document to which any Credit Party is a party, when executed and delivered by such Credit Party, will constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.5 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Credit Party, threatened in writing against or affecting any Credit Party, any Subsidiary of any Credit Party or any of their respective businesses, properties or rights that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

3.6 No Default. No Default or Event of Default is continuing or would result immediately thereafter from the incurring of any Obligations by any Credit Party or the grant or perfection of the Agent’s Liens on the Collateral.

3.7 ERISA Compliance. Except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (b) there are no existing or, to the knowledge of any Credit Party, pending (or threatened in writing) claims (other than routine claims for benefits in the normal course), actions, lawsuits or proceedings or investigations by any Governmental Authority involving any Benefit Plan to which any Credit Party incurs or otherwise has or would reasonably be expected to have an obligation or any Liability, and (c) no ERISA Event has occurred or is reasonably expected to occur.

3.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans shall be used solely for the purposes permitted by Section 4.10. No Credit Party and no Material Subsidiary of any Credit Party is engaged, either principally or in the ordinary course of its business, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. None of the proceeds from the Loans have been or will be used directly for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock, or for any other purpose which would cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U or X of the Federal Reserve Board, in each case in violation of such Regulation U or X.

3.9 Ownership of Property; Liens. Each of the Credit Parties and each of their respective Material Subsidiaries is the lawful owner of, has good title to or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed), in each instance, (a) material to their respective businesses and necessary for the ordinary conduct of their respective businesses and (b) subject to no Liens, other than Permitted Liens; except to the extent that the failure to have such title, possession or interest would not reasonably be expected to result in a Material Adverse Effect; provided, however, that the representations and warranties in this Section 3.9 shall not apply to Intellectual Property, the treatment of which is separately handled in Section 3.16.

3.10 Taxes. All Tax returns required to be filed by or on behalf of each Credit Party have been timely filed, except where failure to so file would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. All Taxes, assessments and other governmental charges payable by or on behalf of or required to be withheld and paid over by or on behalf of each Credit Party have been paid (other than Taxes, assessments and other governmental charges which are not delinquent), except those (a) not delinquent by more than 30 days or (b) if more than 30 days delinquent, (i) those that are being contested in good faith and by proper legal proceedings and as to which appropriate reserves have been provided for in accordance with GAAP or (ii) those the nonpayment of which, either individually or in the aggregate, would not be reasonably expected to result in a Material Adverse Effect.

3.11 Financial Condition.

(a) Each of (i) the audited consolidated balance sheet of Charah and its Subsidiaries dated December 31, 2015 and December 31, 2016, and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Year ended on that date and (ii) subject to the absence of footnote disclosure and year-end audit adjustments, the unaudited interim consolidated balance sheet of Charah and its Subsidiaries dated June 30, 2017 and the related unaudited consolidated statements of income and cash flows for such fiscal month then ended, copies of which have already been provided to the Agent, present fairly in all material respects the consolidated financial condition of each Borrower and its Subsidiaries as of the dates indicated and for the periods indicated.

(b) Except as set forth in the financial statements set forth in clause (a) above, there are no material liabilities of Parents, the Borrowers or any of their respective Subsidiaries of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability.

(c) Since December 31, 2016, there has been no Material Adverse Effect.

(d) All financial performance projections delivered to the Agent and the Lenders, including the Projections, have been prepared in good faith and are based on assumptions believed by the Borrowers to be reasonable in light of current market conditions at the time of preparation thereof (it being understood and agreed by the Agent and the Lenders that projections are not to be viewed as facts or a guarantee of financial performance, are subject to significant uncertainties and contingencies many of which are beyond the Borrowers’ control, that the actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material).

3.12 Environmental Matters. Except as would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Credit Party and no Subsidiary of any Credit Party is party to, and no Credit Party and no Subsidiary of any Credit Party and, to the knowledge of the Responsible Officers of the Credit Parties, no real property currently or previously owned, leased, subleased or operated by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened in writing) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law, (c) no real estate currently or previously owned, leased, subleased or operated by or for any Credit Party is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property, (d) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Credit Party or any of its Subsidiaries or, to the best of the knowledge of the Credit Parties, on any property previously owned or operated by any Credit Party or any of its Subsidiaries, (e) no Lien securing, in whole or in part, any Environmental Liability has attached to any Property of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that would reasonably be expected to result in any such Lien attaching to any such Property, (f) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any real property currently or previously owned, leased or operated by such Credit Party, (g) all real property currently (or, to the knowledge of any Credit Party, previously) owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party and each Subsidiary of each Credit Party is free of contamination by any Hazardous Materials and there is no asbestos or asbestos-containing material on any real estate currently owned, leased, or operated by any Credit Party or any of its Subsidiaries, and (h) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in or has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) knows of any facts, circumstances or conditions that would reasonably be expected to result in a violation of any Environmental Law by any Credit Party or Subsidiary of a Credit Party or otherwise result in imposition of any Environmental Liability, including, but not limited to, receipt of any information request or notice of potential responsibility under CERCLA or similar Environmental Laws.

3.13 Regulated Entities. Neither any Credit Party nor any Material Subsidiary of any Credit Party is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940.

3.14 Solvency. On and as of the Closing Date, immediately after giving effect to (a) the incurrence of the Loans made on the Closing Date and the issuance of any Letters of Credit on the Closing Date and the application of the proceeds of such Loans to or as directed by the Borrowers, (b) the payment on the Closing Date by the Borrowers and their Restricted Subsidiaries of all of their transaction costs in connection with the Loan Documents and the Initial Term Loan Documents and (c) the consummation of the Transactions (including all Indebtedness being incurred or assumed and Liens created by the Credit Parties in connection therewith on the Closing Date), each Borrower and its Subsidiaries, taken as a whole, are Solvent, and, to the knowledge of the Borrowers, the Borrowers and their respective Subsidiaries, taken as a whole and on a combined basis, are Solvent.

3.15 Labor Relations. There are no strikes, work stoppages, slowdowns or lockouts existing or, to the knowledge of any Credit Party, pending (or threatened in writing) against or involving any Credit Party or any Material Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, except as set forth on Schedule 3.15, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Material Subsidiary of any Credit Party, (b) to the knowledge of any Credit Party, no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Material Subsidiary of any Credit Party and (c) to the knowledge of any Credit Party, no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Material Subsidiary of any Credit Party.

3.16 Intellectual Property. Each Credit Party and each Material Subsidiary of each Credit Party owns, possesses, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted, except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Credit Party, except as, in each case, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (a) the conduct and operations of the businesses of each Credit Party and each Restricted Subsidiary of each Credit Party do not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person, (b) all registered and issued Intellectual Property rights owned by each Credit Party and each Material Subsidiary of each Credit Party are valid and enforceable, and (c) no other Person has contested any right, title or interest of any Credit Party or any Restricted Subsidiary of any Credit Party in, or relating to, any Intellectual Property.

3.17 Ventures, Subsidiaries and Affiliates; Outstanding Stock.

(a) Except as set forth in Schedule 3.17, as of the Closing Date, no Credit Party and no Material Subsidiary of any Credit Party (i) has any Subsidiaries or (ii) has an investment in any joint venture or partnership with any other Person or outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature to which such Credit Party is a party relating to any Stock of such Subsidiaries, and there are no other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Capital Stock pledged by (or purported to be pledged) under the Collateral Documents.

(b) Schedule 3.17 sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each direct and indirect subsidiary of Parents.

3.18 Insurance. Each of the Credit Parties and each of their respective Restricted Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are required by Section 4.6 and as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Credit Party or their respective Subsidiary operates.

3.19 Collateral Documents.

(a) The Guaranty and Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Guaranty and Security Agreement) is delivered to the Agent, the Lien created under the Guaranty and Security Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Credit Parties in such Pledged Collateral, in each case prior and superior in right to any other Person (other than with respect to Permitted Liens), (ii) when the financing statements in appropriate form are filed in the appropriate jurisdictions (which, on the Closing Date, shall be the jurisdictions specified on Schedule 2 of the Guaranty and Security Agreement) and (iii) when Control Agreements are entered into by all parties thereto, the Lien created under the Guaranty and Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in the Collateral described in such statements (other than Intellectual Property) in which a security interest may be perfected by taking possession of such Pledged Collateral, by such filing or by entering into such Control Agreements, as applicable, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(b) Upon the recordation of each short-form security agreement (in the form of Annex 2 to the Guaranty and Security Agreement) with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, together with the financing statements in appropriate form filed in the appropriate jurisdictions (which, on the Closing Date, shall be the jurisdictions specified on Schedule 2 of the Guaranty and Security Agreement), the Lien created under the Guaranty and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in the Intellectual Property in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Credit Parties after the Closing Date).

(c) Each Mortgage is effective to create in favor of the Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable first priority Lien on all of the applicable Credit Party’s right, title and interest in and to the mortgaged property thereunder and the proceeds thereof, and when such Mortgage is filed in the appropriate offices (if any), such Mortgage shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of such Credit Party in such mortgaged property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Liens.

(d) Each Collateral Document, other than any Collateral Document referred to in the preceding paragraphs of this Section 3.19, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto in which a security interest may be perfected by such filings or actions, and will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, other than with respect to Permitted Liens.

3.20 Senior Indebtedness; Subordination. All Obligations and other Secured Obligations are within the definition of “Senior Debt” (or any comparable term) and “Designated Senior Debt” (or any comparable term), to the extent applicable, under and as defined in any documentation governing Indebtedness that is subordinated to the Obligations or the Secured Obligations, if any.

3.21 Full Disclosure. All written information (other than projections, other forward-looking information and general economic or industry-specific information) furnished by or on behalf of any Credit Party to the Agent and the Lenders in connection with the Loan Documents or the transactions contemplated thereby, when taken as a whole, when furnished, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time). All projections that are part of such information (including those set forth in any projections delivered subsequent to the Closing Date) have been prepared in good faith based upon assumptions believed to be reasonable at the time of preparation thereof (it being understood and agreed that projections are not to be viewed as facts or a guarantee of financial performance, are subject to significant uncertainties and contingencies, many of which are beyond the Credit Parties’ control, that actual results may differ from projected results, and that such differences may be material).

3.22 OFAC; Sanctions; Anti-Corruption; Related Matters.

(a) Enemy Act. No Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. To its knowledge, no Credit Party nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the PATRIOT Act. No Credit Party nor any of its Subsidiaries (i) is a Sanctioned Person (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any Sanctioned Person.

(b) OFAC. Each Credit Party and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by such Credit Party, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions, and such Credit Party, its Subsidiaries and their respective officers and employees and, to the knowledge of such Credit Party, its directors and agents, are in compliance with applicable Sanctions and are not engaged in any activity that would reasonably be expected to result in any Credit Party being designated as a Sanctioned Person. None of the Credit Parties, their Subsidiaries and their respective Affiliates is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://www.ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.

(c) Sanctions. None of the Credit Parties nor any of their Subsidiaries nor, to the knowledge of each Credit Party or its Subsidiaries, any of their respective directors, officers, employees or Affiliates (i) is a Sanctioned Person, (ii) has any of its assets located in a Sanctioned Country, or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Persons. The proceeds of any Loan, Letter of Credit, credit extension or other transaction contemplated by this Agreement or any other Loan Document have not been used (x) in violation of any Sanctions, (y) to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country or (z) in any other manner that would result in a violation of Sanctions by any Person (including Agent, LC Issuer, the Lenders or any other Person making, issuing or participating in such Loans, Letters of Credit, other credit extensions or other transactions whether as an underwriter, advisor, investor or otherwise).

(d) Anti-Corruption Laws. Each of the Credit Parties and their Subsidiaries and, to the knowledge of each Credit Party and its Subsidiaries, each of their respective directors, officers, employees and Affiliates, is in compliance with Anti-Corruption Laws. Each Credit Party and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by such Credit Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws. None of the Credit Parties or their respective Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or any of its Subsidiaries or to any other Person, in violation of any Anti-Corruption Law. No part of the proceeds of any Loans, Letters of Credit, other credit extension or other transaction contemplated by this Agreement or any other Loan Document will violate Anti-Corruption Laws.

(e) PATRIOT Act. To the extent applicable, each Credit Party and its Subsidiaries are in compliance with the PATRIOT Act.

3.23 Borrowing Base Certificate. At the time of delivery of each Borrowing Base Certificate, each Account reflected therein as eligible for inclusion in the Borrowing Base is an Eligible Account and the inventory reflected therein as eligible for inclusion in the Borrowing Base constitutes Eligible Inventory.

ARTICLE IV

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, until Payment in Full:

4.1 Financial Statements. The Borrowers shall deliver to Agent (which shall make the same available to the LC Issuer and the Lenders) by Electronic Transmission:

(a) not later than 90 days after the end of each Fiscal Year (120 days with respect to the Fiscal Year ending December 31, 2017), a copy of the audited consolidated balance sheet of each Lead Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case for each Fiscal Year in comparative form the figures for the previous Fiscal Year, and accompanied by (x) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements, (y) the report of Deloitte & Touche LLP, or another independent certified public accounting firm of recognized national standing, which report shall (i) contain an opinion stating that such consolidated financial statements present fairly in all material respects the financial condition as of the dates and for the periods indicated and in accordance with GAAP, and (ii) not include any qualification expressing substantial doubt as to going concern status (except to the extent such qualification is due to (A) the pendency of the Stated Commitment Termination Date or (B) any prospective default of any financial maintenance covenants (including any covenant to maintain a minimum Fixed Charge Coverage Ratio or any financial covenant under the Initial Term Loan Credit Agreement or any other Permitted Term Indebtedness Document) on a future date or in a future period) and (z) management’s discussion and analysis of significant operational and financial developments during such Fiscal Year and a “key performance indicator” report with such content as may be mutually agreed by the Agent and the applicable Lead Borrower including a breakdown of revenues and assets;

(b) not later than 45 days after the end of the first three Fiscal Quarters of each Fiscal Year (60 days with respect to the Fiscal Quarter ending September 30, 2017), a copy of the internally prepared unaudited consolidated balance sheet of each Lead Borrower and its Subsidiaries and the related consolidated statements of income and cash flows as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, accompanied by (x) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements, all certified on behalf of each Lead Borrower and its Subsidiaries by a Responsible Officer of each Lead Borrower as fairly presenting, in all material respects, in accordance with GAAP, the financial condition and results of operations of each Lead Borrower and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures and (y) management’s discussion and analysis of significant operational and financial developments during such quarterly period and a “key performance indicator” report with such content as may be mutually agreed by the Agent and the applicable Lead Borrower including a breakdown of revenues and assets;

(c) not later than 30 days after the end of any Fiscal Month ending during a Financial Covenant Testing Period, a copy of the internally prepared unaudited consolidated balance sheet of each Lead Borrower and its Subsidiaries and the related consolidated statements of income and cash flows as of the end of such Fiscal Month and for the portion of the Fiscal Year then ended, accompanied by the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements, all certified on behalf of each Lead Borrower and its Subsidiaries by a Responsible Officer of each Lead Borrower as fairly presenting, in all material respects, in accordance with GAAP, the financial condition and results of operations of each Lead Borrower and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures; and

(d) commencing with respect to the fiscal quarter ending December 31, 2017, the Borrowers shall conduct a quarterly conference call that the Lenders may attend to discuss the financial condition and results of operations of each Borrower and its Restricted Subsidiaries for the most recently ended fiscal quarter for which financial statements have been, or will be, delivered pursuant to Section 4.1(b) or (c) as applicable, at a date and time to be reasonably determined by the Borrowers and the Agent; provided, however, that this clause (d) shall not apply unless and until there is more than one Lender hereunder.

4.2 Borrowing Base Reporting; Other Information. The Borrowers shall furnish to Agent (which shall make the same available to the Lenders) by Electronic Transmission:

(a) Borrowing Base Certificate. Borrower Agent shall deliver a fully completed and executed Borrowing Base Certificate to Agent no later than the 20th day of each Fiscal Month, prepared as of the end of the immediately preceding Fiscal Month. Borrower Agent shall attach the following to each Borrowing Base Certificate, each of which shall be in form and substance satisfactory to Agent and certified by Borrower Agent’s Responsible Officer to be complete and accurate and in compliance with the terms of this Agreement and the other Loan Documents:

(i) Accounts Receivable Reports. A report (in form and substance satisfactory to Agent in its Permitted Discretion) listing (A) all of Borrowers’ Accounts and Eligible Accounts as of the last Business Day of the applicable reporting period; (B) the amount, age, invoice date and due date of each Account on an original invoice and due date aging basis and showing all discounts, allowances, credits, authorized returns, and disputes; (C) the name and (if requested by Agent from time to time in its Permitted Discretion) mailing address of each Account Debtor; (D) if requested by Agent from time to time, copies of all or a portion of the documents underlying or relating to Borrowers’ Accounts; and (E) such other information regarding Borrowers’ Accounts which Agent may request from time to time in its Permitted Discretion (each, an “Accounts Receivable Report”);

(ii) Inventory Reports. A report (in form and substance satisfactory to Agent in its Permitted Discretion) listing (A) all of Borrowers’ Inventory and Eligible Inventory as of the last Business Day of the applicable reporting period; (B) the type, cost, and location of all such Inventory; (C) all of such Inventory which constitutes raw materials, work-in-process, and finished Goods or returned or repossessed Goods; (D) all Inventory which has not been timely sold in the ordinary course of business; (E) all Inventory which is not located at Property owned or leased by a Borrower or that is in possession of any Person other than a Borrower and a description of the reason why such Inventory is so located or in the possession of such other Person; and (F) such other information regarding Borrowers’ Inventory as Agent may request from time to time in its Permitted Discretion (each, an “Inventory Report”); provided, however, that Borrowers shall not be required to deliver any Inventory Report unless the Inventory Inclusion Date has occurred;

(iii) Accounts Payable Reports. A report (in form and substance satisfactory to Agent in its Permitted Discretion) listing (A) each Borrower’s accounts payable; (B) the number of days which have elapsed since the original date of invoice of such account payable; (C) the name and (if requested by Agent from time to time) address of each Person to whom such account payable is owed; and (D) such other information concerning Borrowers’ accounts payable as Agent may request from time to time in its Permitted Discretion (each, an “Accounts Payable Report”);

(iv) Other Reports. Such other reports (each of which shall be in form and substance satisfactory to Agent in its Permitted Discretion) as Agent may request from time to time in its Permitted Discretion, each prepared with respect to such periods and with respect to such information and reporting as Agent may request from time to time in its Permitted Discretion.

(b) together with each delivery of financial statements pursuant to Sections 4.1(a) or 4.1(b), comparisons with the corresponding figures for the previous Fiscal Year;

(c) concurrently with the delivery of the financial statements referred to in Sections 4.1(a) and 4.1(b) above, a duly completed certificate in the form of Exhibit 4.2(c) (a “Compliance Certificate”) certified on behalf of Parents, the Borrowers and their Subsidiaries by a Responsible Officer of each Lead Borrower (and including, among other things, a calculation of the Financial Covenant, even if no Financial Covenant Testing Period exists);

(d) promptly after the same are sent but without duplication of any other deliveries required to be made to the Agent and the Lenders hereunder, copies of all financial statements and regular, periodic or special filings which such Person makes to, or files with, the Securities and Exchange Commission or any successor Governmental Authority;

(e) not later than 90 days after the last day of each Fiscal Year of each Borrower (120 days with respect to the Fiscal Year ending December 31, 2017), an annual budget and projections of each Lead Borrower and its Restricted Subsidiaries’ consolidated financial performance for the then-current Fiscal Year on a quarter-by-quarter basis; and

(f) Promptly (and in any event within 15 days) after Agent’s request from time to time in its Permitted Discretion, Borrowers shall provide Agent with a listing of all of Borrowers and the Restricted Subsidiaries’ customers’ names and (if requested by Agent from time to time in its Permitted Discretion) addresses as of the end of the then most recently ended Fiscal Quarter or as of such earlier date requested by Agent;

(g) promptly following the Agent’s written request therefor, solely to the extent readily available to the Credit Parties, such additional financial information related to this Section 4.2 or Section 4.3 regarding the Credit Parties as the Agent may from time to time reasonably request; provided that the Credit Parties shall not be obligated to provide such information to the extent such disclosure, would, in the good faith determination of the Credit Parties, violate attorney-client privilege or applicable confidentiality requirements, constitutes attorney work product or trade secrets or proprietary information or otherwise prohibited by law or fiduciary duty from disclosing;

(h) a copy of any and all material written communications or reports with respect to (1) any Environmental Liabilities that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (2) any Release by the Borrowers or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(i) promptly upon reasonable request of the Agent or the Required Lenders, a copy of the most recent compliance certificate delivered or furnished to the holders of any Permitted Term Indebtedness (or any Senior Representative on their behalf) in connection with any Permitted Term Indebtedness Documents.

4.3 Notices. The Borrowers shall notify Agent (and Agent shall promptly forward such notices to the Lenders) promptly (and in no event later than five Business Days) after a Responsible Officer becomes aware of each of the following:

(a) the occurrence or existence of any (i) Default or Event of Default and (ii) “Default” or “Event of Default” (as defined in any Permitted Term Indebtedness Documents) or receipt by any Credit Party of a notice to that effect from a Term Loan Agent or any holder of any Permitted Term Indebtedness;

(b) together with each delivery of the Compliance Certificate pursuant to Section 4.2(b) and substantially concurrently with the use by any Credit Party of the Available Equity Amount, a written calculation of the Available Equity Amount;

(c) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Material Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, in the aggregate, in a Material Adverse Effect;

(d) (i) the commencement of any litigation or proceeding affecting any Credit Party or any Material Subsidiary of any Credit Party or its respective property that (A) would reasonably be expected to have a Material Adverse Effect or (B) relates to ABL Priority Collateral having a value of more than $5,000,000 or (ii) any development in any such litigation, which development would reasonably be expected to have a Material Adverse Effect;

(e) (i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under Environmental Law, (ii)(A) unpermitted Releases, (B) the existence of any condition that would reasonably be expected to result in violations of, or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand or dispute alleging a violation of or Liability under any Environmental Law, (iii) the receipt by any Credit Party of notification that any Property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate which, in each case with respect to clauses (i), (ii), (iii) and (iv) above, would reasonably be expected to result in a Material Adverse Effect;

(f) (i) any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043(c) of ERISA (unless the 30-day notice requirement has been duly waived under the applicable regulations) or intent to terminate any Title IV Plan, and shall include a copy of such notice, (ii) that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan, or receipt by any ERISA Affiliate of notice of the filing of any such request with respect to a Multiemployer Plan, and shall include in such notice a description of such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed by a Credit Party or ERISA Affiliate with the PBGC or the IRS pertaining thereto, and (iii) that an ERISA Event will or has occurred, and shall include in such notice a description of such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received by a Credit Party or ERISA Affiliate from or filed by a Credit Party or ERISA Affiliate with the PBGC, IRS, or any Multiemployer Plan pertaining thereto, which, in each case with respect to clauses (i), (ii), and (iii) above, would reasonably be expected to result in a Material Adverse Effect; and

(g) the occurrence or existence of any Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement by a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and, if relevant, stating what action the Borrowers or other Person proposes to take with respect thereto and at what time.

4.4 Preservation of Corporate Existence, Etc. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to:

(a) preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except as (i) permitted by Section 5.2 or 5.3, or (ii) other than in the case of Parents and the Borrowers, as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business, except as (i) permitted by Section 5.2 or 5.3, or (ii) as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.5 Maintenance of Property. Each Credit Party shall maintain and preserve, and shall cause each of its Material Subsidiaries to maintain and preserve, all easements, leasehold and other property interests, and all utility and other services (including, to the extent applicable, gas, electrical, water and sewage services), means of transportation, facilities, other materials and other rights and all its material tangible Property which are necessary to its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, shall make all necessary repairs thereto and renewals and replacements thereof and maintain all material permits, licenses, approvals, privileges, franchises and governmental authorizations necessary for the operation of its business except (a) as permitted by Section 5.2 or 5.3, (b) to the extent that any such Properties are obsolete, are being replaced or, in the good faith judgment of such Credit Party, are no longer useful or desirable in the conduct of the business of the Credit Parties, or (c) where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6 Insurance.

(a) Each Borrower will, and will cause each of its Restricted Subsidiaries to, maintain with insurance companies that such Borrower or Restricted Subsidiary believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Parents and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lenders, upon reasonable written request from the Agent, information presented in reasonable detail as to the insurance so carried. Subject to the terms of any Acceptable Intercreditor Agreement, each such policy of property and casualty or general liability insurance shall, as appropriate, (i) name the Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) provide for at least 30 days’ prior written notice to the Agent of any modification or cancellation of such policy (or, to the extent commercially available, 10 days’ prior written notice in the case of the failure to pay any premiums thereunder), or (iii) in the case of each property and casualty insurance policy, contain a loss payable clause or endorsement that names the Agent, on behalf of the Secured Parties, as a loss payee thereunder. Notwithstanding the requirement in clause (i) above or any other provision hereof or of any other Loan Document, Federal Flood Insurance shall not be required (x) to the extent that no improvements upon the real Property are located in a Special Flood Hazard Area, or (y) to the extent that the real Property is located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.

(b) [Reserved].

(c) Upon the occurrence and during the continuance of any Event of Default resulting from the failure of any Borrower to provide the Agent with evidence of the insurance coverage required by this Agreement, the Agent may purchase insurance at such Borrower’s expense to protect the Agent’s interests solely with respect to any real property improvements of the Credit Parties located in any Special Flood Hazard Area in a community participating in the National Flood Insurance Program and subject to a Mortgage; provided that the Agent shall request in writing that such Borrower provide evidence of such insurance and shall, thereafter, only purchase such insurance if such evidence has not been provided within 30 days following such Borrower’s receipt of such written request; and provided, further, (i) the Agent shall procure such insurance in consultation with such Borrower and through such Borrower’s existing insurance broker or agency or such other insurance broker or agency reasonably acceptable to such Borrower and the Agent and (ii) the Agent shall only purchase insurance coverage to the extent of the deficiency, as determined in its reasonable judgment, as compared to the insurance coverage required by this Agreement. The Borrowers may later cancel any insurance purchased by the Agent, but only after providing the Agent with evidence that the Borrowers have obtained insurance as required by this Agreement. If the Agent purchases insurance for the Collateral, to the fullest extent provided by law, the Borrowers will be jointly and severally responsible for the costs of that insurance, including interest and other charges imposed by the Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations and the Secured Obligations. The costs of the insurance may be more than the cost of insurance the Borrowers or their Restricted Subsidiaries are able to obtain on their own.

4.7 Payment of Taxes. Each Credit Party shall, and shall cause each of its Material Subsidiaries to, pay, discharge and perform, before the same shall become delinquent or in default (giving effect to any applicable periods of grace), all Tax liabilities, assessments and governmental charges or levies upon it or its Property, unless (a) the same are being contested in good faith by appropriate proceedings which stay the enforcement of any Lien and for which adequate reserves, if required in accordance with GAAP, are being maintained by such Person or (b) the failure to pay, discharge or perform the same, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.8 Compliance with Laws. Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, comply with all applicable Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

4.9 Inspection of Property and Books and Records. Each Credit Party shall maintain and shall cause each of its Restricted Subsidiaries to maintain, books of record and account, in such a manner as to permit it to report its financial transactions and matters involving the assets or business of such Person in accordance with GAAP in all material respects consistently applied; provided that such Credit Party or Restricted Subsidiary may estimate GAAP results in good faith if the financial statements with respect to a Permitted Acquisition are not maintained in accordance with GAAP, and may make such further adjustments as are reasonably necessary in connection with consolidation of such financial statements with those of the Credit Parties.

Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, with respect to each real property owned or leased by it, during normal business hours and upon reasonable advance notice: (a) provide access to such property for inspection by the Agent and any of its Related Persons and (b) permit the Agent and any of its Related Persons to conduct (i) field examinations of any Credit Party’s or Subsidiary’s books and records or any other financial or Collateral matters as the Agent deems appropriate and (ii) appraisals of Inventory. Borrowers shall reimburse Agent for all costs and expenses of (a) one field examination during each calendar year; plus (b) one additional field examination during each calendar year if commenced during any Increased Field Exam Period; plus (c) one additional field examination during each calendar year if commenced during any Cash Dominion Period; plus (d) each field examination commenced during the existence of an Event of Default. Borrowers shall reimburse Agent for all costs and expenses of two inventory appraisals during each calendar year, plus each inventory appraisal commenced during the existence of an Event of Default. Subject to and without limiting the foregoing, Borrowers specifically agree to pay the standard charges of the Agent’s internal field examination group (including the Agent’s then standard per-person charges for each day that an employee or agent of the Agent or its Affiliates is engaged in any field examination activities).

4.10 Use of Proceeds. The Borrowers shall use the proceeds of the Loans and Letters of Credit solely for working capital and general corporate purposes (including, without limitation, capital expenditures, acquisitions, investments, restricted payments, and any other transaction not prohibited by the Loan Documents).

4.11 [Reserved].

4.12 Compliance with ERISA. The Borrowers shall not and shall not allow any ERISA Affiliate to, cause or suffer to exist (a) any event that would result immediately thereafter in the imposition of a Lien that primes the Liens securing the Secured Obligations on any asset of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event that would, in the aggregate for clauses (a) and (b), have a Material Adverse Effect.

4.13 Further Assurances.

(a) Promptly following the written request by the Agent, the Credit Parties shall take such additional actions and execute such documents as the Agent may reasonably require from time to time in order to perfect and maintain the validity, effectiveness and priority of any of the Liens to the extent required by the Collateral Documents in accordance with all applicable Requirements of Law, except to the extent that a security interest in any Intellectual Property owned by a Credit Party cannot be perfected or maintained by the filing of a financing statement in a United States jurisdiction or a security agreement with the United States Copyright Office or United States Patent and Trademark Office, as applicable. Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Credit Parties shall cause each of their Restricted Subsidiaries that are Domestic Subsidiaries (other than Excluded Subsidiaries) to Guarantee the Secured Obligations and to cause each such Guarantor to grant to the Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Collateral Documents, such Domestic Subsidiary’s Property on which a Lien is required to be granted pursuant to the Collateral Documents (other than, for the avoidance of doubt, Excluded Property) to secure such Guarantee, in each case, within 30 days (or such longer period as may be agreed by the Agent in its sole discretion) following the later of the date that such Person becomes a Restricted Subsidiary or ceases to be an Excluded Subsidiary. Furthermore and except as otherwise approved in writing by Required Lenders, each Credit Party shall, upon becoming a Credit Party or, if later, within 30 days (or such longer period as may be agreed by the Agent in its sole discretion) following the date such Credit Party acquires such Stock and Stock Equivalents, pledge all of the Stock and Stock Equivalents of each of its direct Domestic Subsidiaries and First Tier Foreign Subsidiaries (provided that with respect to the pledge of any voting Stock and voting Stock Equivalents of any Disregarded Domestic Subsidiary and any First Tier Foreign Subsidiary, such pledge shall be limited to 65% of such Disregarded Domestic Subsidiary’s or such Foreign Subsidiary’s, as applicable, outstanding voting Stock and voting Stock Equivalents, in each instance), to the Agent, for the benefit of the Secured Parties, to secure the Secured Obligations. The Credit Parties shall deliver, or cause to be delivered, to the Agent, if reasonably requested by the Agent, customary resolutions, secretary certificates and certified Organization Documents and, if reasonably requested by the Agent, customary legal opinions relating to the matters described in this Section 4.13(b) (which opinions shall be in form and substance reasonably acceptable to the

Agent and, to the extent applicable, substantially similar to the opinions delivered on the Closing Date), in the case of opinions, with respect to each Credit Party formed or acquired after the Closing Date in connection with or pursuant to a Permitted Acquisition with Total Consideration or other acquisitions of assets with a fair market value, in each case, in excess of $30,000,000 as determined in good faith by the Borrowers on the date of acquisition. In connection with each required pledge of Stock and Stock Equivalents, the Credit Parties shall deliver, or cause to be delivered, to the Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank. In the event any Credit Party acquires any fee-owned real property located within the United States with a fair market value in excess of $2,500,000 (as determined in good faith by the Borrowers as of the date of the acquisition), within 60 days (or such longer period as may be agreed by the Agent in its sole discretion) following the later of (A) the date of such acquisition and (B) the date such Person becomes a Credit Party, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to the Agent, in each case, to the extent reasonably requested by the Agent, (v) an appraisal complying with FIRREA to the extent such appraisal is necessary for the Agent or any Lender to comply with FIRREA, (w) within 45 days of receipt of notice from the Agent that Real Estate is located in a Special Flood Hazard Area, Flood Insurance as required by Section 4.6(a), (x) a fully executed Mortgage, in form and substance reasonably satisfactory to the Agent together with an A.L.T.A. lender’s title insurance policy (including endorsements thereto as reasonably requested by the Agent) insuring that the Mortgage is a valid and enforceable first priority Lien on the respective Property, subject only to Permitted Liens, (y) A.L.T.A. surveys, certified to the Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to provide all reasonably required survey coverage and survey endorsements, (z) customary opinions of counsel (which counsel shall be reasonably satisfactory to the Agent) with respect to the due authorization, execution, delivery and enforceability of the Mortgages and (aa) to the extent prepared, an environmental site assessment, not including invasive sampling, prepared by a qualified firm, in form reasonably satisfactory to the Agent. In addition to the obligations set forth in Sections 4.6(a) and 4.13(b), within 45 days after written notice from the Agent to the Credit Parties that any fee owned real property of the Credit Parties subject to a Mortgage is located in a Special Flood Hazard Area, the Credit Parties shall, if such requirements have not already been satisfied, satisfy the Flood Insurance requirements of Section 4.6(a) with respect to such fee-owned real property. Notwithstanding anything to the contrary contained in this Agreement or any other Collateral Document, nothing in this Agreement or any other Collateral Document shall require any Credit Party to (A) make any filings or take any actions to record or to perfect the Agent’s security interest in any non-United States jurisdiction including, without limitation, (I) any Intellectual Property other than in the United States Copyright Office or United States Patent and Trademark Office, (II) any non-United States Intellectual Property, or (III) any fee owned real property located outside of the United States, or (B) obtain any mortgagee waivers or leasehold mortgages.

(b) Without limiting the generality of the foregoing provisions of this Section 4.13, to the extent reasonably necessary to maintain the continuing priority of the Lien of any existing Mortgages as security for the Secured Obligations in connection with the incurrence of an Revolving Commitment Increase, as determined by the Agent in its reasonable discretion, the applicable Credit Party to any Mortgages shall within 90 days of such funding or incurrence (or such later date as agreed by the Agent in its sole discretion) (i) enter into and deliver to the Agent, at the direction and in the reasonable discretion of the Agent, a mortgage modification or new Mortgage in proper form for recording in the relevant jurisdiction and in a form reasonably satisfactory to the Agent, (ii) cause to be delivered to the Agent for the benefit of the Secured Parties an endorsement to the title insurance policy, date down(s) or other evidence reasonably satisfactory to the Agent insuring that the priority of the Lien of the Mortgages as security for the Secured Obligations has not changed and confirming and/or insuring that since the issuance of the title insurance policy there has been no change in the condition of title and there are no intervening liens or encumbrances which may then or thereafter take priority over the Lien of the Mortgages (other than those expressly permitted by Section 5.1(a)) and (iii) deliver, at the request of the Agent, to the Agent and/or all other relevant third parties, all other items reasonably necessary to maintain the continuing priority of the Lien of the Mortgages as security for the Secured Obligations.

(c) In the event the Agent reasonably determines that obtaining appraisals is necessary in order for the Agent or any Lender to comply with applicable laws or regulations (including any appraisals required to comply with FIRREA), the Agent may, or may require the Borrowers to, in either case at the Borrowers’ expense, use commercially reasonable efforts to obtain appraisals in form and substance and from appraisers reasonably satisfactory to the Agent stating the then current fair market value or such other value as determined by the Agent (for example, replacement cost for purposes of Flood Insurance) of any Real Estate of any Credit Party or any Restricted Subsidiary of any Credit Party that is subject to a Mortgage.

4.14 Environmental Matters. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain Real Estate under its control, whether owned, leased, or subleased (or any other real property otherwise operated or occupied by it), in compliance with, all applicable Environmental Laws or that is required by orders and directives of any Governmental Authority applicable to such Credit Party, Subsidiary or Real Estate, except where the failure to comply with such Environmental Law, order or directive would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. If an Event of Default caused by reason of breach of any representation set forth in Section 3.12 or breach of this Section 4.14 or Section 4.15 is continuing for more than 45 days without the Credit Parties commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, then each Credit Party shall, promptly upon receipt of written request from the Agent, cause the performance of, and allow the Agent and its Related Persons access to such Real Estate during normal business hours and upon reasonable advance notice for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as the Agent may from time to time reasonably request. Such audits, assessments and reports, to the extent not conducted by the Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to the Agent and shall be in form and substance reasonably acceptable to the Agent.

4.15 Hazardous Materials.

(a) Each Credit Party shall not allow or cause, and each Credit Party shall not permit any of its Subsidiaries to allow or cause, any Release of any Hazardous Material at, to or from any Real Estate owned or leased by such Credit Party or such Subsidiary of a Credit Party that would violate any Environmental Law, or form the basis for any Environmental Liabilities, other than such violations and Environmental Liabilities that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) At the request of the Required Lenders, to the extent that the Agent or any of the Required Lenders has a reasonable belief that a breach of Section 4.14 or Section 4.15(a) or an Event of Default has occurred and is continuing, provide to the Lenders within 60 days after such request, at the expense of the Borrowers, an environmental assessment report for any Real Estate owned, leased or operated by it described in such request, prepared by an environmental consulting firm acceptable to the Agent, indicating the presence or absence of Hazardous Materials or non-compliance with Environmental Law and the estimated cost of any compliance, response or other corrective action to address any Hazardous Materials on such properties (the scope of such assessment shall be reasonably acceptable to the Agent and shall not include invasive testing or taking of samples of any environmental media unless reasonably determined to be necessary to evaluate a potential Release or other event or condition that could lead to imposition of Environmental Liability); without limiting the generality of the foregoing, if the Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrowers, and the Borrowers hereby grant and agree to cause any Restricted Subsidiary that owns or leases any property described in such request to grant the Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants or necessary consent of landlords, to enter onto their respective properties to undertake such an assessment.

4.16 Status of Parents. Each Parent shall only engage in business activities and own Property in connection with or consisting of (a) ownership of Stock and Stock Equivalents of, and other Investments in, Borrowers, and Subsidiaries other than the Borrowers that will be contributed to the Borrowers or their Subsidiaries, and Parent Intercompany Advances, in each case, to the extent permitted hereunder, (b) ownership of cash and Cash Equivalents, (c) creation of Permitted Liens, (d) activities and contractual rights incidental to the maintenance of its legal existence (including, without limitation, the ability to incur fees, costs and expenses necessary to such maintenance), (e) the performance of its obligations under the Loan Documents, the Initial Term Loan Documents, and any other Permitted Term Indebtedness Documents to which it is a party, and any financing activities, the issuance of Stock, performance of obligations under equityholder agreements, payment of dividends and other Restricted Payments, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries and making Investments, in each such case solely to the extent permitted under this Agreement, (f) participating in Tax, accounting and other administrative matters as a member of a consolidated, unitary, affiliated or other similar group of companies, (g) holding any cash or property received in connection with Restricted Payments permitted under Section 5.11 pending application thereof, (h) providing fees, expenses and indemnification to officers, directors, managers and employees and (i) activities incidental to the businesses or activities described in the foregoing clauses (a) through (h).

4.17 Sanctions; Anti-Corruption Laws and Anti-Money Laundering Laws; Compliance with Requirements of Law.

(a) The Borrowers will not, directly or knowingly indirectly use all or any portion of the proceeds of any Loan or Letter of Credit (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might constitute a “purpose credit” under Regulation U, or in any manner or for any other purpose that causes or might cause a violation of, or is inconsistent with, the provisions of Regulation T, U or X of the Federal Reserve Board as in effect from time to time or any other regulation thereof, or violation of the Exchange Act, (ii) to finance (or refinance) any commercial paper, including, without limitation, any issued by a Credit Party, or any other Indebtedness, except for Indebtedness that such Credit Party incurred for general corporate or working capital purposes, if and to the extent that the financing (and refinancing) thereof are expressly permitted herein, (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (iv) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or, in any event, in violation of any applicable Sanctions

(b) The Borrowers and the other Credit Parties will comply, and will cause each of their respective Subsidiaries to comply in all respects, with the Patriot Act (to the extent applicable), applicable anti money-laundering laws, and all applicable Anti-Corruption Laws and all applicable trade and economic sanctions laws promulgated by the U.S. Government, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority. Each Credit Party will maintain, and will cause each of their respective Subsidiaries to maintain, in effect and enforce policies and procedures reasonably designed to ensure compliance by such Credit Party, such Subsidiaries and the respective directors, officers, employees and agents of each of the foregoing with applicable Trade Controls, including those administered by OFAC, and all applicable Anti-Corruption Laws, including the FCPA.

(c) The Borrowers and the other Credit Parties are in compliance with all Requirements of Law, except such non compliance with such other Requirements of Law that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Credit Party and each of its Subsidiaries has complied, and its Properties and business operations are in compliance, with all Requirements of Law, except where any failure to so comply could reasonably be expected to have a Material Adverse Effect. No Governmental Authority has issued or, to the best of Credit Parties’ knowledge, threatened to issue to any Credit Party or any of its Subsidiaries any citation, notice, or order asserting or alleging any material non-compliance with, or material violation of, any Requirement of Law.

4.18 [Reserved].

4.19 Cash Management; Deposit Accounts. Each Credit Party shall:

(a) Collections. Within 90 days after the Closing Date (or such longer period of time agreed to by Agent in its Permitted Discretion), (i) establish one or more Collection Accounts and, thereafter, maintain each such Collection Account and (ii) use commercially reasonable efforts to direct all of Credit Parties’ Account Debtors to make all payments on Accounts to a Collection Account (if made electronically) or to any Borrower (with respect to tangible Payment Items);

(b) Making Deposits. At all times during a Cash Dominion Period, hold in trust for the Agent and promptly (but, in any event, on the Business Day immediately following its receipt thereof) deposit into a Collection Account all tangible Payment Items (which may be made via a remote deposit capture system established and maintained with Agent) and cash such Credit Party receives on account of the payment of any of such Credit Party’s Accounts or as Proceeds of any Inventory or, subject to each Acceptable Intercreditor Agreement, other Collateral; and

(c) Maintenance of Accounts. Not establish or maintain any Deposit Accounts other than Deposit Accounts (i) listed on Schedule 7 to the Guarantee and Security Agreement; (ii) maintained at the Agent; (iii) maintained at any bank other than the Agent but subject to a Control Agreement executed and delivered within the time periods provided in the Guaranty and Security Agreement and Section 4.20; and (iv) Excluded Accounts.

4.20 Post-Closing Matters. Satisfy the requirements set forth on Schedule 4.20 on or before the date specified for such requirements.

ARTICLE V

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, until Payment in Full:

5.1 Limitation on Liens. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) any Lien existing on the Property of a Credit Party or a Restricted Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 5.1 and any modification, replacement, renewal or extension thereof; provided that (i) such Lien does not extend to any additional property other than after-acquired property that is affixed to or incorporated into the property covered by such Lien and (ii) the amount secured or benefited thereby is not increased; provided further that, in each case, individual financings provided by one such lender or lessor (other than lessors of real property) may be cross-collateralized to other outstanding financings provided by such purchase money lender or lessor (or their respective affiliates);

(b) any Lien created under any Loan Document or otherwise in favor of the Agent, LC Issuer, Bank Product Providers, or any Lender or other Secured Party and securing any of the Secured Obligations;

(c) Liens for Taxes, fees, assessments or other governmental charges or levies (i) which are not delinquent (after giving effect to any applicable grace period) or remain payable without penalty, (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves if required in accordance with GAAP are being maintained or (iii) the non-payment of which is permitted by Section 4.7;

(d) (i) Liens in respect of property of any Credit Party or any Restricted Subsidiary of a Credit Party imposed by Requirements of Law or contract, which were incurred in the ordinary course of business and do not secure Indebtedness, and (ii) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, laborer’s or supplier’s Liens or other similar Liens securing obligations and liabilities with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect;

(e) Liens, other than Liens imposed by ERISA or resulting in a Material Adverse Effect, (i) imposed by Requirements of Law; or (ii) consisting of pledges or deposits required in the ordinary course of business, in the case of clause (i) and clause (ii), in connection with workers’ compensation, employment insurance and other social security legislation or to secure the performance of or obligations with respect to tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds, completion guarantees and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f) Liens consisting of judgment or judicial attachment liens (other than for payment of Taxes, assessments or other governmental charges) that do not result in an Event of Default under Section 7.1(h) or securing appeal or other surety bonds relating to such a judgment;

(g) survey exceptions and title exceptions (including, without limitation, any title exceptions listed on a title policy), easements, servitudes, covenants, licenses, encroachments, protrusions, rights of way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances and Liens securing obligations under operating reciprocal easement or similar agreements with respect to Real Estate which do not, in any case, interfere in any material respect with the ordinary conduct of the businesses of the applicable Credit Party or Restricted Subsidiary;

(h) Liens on any Property acquired or held by any Credit Party or any Restricted Subsidiary securing Indebtedness (and Permitted Refinancings of such Indebtedness) incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring, repairing, improving, installing or designing such Property and permitted under Section 5.5(d), Section 5.5(j), or, subject to the limitations on such Liens set forth therein, Section 5.5(v); provided that (i) any such Lien attaches to such Property concurrently with or within 270 days after such incurrence or assumption, (ii) such Lien attaches solely to the Property so acquired, repaired, improved, subject to installation or designed and the proceeds thereof, and (iii) the principal amount of the Indebtedness secured thereby (excluding any increase in principal as a result of interest paid in kind and capitalized interest) does not exceed 100% of the cost of such Property; provided that, in each case, individual financings provided by one such lender or lessor (other than lessors of real property) may be cross-collateralized to other outstanding financings provided by such purchase money lender or lessor (or their respective affiliates);

(i) Liens securing Capital Lease Obligations permitted under Section 5.5(d) or, subject to the limitations on such Liens set forth therein, Section 5.5(v);

(j) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense permitted by this Agreement and all encumbrances and Liens on the title of any lessor or sublessor thereof;

(k) Liens arising from the filing of precautionary UCC financing statements with respect to any lease, license, sublease or sublicense permitted by this Agreement or any consignment of goods;

(l) licenses and sublicenses (or grant of any other right with respect to Intellectual Property) granted by a Credit Party or any Restricted Subsidiary in the ordinary course of business, and leases or subleases (by a Credit Party or any Restricted Subsidiary as lessor or sublessor) to third parties, in each case that, in the reasonable business judgment of such Credit Party or Restricted Subsidiary, is not materially interfering with the business of the Credit Parties or any of their Restricted Subsidiaries;

(m) Liens in favor of collecting banks arising by operation of law;

(n) Liens (including the right of set-off) in favor of a bank or other depository institution (i) arising as a matter of law or pursuant to customary deposit account agreements and other similar agreements, in each case, encumbering deposits, and (ii) on cash deposits to secure ACH/EDI transactions in the ordinary course of business and (iii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business;

(o) Liens arising out of consignment, conditional sale, title retention or similar arrangements for the sale of goods entered into in the ordinary course of business;

(p) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods;

(q) Liens arising under applicable Requirements of Law that are unregistered and secure amounts that are not yet delinquent;

(r) Liens arising out of an agreement to dispose of any property in a disposition permitted by Section 5.2, solely to the extent such permitted disposition would have been permitted on the date of the creation of such Lien;

(s) Liens on the Stock of any joint venture entity in the form of a transfer restriction, purchase option, call or similar right in connection with a third party joint venture;

(t) ground leases in respect of real property on which facilities owned or leased by any Credit Party or any Restricted Subsidiary are located;

(u) Liens on insurance proceeds and the unearned portion of insurance premiums incurred in the ordinary course of business in connection with the financing of insurance premiums;

(v) security given to a public or private utility incurred in the ordinary course of business;

(w) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(x) Liens consisting of earnest money deposits of cash or Cash Equivalents made by any Credit Party or any Restricted Subsidiary in connection with any letter of intent or purchase agreement with respect to an Acquisition or other Investment or other transition permitted hereunder;

(y) Liens consisting of customary security deposits under operating leases entered into by the Borrowers or their Restricted Subsidiaries in the ordinary course of business;

(z) Liens on property of a Person existing at the time such Person is acquired in an Acquisition or other Investment permitted hereunder or merged with or into or consolidated or amalgamated with the Borrowers or any of their Restricted Subsidiaries (and not created in anticipation or contemplation thereof) in a transaction permitted under this Agreement, and any modification, replacement, renewal, or extension thereof; provided that such Liens do not extend to property not subject to such Liens at the time of such Acquisition, Investment, merger, consolidated or amalgamation (other than improvements thereon);

(aa) Liens on, or rights of set-off against, credit balances (or other amounts owing by such credit or debit card issuers or credit or debit card processors to any) of the Credit Parties or any of their Restricted Subsidiaries in favor of credit or debit card issuers or credit or debit card processors in the ordinary course of business to secure the obligations of the Credit Parties or any of their Restricted Subsidiaries to such credit or debit card issuers and credit or debit card processors as a result of fees or chargebacks;

(bb) (i) Liens on Collateral securing the obligations under the Initial Term Loan Documents subject to the Initial Intercreditor Agreement and (ii) Liens securing other Permitted Term Indebtedness, so long as such Liens described in this clause (ii) are subject to the terms of an Acceptable Intercreditor Agreement;

(cc) Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers in the ordinary course of business;

(dd) Liens on the assets of Non-Credit Parties that secure Indebtedness permitted pursuant to Section 5.5(s) or, subject to the limitations on such Liens set forth therein, Section 5.5(w) (and related obligations);

(ee) Liens (other than Liens on Borrowing Base Assets) securing Indebtedness or other obligations in an aggregate amount not exceeding the greater of (x) $10,000,000 and (y) 15.0% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) at any time outstanding;

(ff) Liens securing Indebtedness permitted by Section 5.5(t) so long as the relevant primary Indebtedness is also secured by Liens otherwise constituting Permitted Liens;

(gg) [reserved];

(hh) Liens on assets (other than Borrowing Base Assets) disposed (or purported to have been disposed) in a Permitted Sale-Leaseback Transaction in accordance with Section 5.2(p);

(ii) Liens granted by a Non-Credit Party in favor of any Credit Party; and

(jj) [reserved];

(kk) Liens on cash and Cash Equivalents that secure Indebtedness incurred for letters of credit (other than Letters of Credit), bank guarantees or back acceptances not exceeding the greater of (x) $1,000,000 and (y) 1.5% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) at any time outstanding; and

(ll) Liens in favor of Duke Energy consisting of Duke Energy’s purchase option of the Sanford Property and Brickhaven Property contained in Section 7.3 of the Riverbend/Sutton Contract as in effect on the Closing Date.

5.2 Disposition of Assets. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, sell, assign, lease, license, convey, transfer, abandon, dedicate to the public, or otherwise dispose of (whether in one or a series of transactions) any Property (including the Stock of any Restricted Subsidiary of any Credit Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse), except:

(a) (i) dispositions of Inventory in the ordinary course of business and (ii) dispositions of worn-out, obsolete or surplus personal property, or any property no longer useful in the conduct of the business of the Credit Parties and their Restricted Subsidiaries;

(b) dispositions not otherwise permitted hereunder which are made for fair market value; provided that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition and (ii) to the extent the purchase price therefor for all such dispositions in the aggregate is in excess of the greater of (x) $7,000,000 and (y) 10.0% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction), not less than 75% of the aggregate sales price from such disposition shall be paid in cash, Cash Equivalents (or marketable securities or other Property that is converted to cash or Cash Equivalents within 45 days of receipt thereof) or Designated Non-Cash Consideration to the extent that the aggregate fair market value of all such Designated Non-Cash Consideration does not exceed the greater of (x) $3,000,000 and (y) 4.0% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) (with the fair market value of each item of Designated Non-Cash Consideration being measured as of the time received);

(c) (i) dispositions of cash and Cash Equivalents; provided that for the avoidance of doubt, this clause (c) shall not independently permit any Investment, any transaction with any Affiliate, or any Restricted Payment which is otherwise prohibited hereunder by Sections 5.4, 5.6 or 5.11 and (ii) conversions of Cash Equivalents into cash or other Cash Equivalents;

(d) transactions permitted under Section 5.1, 5.3, 5.11 or 5.17;

(e) dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement Property;

(f) sales, discounting or forgiveness of Accounts (other than Eligible Accounts) in the ordinary course of business or in connection with the collection or compromise thereof;

(g) the abandonment, cancellation, lapse, or other disposition of Intellectual Property that is no longer used or useful in the conduct of the business of the Credit Parties or any of their respective Restricted Subsidiaries;

(h) leases or subleases in the ordinary course of business

(i) non-exclusive licenses or sublicenses in the ordinary course of business;

(j) dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(k) (i) any disposition by any Credit Party to any other Credit Party, (ii) any disposition by any Non-Credit Party to any other Non-Credit Party or any Credit Party and (iii) dispositions by any Credit Party to a Non-Credit Party not exceeding in the aggregate for all such dispositions pursuant to this clause (iii) $2,000,000 in any Fiscal Year;

(l) [reserved];

(m) dispositions of any Non-Core Assets acquired in connection with any Permitted Acquisition or other Investment in compliance with Section 5.4;

(n) the termination or unwinding of any Swap Agreements;

(o) dispositions as a direct result of an Event of Loss and the disposition of Property damaged as a result thereof;

(p) Permitted Sale-Leaseback Transactions with an aggregate consideration not in excess of the greater of (i) $7,000,000 and (ii) 10% of Combined EBITDA of (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) for all such transactions during the term of this Agreement;

(q) dispositions made in order to comply with an order of any Governmental Authority or any applicable Requirement of Law not exceeding the greater of (x) $10,000,000 and (y) 15.0% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) during the term of this Agreement;

(r) any other disposition in an aggregate amount not exceeding the greater of (x) $15,000,000 and (y) 20.0% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) for all such transactions or series of transactions during the term of this Agreement; and

(s) Disposition of the Sanford Property and/or Brickhaven Property after payment of the Riverbend/Sutton Contract Termination Fee by Duke Energy.

Notwithstanding anything in this Section 5.2 to the contrary, with respect to any disposition of (1) Borrowing Base Assets, (2) any of the Stock of Allied or any Subsidiary of Allied which is a Borrower, (3) more than 50% of the Stock of Allied Parent (to any Person which is not a Permitted Holder), or (4) the sale of all or substantially all of the assets of Allied Parent or any of its Subsidiaries, in each case, otherwise permitted by the terms of Section 5.2(b), (d), (e), (k)(iii), (m) or (r): (i) the Payment Conditions shall have been satisfied of time of such disposition, (ii) the Borrowers shall have delivered to Agent an updated Borrowing Base Certificate giving effect to such disposition no more than five Business Days before such disposition if more than 5% of the assets included in the most recent calculation of the Borrowing Base are being disposed of (directly or indirectly (including, by way of example, any disposition of Stock of any Person having Borrowing Base Assets)) pursuant to such disposition (or any series of related dispositions), (iii) the Fixed Charge Coverage Ratio shall be equal to or greater than 1.00 to 1.00 for the four Fiscal Quarter period most recently ended for which financial statements are required to have been delivered to the Agent pursuant to Section 4.1 (calculated on a Pro Forma basis giving effect to such disposition as if such disposition had been consummated on the first day of such four Fiscal Quarter period); and (iv) the Borrowers shall have delivered to Agent, no less than five Business Days before such disposition, Projections of the Borrowers and their Restricted Subsidiaries for the 12 Fiscal Months following the date of such disposition, prepared on a month-to-month basis an demonstrating (on a Pro Forma basis giving effect to such disposition) (A) compliance with the financial covenants set forth in Section 6.1 as of the end of each such Fiscal Month (regardless of whether a Financial Covenant Testing Period then exists) and (B) Availability as of the end of each such Fiscal Month.

5.3 Fundamental Changes. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (1) in connection with Permitted Acquisitions and other Investments permitted hereunder, (2) any Subsidiary (including, without limitation, the Borrowers or any Guarantor other than Parents) may merge or amalgamate with, or dissolve or liquidate into, the Borrowers or any of their Wholly-Owned Subsidiaries which are Domestic Subsidiaries, provided that the Borrowers or such Wholly-Owned Subsidiaries which are Domestic Subsidiaries shall be the continuing or surviving entities, (3) any Foreign Subsidiary may merge with or dissolve or liquidate into another Foreign Subsidiary, (4) any Non-Credit Party may merge with or dissolve or liquidate into another Non-Credit Party or any Credit Party, (5) any Credit Party (other than Parents) may merge with or dissolve or liquidate into any other Credit Party (other than Parents); provided that if any Borrower is a party to such transaction, such Borrower shall be the surviving or continuing entity of such transaction, and (6) transactions permitted by Sections 5.2 and 5.4; provided, further, that with respect to clauses (1), (2), (4), and (5) above, (w) if a Parent is a party to such transaction, either the Charah Parent or the Allied Parent shall be the surviving or continuing entity, (x) if a Borrower is a party to such transaction, then a Borrower shall be the surviving or continuing entity and (y) if a Credit Party (other than a Parent or a Borrower) is a party to such transaction, then a Credit Party shall be the surviving or continuing entity. Notwithstanding the foregoing, if any of the foregoing events in clauses (1) through (6) results in the occurrence of a change described in Section 5.14, then the Borrowers shall provide notice to the Agent within the time period specified in Section 5.14.

5.4 Loans and Investments. No Credit Party shall and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to (i) purchase or acquire any Stock or Stock Equivalents, or any debt instruments or other debt securities of, or any equity interest in, another Person, including through the establishment or creation of a Subsidiary, or (ii) make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, amalgamation, consolidation or other combination or (iii) make or purchase any advance, loan, extension of credit or capital contribution to or any other investment in, another Person including the Borrowers and any Subsidiary or Affiliate of any Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”) except for:

(a) Investments in cash and Cash Equivalents;

(b) Investments by (i) Parents in Credit Parties, (ii) any Credit Party (other than Parents) to or in any other Credit Party (other than Parents), (iii) the Borrowers or any other Credit Party (other than Parents) to or in any Non-Credit Parties (including, without limitation, Investments in Persons that, upon such Investment, become Subsidiaries), which all such Investments in the aggregate shall not exceed $25,000,000 at any time outstanding for all such Investments under this clause (iii); provided, however, that the aggregate amount attributed at any time to the Investment in Non-Credit Parties pursuant to this clause (iii) shall be offset to reflect any amounts advanced by such Non-Credit Parties to the Credit Parties, including distributions, dividends and other payments of any kind; provided, further, if the Investments described in foregoing clauses (i), (ii) and (iii) are evidenced by notes issued to any Credit Party, such notes shall be pledged to the Agent, for the benefit of the Secured Parties to the extent required by the Collateral Documents, (iv) any Foreign Subsidiaries in any Foreign Subsidiaries (other than by a Restricted Subsidiary in an Unrestricted Subsidiary), (v) any Non-Credit Parties in any Non-Credit Parties (other than by a Restricted Subsidiary in an Unrestricted Subsidiary), (vi) Credit Parties in Domestic Subsidiaries of Foreign Subsidiaries; provided that such Domestic Subsidiary becomes a direct Subsidiary of such Credit Party, (vii) Parents or any of their Restricted Subsidiaries in the form of the establishment or creation of a Subsidiary and for de minimis contribution to the equity or capital thereof in connection therewith or in connection with a Permitted Acquisition or other Investment otherwise permitted under this Agreement and (viii) any Non-Credit Parties to any Credit Party (provided that any such Investment in the form of a loan or advance by any Non-Credit Party to any Credit Party shall be subordinated to the same extent as set forth in that certain subordinated intercompany note dated as of the Closing Date among the Credit Parties from time to time party thereto, or such other subordination agreement or terms of subordination, as applicable, in form and substance reasonably satisfactory to the Agent);

(c) loans and advances to officers, directors, managers, employees, members of management and consultants of Parents and their Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary course business purposes and (ii) for purposes not described in the foregoing clause (i) not exceeding in the aggregate the greater of (x) $2,000,000 and (y) 3.0% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) in aggregate principal amount at any time outstanding;

(d) Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 5.2(b);

(e) Investments accepted (in the reasonable business judgment of the applicable Credit Party) in connection with the settlement or enforcement of delinquent Accounts or disputes with suppliers or customers or in connection with the bankruptcy, insolvency or reorganization of suppliers or customers or upon the foreclosure or enforcement of any Lien in favor of a Credit Party or any Restricted Subsidiary;

(f) (i) Investments consisting of non-cash loans made to officers, directors, managers, employees and consultants of a Credit Party or its Restricted Subsidiaries which are used by such Persons to purchase simultaneously Stock or Stock Equivalents of any Parent or a direct or indirect parent thereof and (ii) cash loans and advances to officers, directors, employees, members of management and consultants of Parents and their Restricted Subsidiaries to fund purchases of Stock or Stock Equivalents of Parents (or their direct or indirect parent entities); provided that the loans and advances pursuant to this clause (ii) shall not exceed the greater of (x) $4,000,000 and (y) 6.0% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) in aggregate principal amount at any one time outstanding;

(g) Investments existing on the Closing Date and set forth on Schedule 5.4 and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section;

(h) (i) Permitted Acquisitions and (ii) in the case of any such Permitted Acquisition or any other Investment permitted under this Section 5.4 by a Non-Credit Party, intercompany loans and advances to such Non-Credit Party or any of its Subsidiaries to fund such Permitted Acquisition or other Investment so long as the Payment Conditions shall have been satisfied with respect to each such loan or advance;

(i) advances to suppliers and service providers in the ordinary course of business; provided that, with respect to any such advance to an Affiliate, such advance shall be subject to Section 5.6;

(j) Investments consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers; provided that any such arrangement with an Affiliate shall be subject to Section 5.6;

(k) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(l) advances of payroll payments to officers, directors, managers, employees and consultants in the ordinary course of business;

(m) (i) Investments in deposit accounts and securities accounts maintained in the ordinary course of business and (ii) Investments relative to Indebtedness permitted under Section 5.5(1);

(n) deposits of cash made in the ordinary course of business to secure performance of (i) operating leases and (ii) other contractual obligations (including, without limitation, utility services, reimbursement obligations with respect to letters of credit, surety bonds and performance bonds);

(o) Investments held by a Person acquired in a Permitted Acquisition or other Acquisition permitted hereunder, to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition or other Acquisition and were in existence on the date of such Permitted Acquisition or other Acquisition;

(p) earnest money deposits, cash advances and escrows of property made in connection with any letter of intent or purchase agreement not prohibited hereunder;

(q) Investments to the extent payment therefor is made substantially contemporaneously with the receipt of, and funded entirely with the, proceeds of the sale or issuance of Stock of, or an equity contribution to, any Parent; provided that to the extent such Investment is made in connection with an Acquisition, such Acquisition shall not be hostile;

(r) Parent Intercompany Advances to the extent any such Parent Intercompany Advance (i) is made in lieu of a Restricted Payment permitted pursuant to Section 5.11 and (ii) if made as a Restricted Payment, would be permitted pursuant to Section 5.11;

(s) Investments in Swap Agreements entered into for bona fide hedging purposes and not for speculation;

(t) Investments in an aggregate amount at any time outstanding not exceeding the greater of (x) $13,000,000 and (y) 18.5% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction);

(u) transactions constituting an Investment which are permitted by Section 5.3;

(v) Investments consisting of guarantees permitted by Section 5.5(m);

(w) (i) Investments using the Available Equity Amount; provided that as of the date such Investment is made, the amount of such Investment does not exceed the Available Equity Amount as of such date and no Event of Default under Section 7.1(a), 7.1(f) or 7.1(g) has occurred and is continuing or would result immediately thereafter therefrom and (ii) other Investments so long as the Payment Conditions are satisfied with respect to each such Investment;

(x) to the extent constituting Investments, advances in respect of transfer pricing and cost-sharing arrangements by and among Parents and their respective Restricted Subsidiaries, so long as such arrangements are made pursuant to policies in place on the Closing Date or approved by the applicable Borrower’s board of directors and reviewed by an independent certified public accounting firm of recognized national standing that is either (i) a member of the “Big Four” or (ii) reasonably acceptable to the Agent (such approval not to be unreasonable withheld, conditioned or delayed); and

(y) Investments by any Borrower or any Restricted Subsidiary in any Borrower or any Restricted Subsidiary in connection with reorganizations and other related corporate activities of each Borrower and its Restricted Subsidiaries made for Tax planning purposes, so long as (x) the Borrower Agent provides to the Agent evidence reasonably acceptable to the Agent that, after giving effect to such Investments, (i) the granting, perfection, validity and priority of the security interest of the Secured Parties in the Collateral, the value of the assets that constitute the Collateral and the value of the assets of the Credit Parties, in each case taken as a whole, is not impaired in any material respect by such Investments and (ii) no Event of Default has occurred and is continuing or would result immediately therefrom and (y) after giving effect to such Investments, the Credit Parties are in compliance with Section 4.13 (subject to the applicable time periods set forth therein);

provided, for purposes of this Section 5.4, that the amount of any Investments (other than Permitted Acquisitions) shall be determined net of all actual after-Tax cash returns on such Investments, whether as principal, interest, dividends, distributions, proceeds or otherwise, to the extent not so included in the determination of the Available Equity Amount. Notwithstanding anything contained herein or in any of the other Loan Documents to the contrary, in no event shall any Foreign Subsidiary or any Disregarded Domestic Subsidiary create or acquire any Domestic Subsidiaries (other than Disregarded Domestic Subsidiaries) following the date such Foreign Subsidiary or Disregarded Domestic Subsidiary becomes a Subsidiary, other than as a result of an Acquisition permitted hereunder; provided, that (x) a Foreign Subsidiary or Disregarded Domestic Subsidiary shall only acquire a Domestic Subsidiary in connection with the Acquisition of a foreign Person that is the direct or indirect parent of such Domestic Subsidiary and (y) such Domestic Subsidiary is not created in contemplation of such Acquisition.

5.5 Limitation on Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain liable with respect to, any Indebtedness, except:

(a) Indebtedness constituting the Obligations;

(b) Indebtedness of the Credit Parties and their respective Restricted Subsidiaries of the type described in clause (i) of the definition of Indebtedness in respect of Indebtedness of a Credit Party or Restricted Subsidiary of a Credit Party otherwise permitted hereunder; provided that, if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Obligations on terms at least as favorable to the Agent and the Lenders as those contained in the subordination of such Indebtedness;

(c) Indebtedness existing on the Closing Date and set forth in Schedule 5.5 and Permitted Refinancings thereof;

(d) Indebtedness in an aggregate principal amount at any time outstanding not exceeding the greater of (x) $40,000,000 and (y) 20.0% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered) (plus the amount of any increase in principal resulting from interest paid in kind or capitalized interest) in the aggregate outstanding at any one time, consisting of (i) Indebtedness incurred for the purpose of financing (or refinancing) all or any part of the cost of acquiring, repairing, improving, installing or designing Property, and Capital Lease Obligations and Indebtedness secured by Liens permitted by Section 5.1(h) and (ii) Permitted Refinancings thereof;

(e) unsecured intercompany Indebtedness to the extent the corresponding Investment is permitted pursuant to Section 5.4;

(f) Initial Term Loans and Permitted Refinancings thereof (provided that all such Initial Term Loans and Permitted Refinancings thereof are at all times subject to the other provisions of the Initial Intercreditor Agreement or other intercreditor terms in favor of the Agent that are consistent with the intercreditor terms in the Initial Intercreditor Agreement);

(g) Indebtedness which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with Investments, Permitted Acquisitions and Dispositions permitted hereunder;

(h) to the extent constituting Indebtedness, deferred compensation and similar obligations to current and former officers, directors, managers, employees and consultants of the Credit Parties and their Restricted Subsidiaries incurred in the ordinary course of business;

(i) to the extent constituting Indebtedness, obligations with respect to cash management services and other Indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case in connection with deposit accounts;

(j) Swap Agreements entered into for bona fide hedging purposes, not for speculation and in the ordinary course of business;

(k) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(l) (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument or payment item drawn against insufficient funds in the ordinary course of business and (ii) Indebtedness consisting of endorsements for collection or deposit in the ordinary course of business;

(m) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of any of the Credit Parties and their Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Stock of any of the Credit Parties and their Restricted Subsidiaries (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Stock of any of the Credit Parties and their Restricted Subsidiaries for the purpose of financing such acquisition) otherwise permitted hereunder;

(n) Indebtedness which may exist or be deemed to exist pursuant to or in connection with bid, performance, statutory, surety, stay, customs, appeal or similar bonds, completion guaranties or other similar obligations in the ordinary course of business;

(o) Indebtedness in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar arrangements in the ordinary course of business;

(p) unsecured Indebtedness owing to future, current and former officers, directors, managers, employees and consultants (or any current or former spouses or domestic partners, family members, trusts or other estate planning vehicles or estates or heirs of any of the foregoing) incurred in connection with the repurchase or redemption of Stock that has been issued to such Persons, so long as the aggregate principal amount of all such Indebtedness outstanding at any one time does not exceed the greater of (x) $7,000,000 and (y) 10.0% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) (plus the amount of any increase in principal resulting from interest paid in kind or capitalized interest) in the aggregate outstanding at any one time;

(q) unsecured Indebtedness, earn-outs and holdbacks owing to sellers of assets or Stock to any of the Credit Parties and their Restricted Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions or other Investments permitted hereunder so long as the aggregate principal amount of all such Indebtedness, earn-outs and holdbacks at any one time outstanding do not exceed the greater of (x) $30,000,000 and (y) 45.0% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) (plus the amount of any increase in principal resulting from interest paid-in-kind or capitalized interest, in each case, in accordance with the subordination provisions applicable thereto) in the aggregate outstanding at any one time, in each case subordinated in right of payment to the Obligations in a manner and pursuant to documentation reasonably satisfactory to the Agent and Permitted Refinancings thereof;

(r) unsecured (except for Liens granted to customers on customer deposits) Indebtedness incurred in the ordinary course of business with respect to customer deposits and, solely to the extent constituting Indebtedness, other unsecured current liabilities not the result of borrowing and not evidenced by any note or other evidence of Indebtedness;

(s) Indebtedness of Non-Credit Parties; provided that the aggregate principal amount of such Indebtedness at any time outstanding (together with any Indebtedness of Non-Credit Parties incurred pursuant to Sections 5.5(ff) and 5.5(gg)) shall not exceed the greater of (x) $18,000,000 and (y) 25.0% of Combined EBITDA (determined on a Pro Forma Basis on the date of incurrence for the most recently ended four Fiscal Quarter period for which financial statements have been delivered) in the aggregate outstanding at any one time;

(t) Guarantees by (i) Credit Parties in respect of Indebtedness of other Credit Parties otherwise permitted under this Section 5.5, and (ii) Subsidiaries of any Parent which are not Credit Parties in respect of Indebtedness of any of the Credit Parties or any of their respective Restricted Subsidiaries in respect of Indebtedness of other Subsidiaries of any Parent otherwise permitted under this Section 5.5;

(u) [reserved];

(v) at any time outstanding due to any landlord in connection with the financing by such landlord of leasehold improvements;

(w) Indebtedness with a principal amount not exceeding the greater of (x) $21,000,000 and (y) 30.0% of Combined EBITDA (determined on a Pro Forma Basis on the date of incurrence for the most recently ended four Fiscal Quarter period for which financial statements have been delivered) in the aggregate outstanding at any one time (up to the greater of (x) $10,000,000 and (y) 15% of Combined EBITDA (determined on a Pro Forma Basis on the date of incurrence for the most recently ended four Fiscal Quarter period for which financial statements have been delivered) in the aggregate outstanding at any one time of which amount, together with any other Indebtedness or other obligations secured by Liens permitted under Section 5.1(ee), may be secured Indebtedness) (plus the amount of any increase in principal resulting from interest paid-in-kind or capitalized interest, in each case, in respect of Indebtedness originally permitted to be incurred pursuant to this subsection (v)) in the aggregate at any time outstanding;

(x) contingent obligations under Guarantees (other than Guarantees of Indebtedness) entered into in the ordinary course of business;

(y) Indebtedness supported by a Letter of Credit in an aggregate outstanding principal amount not to exceed the face amount of such Letter of Credit;

(z) Indebtedness subject to Liens permitted under Section 5.1(ee);

(aa) solely to the extent constituting Indebtedness (other than Indebtedness for borrowed money), (i) unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent that they are permitted to remain unfunded under applicable Requirements of Law and (ii) Indebtedness incurred or created in the ordinary course of business in respect of workers’ compensation claims, health, disability or other employee benefits, salary, wages or other compensation or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claim (it being understood that the Borrowers may use proceeds of Permitted Term Indebtedness permitted under Section 5.2(f) to pay the expenses specified in subclauses (i) and (ii) of this clause (aa));

(bb) [Reserved];

(cc) Indebtedness substantially similar to the Indebtedness described in Section 5.5(d) incurred in respect of Permitted Sale-Leaseback Transactions permitted pursuant to Section 5.2(o);

(dd) Indebtedness consisting of any increase in the principal amount of any Indebtedness described in clauses (a) through (bb) of this Section 5.5 resulting from interest paid-in-kind or continuously capitalized interest;

(ee) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (cc) of this Section 5.5;

(ff) Permitted Term Indebtedness (other than Indebtedness contemplated by clause (f) above); provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (ff) by Non-Credit Parties (together with any Indebtedness of Non-Credit Parties incurred pursuant to Sections 5.5(s) and 5.5(gg)) shall not exceed the greater of (x) $18,000,000 and (y) 25% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) in the aggregate outstanding at any one time;

(gg) Indebtedness incurred or assumed by any Credit Party or any Restricted Subsidiary in a Permitted Acquisition or any other similar Investment permitted hereunder; provided that (i) no Default or Event of Default has occurred and is continuing as of the date the definitive agreement for such Acquisition or Investment is executed, (ii) if such Indebtedness is assumed, such Indebtedness shall not have been incurred in contemplation of such Acquisition or Investment and (iii) if such Indebtedness is secured (A) the Payment Conditions are met on a Pro Forma Basis and (B) to the extent such liens are on Collateral securing the Obligations (1) the beneficiaries thereof (or an agent on their behalf) shall have entered into an intercreditor agreement reasonably satisfactory to the Agent, (2) if such Indebtedness is a credit facility that could have been incurred as an Incremental Facility pursuant to Section 1.1(b), the Borrowers shall have been permitted to incur such Indebtedness pursuant to, and such indebtedness shall be deemed to be incurred in reliance on, Section 1.1(b) and (3) such Indebtedness is subject to the same requirements as govern the Revolving Commitment Increases (including Section 1.1(b)(iv)); provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (gg) by Non-Credit Parties (together with any Indebtedness of Non-Credit Parties incurred pursuant to Sections 5.5(s) and 5.5(ff)) shall not exceed the greater of (x) $18,000,000 and (y) 25% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) in the aggregate outstanding at any one time;

(hh) to the extent constituting Indebtedness, advances to Foreign Subsidiaries in respect of transfer pricing and cost-sharing arrangements by and among Parents and their respective Restricted Subsidiaries so long as such arrangements are made pursuant to policies in place on the Closing Date or approved by the applicable Borrower’s board of directors and reviewed by an independent certified public accounting firm of recognized national standing that is either (i) a member of the “Big Four” or (ii) reasonably acceptable to the Agent (such approval not to be unreasonable withheld, conditioned or delayed); and

(ii) letters of credit, bank guarantees, or bank acceptances that are issued by an unaffiliated third-party issuer whose senior unsecured unsubordinated indebtedness is rated at least A3 by Moody’s and A- by S&P and are unsecured or secured pursuant to, and in accordance with, Section 5.1(kk); provided that the aggregate stated amount of all such letters of credit, bank guarantees, or bank acceptances shall not exceed $1,000,000.

5.6 Transactions with Affiliates. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, enter into any transaction with any Affiliate involving aggregate consideration in excess of the greater of (x) $1,750,000 and (y) 2.5% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) for any transaction or series of related transactions, except:

(a) transactions with Affiliates otherwise permitted by this Agreement (including without limitation the Transactions);

(b) transactions of the type described on Schedule 5.6;

(c) (i) transactions between or among Credit Parties, (ii) transactions between or among Non-Credit Parties and (iii) transactions in the ordinary course of business or between or among Credit Parties and Non-Credit Parties;

(d) employment and severance arrangements between the Credit Parties and their Restricted Subsidiaries and their respective directors, managers, officers and employees and transactions pursuant to stock option plans and employee benefit plans and similar arrangements in the ordinary course of business;

(e) the payment of customary fees, compensation, and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Credit Parties and their Subsidiaries in the ordinary course of business to the extent attributable to the operation of the Credit Parties and their Subsidiaries;

(f) upon fair and reasonable terms no less favorable to such Credit Party or such Restricted Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party or such Restricted Subsidiary (as reasonably determined by the Borrowers in good faith);

(g) licenses of Intellectual Property on a non-exclusive basis in the ordinary course of business to direct and indirect parent entities of any Parent in connection with their ownership of such Parent;

(h) deferrals in the ordinary course of business of payments due from Foreign Subsidiaries under Intellectual Property licenses, in connection with the funding of Acquisitions by such Foreign Subsidiaries;

(i) any transaction with an Affiliate where the only consideration paid by any Credit Party is Qualified Stock of any Parent;

(j) (x) payment of or reimbursement for indemnification claims and reimbursement for reasonable, documented out-of-pocket costs and expenses to, the Sponsor or its Affiliates pursuant to or in connection with services rendered pursuant to a Management Agreement and (y) so long as no Default or Event of Default has occurred and is continuing, payment of fees to Sponsor or its Affiliates pursuant to a Management Agreement; provided that, with respect to this clause (y), any fees the payment of which are blocked pursuant to this clause (y) may be paid after the Closing Date upon the cure or waiver of such Default or Event of Default; and

(k) issuance of Stock and Stock Equivalents by any Parent.

5.7 Management Fees and Compensation. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, pay any management, consulting or similar fees (which, for the avoidance of doubt, shall not include salaries or periodic wages or employee benefits but shall in any event include fees and other compensation pursuant to any Management Agreement) to any Affiliate of any Credit Party except:

(a) payment of compensation and benefits (including customary indemnities) to officers, directors, managers, employees and consultants and other service providers of the Credit Parties for actual services rendered to the Credit Parties and their Subsidiaries in the ordinary course of business;

(b) payment of directors’ and managers’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director and manager meetings and related actual out-of-pocket costs and expenses and other actual out-of-pocket travel expenses, not exceeding in the aggregate, with respect to fees paid to directors that are not outside directors, the greater of (x) $1,750,000 and (y) 2.5% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) in any Fiscal Year of the Borrowers; and

(c) payment of amounts permitted under Section 5.6.

5.8 [Reserved].

5.9 Voluntary Prepayments of Permitted Term Indebtedness. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, make any voluntary prepayment of principal in respect of any Permitted Term Indebtedness unless the Payment Conditions are satisfied with respect to such voluntary prepayment; provided that, for the avoidance of doubt, this Section 5.9 shall not restrict, or otherwise impair or limit, any Permitted Refinancing of the Initial Term Loans or any other Permitted Term Indebtedness or any mandatory prepayment or scheduled payment under the Initial Term Loan Agreement.

5.10 Issuance or Repurchase of Stock. Each Credit Party will not, and will not permit any of its Subsidiaries to, (a) issue any Stock (whether for value or otherwise) to any Person other than (i) in the case of any Credit Party, to any other Credit Party, (ii) in the case of any Domestic Subsidiary or First Tier Foreign Subsidiary, to any wholly-owned Domestic Subsidiary, (ii) in the case of any Foreign Subsidiary which is not a First Tier Foreign Subsidiary, to any Credit Party or another wholly-owned Subsidiary of any Credit Party and (iii) as otherwise permitted by Article V hereof or (b) become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Stock of any Credit Party or Subsidiary of any Credit Party, or any option, warrant or other right to acquire any such Stock other than as otherwise permitted by Article V hereof; provided, however, that notwithstanding anything herein to the contrary, Parents may issue Stock to their respective equityholders or any other Person so long as such Stock is Qualified Stock or is otherwise permitted pursuant to Article V hereof and does not result in a Change of Control.

5.11 Restricted Payments. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any of its Stock or Stock Equivalents, (ii) purchase, redeem or otherwise acquire for value any of its Stock or Stock Equivalents now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Junior Indebtedness (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”) except that any Restricted Subsidiary of a Borrower may make Restricted Payments to such Borrower and any Restricted Subsidiary of a Borrower may make Restricted Payments to any Restricted Subsidiary of such Borrower, and except that:

(a) the Credit Parties and their Restricted Subsidiaries may declare and make dividend payments or other distributions payable solely in their respective Stock or Stock Equivalents;

(b) the Credit Parties and their Restricted Subsidiaries may make (and may make distributions to the applicable Parent or any direct or indirect parent of such Parent to permit such Parent or such parent to make), and Parents may use cash on hand to make, payments and distributions to future, current and former officers, directors, managers, employees and consultants (or any current or former spouses or domestic partners, family members, trusts or other estate planning vehicles or estates or heirs of any of the foregoing) of any of the Credit Parties and their Restricted Subsidiaries (i) on account of redemptions of Stock and Stock Equivalents held by such Persons and (ii) in the form of forgiveness of Indebtedness of such Persons on account of purchases of Stock and Stock Equivalents held by such Persons, so long as the Payment Conditions are satisfied with respect to each such distribution or payment;

(c) (i) The Credit Parties and their Restricted Subsidiaries may make payments to or on behalf of the applicable Parent (and any entity that owns directly or indirectly 100% of the equity interests in any Parent) in an amount sufficient to permit such Parent (or such other entity, as applicable) to pay its licensing fees, franchise Taxes and other similar fees, Taxes and expenses, in each case, incurred in the ordinary course of business to maintain its legal existence and, without duplication, (ii) in the event any of the Credit Parties or their Restricted Subsidiaries file a consolidated, combined, unitary or similar income Tax return with the applicable Parent (or any other direct or indirect parent of any of the Credit Parties and their Restricted Subsidiaries), the Credit Parties and their Restricted Subsidiaries may make payments to or on behalf of such Parent (or such other direct or indirect parent, as applicable) to pay or to permit the payment of income Taxes then due and payable in respect of such Tax return; provided that the aggregate amount of all such payments permitted by this clause (ii) shall not exceed the amount of such Taxes attributable to the Credit Parties and their Restricted Subsidiaries that file such a Tax return with such Parent (or such other direct or indirect parent, as applicable); (iii) without duplication for payments provided under clause (ii), with respect to any taxable period ending after the Closing Date for which any Credit Party or Restricted Subsidiary is a partnership or disregarded entity for U.S. federal and/or applicable state or local tax purposes (other than a partnership or disregarded entity described in clause (ii)), such Credit Parties and Restricted Subsidiaries may make payments to their respective direct or indirect owners in an amount necessary to permit such direct or indirect parent to pay or to make a pro rata distribution to its owners in an amount not to exceed the aggregate taxable income of such Credit Party (calculated with regard to tax deductible amortization or depreciation resulting from any increase in basis under Sections 743(b) and 734(b) of the Code (and any equivalent provisions of applicable tax laws)) multiplied by the highest combined marginal federal, state, and/or local income tax rate applicable to any individual or corporate taxpayer, whichever is higher, resident of New York (taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes (and any limitations thereon) and prior year losses (to the extent not previously taken into account pursuant to this clause and taking into account any limitations on the utilization thereof) and without duplication, for the avoidance of doubt, of any amount of such taxes actually paid by such Credit Party and/or any of its Subsidiaries to the relevant taxing authority); provided that any payment with respect to taxable income of any Unrestricted Subsidiaries shall be permitted to the extent of cash distributions by such Unrestricted Subsidiary;

(d) payments to or on behalf of any direct or indirect parent of any of the Credit Parties and their Restricted Subsidiaries may be made to permit such direct or indirect parent to make payments that would then be permitted to be made by the Credit Parties pursuant to Section 5.7; provided that such payments shall be made in lieu of, and not in addition to, such payments pursuant to Section 5.7;

(e) payments by the Credit Parties and their Restricted Subsidiaries to or on behalf of any direct or indirect parent entities may be made in an amount sufficient to pay out-of-pocket legal, administrative, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of such direct or indirect parent entities; provided, the aggregate amount of such Restricted Payments does not exceed $2,000,000 in the aggregate in any Fiscal Year;

(f) [reserved];

(g) each Borrower may make distributions to its applicable Parent which are immediately used by such Parent (or paid by such Parent to permit any direct or indirect parent entities of such Parent) to make cash payments in lieu of issuing fractional shares of Stock of such Parent (or any direct or indirect parent entities of such Parent), in an aggregate amount for all such distributions to any Parent not exceeding the greater of (x) $1,750,000 and (y) 2.5% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction);

(h) each Borrower may make distributions to its applicable Parent which are immediately used by such Parent to finance any Investment otherwise specifically permitted to be made by such Borrower or any of its Restricted Subsidiaries pursuant to Section 5.4; provided that (i) such distribution shall be made substantially concurrently with the closing of such Investment and (ii) such Parent shall, immediately following the closing thereof, cause (A) all property acquired (whether assets or capital stock) to be contributed to such Borrower or any of its Restricted Subsidiaries or (B) the merger (to the extent specifically permitted herein) of the Person formed or acquired into such Borrower or a Credit Party other than such Parent in order to consummate such Permitted Acquisition;

(i) Restricted Payments (other than Restricted Payments by any Parent) payable on or in respect of any class, series or tranche of Stock or Stock Equivalents issued by a non-Wholly-Owned Subsidiary may be made so long as a Wholly-Owned Subsidiary of any Parent receives at least its pro rata share of such Restricted Payment in accordance with its Stock or Stock Equivalents in such class, series or tranche;

(j) the Credit Parties may make the one-time cash distribution to the Borrowers’ respective equityholders in connection with the Transactions in an aggregate amount not exceeding $120,000,000;

(k) [reserved];

(l) so long as no Event of Default under Section 7.1(a), Section 7.1(f) or Section 7.1(g) has occurred and is continuing or would result immediately thereafter therefrom, the Borrowers may make Restricted Payments out of the Available Equity Amount;

(m) Restricted Payments payable solely in Qualified Stock and Stock Equivalents in respect of Qualified Stock may be made;

(n) so long as the Payment Conditions are satisfied with respect thereto, Restricted Payments in respect of Junior Indebtedness constituting (without duplication) (i) regularly scheduled interest payments (including, without limitation, non-cash payments of interest in kind or otherwise through additions to principal and payments due at maturity) and payment of fees, expenses and indemnification obligations, (ii) Permitted Refinancings, (iii) payments with, or conversions to, common Stock or Qualified Stock (or Stock of any direct or indirect parent entities of any Parent), (iv) payments as part of an “AHYDO catch-up payment”, (v) payments permitted by any subordination terms applicable to the relevant Junior Indebtedness, (vi) payment of earn-outs obligations and holdbacks permitted to be incurred under Section 5.5(q) and (vii) payments or repurchases not to exceed the Available Equity Amount as of the applicable date of such Restricted Payment; and

(o) other Restricted Payments, so long as the Payment Conditions are satisfied with respect to each such prepayment.

5.12 Change in Business. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, engage in any line of business substantially different from those lines of business carried on by it on the Closing Date, other than lines of business ancillary, complementary, incidental or related thereto and reasonable extensions of such lines of business.

5.13 Amendments to Organizational Documents. Except as expressly permitted under Section 5.3, no Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, amend any of its Organization Documents in any manner materially adverse to the Agent or Lenders in their capacities as such.

5.14 Changes in Accounting, Fiscal Year, Name and Jurisdiction of Organization. No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP or, subject to Section 12.3, as required or recommended by the Credit Parties’ external accountants, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Restricted Subsidiary of any Credit Party (other than (x) to conform to that of the Borrowers or (y) with the prior written consent of the Agent), (iii) change its legal name as it appears in official filings in its jurisdiction of organization, (iv) change its jurisdiction of organization, (v) change its location from that referred to in Section 4.4(a), or (vi) change its organizational identification number, if any, or corporate, limited liability company, partnership or other organizational structure to such an extent that any financing statement filed in connection with the Loan Documents would become misleading; provided that, in the case of clauses (iii) through (vi), the Borrowers shall provide notice to the Agent within 10 Business Days of taking such action.

5.15 Amendments to Permitted Term Indebtedness. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, after the Closing Date, change or amend the terms of any (a) Initial Term Loan Document except to the extent permitted by the Initial Intercreditor Agreement, (b) other Permitted Term Indebtedness Document or any Permitted Term Indebtedness except to the extent permitted by the applicable Acceptable Intercreditor Agreement; provided, that no change or amendment to the terms of any Permitted Term Indebtedness Document or any Permitted Term Indebtedness (including any Initial Term Loan Credit Agreement and the Initial Term Loans) shall (A) modify or add any direct restriction on the payment of the Loans that would otherwise be permitted under the Initial Term Loan Credit Agreement, (B) shorten the maturity date or any other date upon which payments of principal or interest are due on such Indebtedness, (C) add mandatory prepayments not contemplated under the Initial Term Loan Credit Agreement (it being understood that customary change of control offers and asset sale offers shall be permitted), or (D) contravene the provisions of the applicable Acceptable Intercreditor Agreement, (c) Junior Indebtedness except to the extent permitted by any subordination agreement or other terms of any subordination applicable thereto; or (d) Junior Indebtedness not subject to a subordination agreement if the effect of such change or amendment to such Junior Indebtedness not subject to a subordination agreement is to (i) shorten the dates upon which payments of principal or interest are due on such Indebtedness, (ii) add or change in a manner materially adverse to the Credit Parties (or which would reasonably be expected to have a Material Adverse Effect) any event of default or add or make more restrictive any covenant with respect to such Indebtedness, (iii) change in a manner materially adverse to the Credit Parties (or which would reasonably be expected to have a Material Adverse Effect) the prepayment provisions of such Indebtedness, (iv) change the subordination provisions thereof (or the subordination terms of any guaranty thereof) in a manner adverse to the Credit Parties, the Agent or Lenders, or (v) restrict the amount of Obligations which may be incurred under this Agreement or the other Loan Documents or any Credit Party’s right to make voluntary or mandatory payment or prepayments of the Obligations if such restriction is more onerous than the terms and conditions set forth in the Initial Term Loan Credit Agreement and the Initial Intercreditor Agreement as in effect on the date hereof.

5.16 No Negative Pledges. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to (i) create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Restricted Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Restricted Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to the Borrowers or any other Credit Party or (ii) enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of the Agent, whether now owned or hereafter acquired, except, in the case of clauses (i) and (ii), the following: (1) this Agreement and the other Loan Documents, the Initial Term Loan Documents, and any Permitted Term Indebtedness Documents, (2) in connection with any document or instrument governing Liens permitted pursuant to Sections 5.1(a), 5.1(h), 5.1(i), 5.1(r), 5.1(s), 5.1(x), 5.1(y), 5.1(z), 5.1(aa), 5.1(dd), 5.1(ee) or 5.1(kk); provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens, (3) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Credit Party to secure the Obligations or (4) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the disposition of any property permitted under Section 5.2 pending the consummation of such disposition, (c) restricts subletting or assignment of any lease governing a leasehold interest of a Credit Party or (d) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

Notwithstanding the foregoing, this Section 5.16 shall not prohibit restrictions, encumbrances, and prohibitions existing under or by reason of (i) Requirements of Law, (ii) this Agreement and the other Loan Documents, (iii) the documentation for any Permitted Refinancing, (iv) the Initial Term Loan Documents or any other Permitted Term Indebtedness Documents, (v) documentation for any Indebtedness of Non-Credit Parties permitted hereunder, (vi) the documentation for any Indebtedness permitted under Section 5.5(d), 5.5(j), 5.5(q) or 5.5(v), (vii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Credit Party, (viii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (ix) any holder of a Permitted Lien restricting the transfer or assignment of the property subject thereto, (x) customary restrictions and conditions contained in any agreement relating to a disposition permitted by Section 5.2 pending the consummation of such disposition, (xi) any obligations binding on a Restricted Subsidiary at the time such Person becomes a Restricted Subsidiary, so long as such obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary, (xii) customary provisions in partnership agreements, limited liability company agreements and other Organization Documents, joint venture agreements, asset sale and stock sale agreements and other similar agreements, leases, subleases, licenses and sublicenses entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar Person, (xiii) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business, (xiv) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition or other Investment permitted hereunder, which encumbrance or restriction is not applicable to any Person, or the properties of any Person, other than the Person or the properties of the Person so acquired or the properties so acquired, (xv) documentation existing as of the Closing Date and listed on Schedule 5.16 or (xvi) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (iii), (iv), (v), (ix) or (xiv) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

5.17 Unrestricted Subsidiaries.

(a) Designate any Subsidiary as an Unrestricted Subsidiary unless (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the (x) Credit Parties shall be in compliance, on a Pro Forma Basis, with the Financial Covenant, recomputed on the last day of the most recently ended four Fiscal Quarter period for which financial statements have been delivered in accordance with Section 4.1(a), (b), or (c), as if such designation occurred on the first day of such period (and regardless of whether a Financial Covenant Testing Period then exists) and (y) Combined Total Net Leverage Ratio is not greater than 3.65:1.00 on a Pro Forma Basis computed as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered and (iii) such Subsidiary is also designated as an Unrestricted Subsidiary for the purposes of any Permitted Term Indebtedness. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrowers therein at the date of designation in an amount equal to the fair market value of the Borrowers’ Investment therein.

(b) Designate any Subsidiary as a “Restricted Subsidiary” under and as defined in any Permitted Term Indebtedness Document without designating such Subsidiary as a Restricted Subsidiary hereunder.

(c) Notwithstanding anything to the contrary herein, no Subsidiary previously designated as an Unrestricted Subsidiary may be re-designated as a Restricted Subsidiary

ARTICLE VI

FINANCIAL COVENANTS

6.1 Financial Covenants. Until Payment in Full of the Obligations and termination of the Revolving Commitments, Credit Parties shall comply, or cause compliance with, each of the following covenants:

(a) Fixed Charge Coverage Ratio. As of the last day of any Fiscal Quarter ending during a Financial Covenant Testing Period, the Fixed Charge Coverage Ratio for the 4 Fiscal Quarters then ending shall equal or exceed 1.00 to 1.00.

6.2 Equity Cure.

(a) In the event the Credit Parties fail to comply with the Financial Covenant as of the last day of any Fiscal Quarter, any cash equity contribution to the Borrowers (funded with proceeds of common equity issued by Parents or Qualified Stock (or other equity issued by Parents having terms reasonably acceptable to the Agent)) made after the date on which financial statements are required to be delivered for such Fiscal Quarter and on or prior to the day that is ten Business Days after the day on which financial statements are required to be delivered for such Fiscal Quarter (the “Anticipated Cure Deadline”) will, at the irrevocable election of the Borrowers and to the extent the proceeds of which have not been utilized under Sections 5.4(w) or 5.11(l) as of the date such proceeds are applied for purposes of this Section 6.2, be included in the calculation of Combined EBITDA solely for the purposes of determining compliance with the Financial Covenant at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity contribution so included in the calculation of Combined EBITDA, a “Specified Equity Contribution”).

(b) If, after giving effect to the Specified Equity Contribution, the Credit Parties shall then be in compliance with the Financial Covenant, the Credit Parties shall be deemed to have satisfied the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such covenants that had occurred shall be deemed cured for purposes of this Agreement.

(c) Upon receipt by the Agent of written notice from the Borrowers on or prior to the Anticipated Cure Deadline of its intent to effectuate a Specified Equity Contribution in respect of such Fiscal Quarter until the day that is ten Business Days after the day on which financial statements are required to be delivered for such Fiscal Quarter, notwithstanding any other provision of this Agreement or any other Loan Document, neither the Agent nor any Lender shall have any right to accelerate any Loans held by them or to exercise any other rights or remedies available under the Loan Documents or applicable law against the Collateral (including, without limitation, any right to foreclose on or take possession of Collateral) solely on the basis of an allegation of an Event of Default having occurred and being continuing under Section 7.1 due to failure by the Credit Parties to comply with the Financial Covenant, unless such failure is not cured pursuant to the Specified Equity Contribution on or prior to the Anticipated Cure Deadline; it being understood and agreed that the LC Issuer shall be under no obligation to issue any Letter of Credit, and the Lenders shall be under no obligation to make any Loan, until the Specified Equity Contribution has actually been received by the Borrowers.

(d) Notwithstanding anything herein to the contrary, (i) in each consecutive four Fiscal Quarter period there will be at least two Fiscal Quarters in which no Specified Equity Contribution is made, (ii) the amount of any Specified Equity Contribution will be no greater than the amount required to cause the Credit Parties to be in compliance with the Financial Covenant, (iii) all Specified Equity Contributions will be counted solely for purposes of the calculation of Combined EBITDA as it relates to the Financial Covenant and shall not be included for all other purposes, including calculating basket levels, pricing and other items governed by reference to Combined EBITDA, (iv) there shall be no more than five Specified Equity Contributions made in the aggregate after the Closing Date and (v) there shall be no pro forma reduction in Indebtedness (by netting or otherwise) with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenant for the Fiscal Quarter for which a Specified Equity Contribution is deemed applied.

ARTICLE VII

EVENTS OF DEFAULT

7.1 Event of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, (ii) to pay within five Business Days after the date due, interest on any Loan, and any regularly scheduled fee or (iii) to pay within 30 days after the date due, any other amount payable hereunder or pursuant to any other Loan Document;

(b) Representation or Warranty. Any representation, warranty or certification by or on behalf of any Credit Party or any of its Restricted Subsidiaries made herein, in any other Loan Document or in any certificate required to be delivered under this Agreement or any other Loan Document by such Person, or their respective Responsible Officers, in each case, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made;

(c) Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 4.1(a), Section 4.1(b), Section 4.1(c), Section 4.2(a), Section 4.2(c) (subject, in the case of each of Section 4.1(a), Section 4.1(b), Section 4.1(c), Section 4.2(a) and Section 4.2(c) to a grace period of five Business Days), Section 4.3(a), Section 4.10, Section 4.17(a)(iv), Section 4.19, Section 4.20, Article V, or Article VI hereof (provided that an Event of Default arising under this clause (c) due to a breach of the Financial Covenant is subject to cure pursuant to Section 6.2);

(d) Other Defaults. Any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the date upon which written notice thereof is given to the Borrowers by Agent or Required Lenders;

(e) Cross-Default; Cross-Acceleration to Permitted Term Indebtedness.

(i) Other than with respect to Permitted Term Indebtedness, any Credit Party or any Material Subsidiary (A) fails to make any payment in respect of any Indebtedness (other than (1) Indebtedness owing by any Credit Party or such Subsidiary to any other Credit Party or any of their Restricted Subsidiaries and (2) the Obligations) having an aggregate outstanding principal amount or net exposure of more than $15,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) (it being understood and agreed that, for the avoidance of doubt, separate tranches of debt documented under a single credit agreement, loan agreement or other similar agreement shall be treated as a single facility) and such failure continues unremedied after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to terminate the document relating to such Indebtedness or cause such Indebtedness to be declared to be due and payable prior to its stated maturity (other than as a result of the sale, transfer or other disposition (including, without limitation, as a result of a casualty or condemnation event or other Event of Loss) of an asset securing such Indebtedness) after giving effect to all applicable grace or notice periods (without regard to any subordination terms with respect thereto);

(ii) with respect to Permitted Term Indebtedness, any Credit Party or any Restricted Subsidiary (A) fails to make any payment in respect of Permitted Term Indebtedness when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues unremedied after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (B) fails to perform or observe any financial covenant therein (including, without limitation, the financial covenant in Section 6.1 of the Initial Term Loan Credit Agreement as in effect on the date hereof), and such failure continues unremedied for a period of 60 consecutive days; or

(iii) with respect to any Permitted Term Indebtedness, any event or condition occurs that results in the acceleration of such Indebtedness;

(f) Insolvency; Voluntary Proceedings. Any Parent, any Borrower, or any Material Subsidiary: (i) commences any Insolvency Proceeding with respect to itself; or (ii) takes any action to effectuate or authorize any of the foregoing;

(g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against any Parent, any Borrower, or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person’s Property, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, dismissed, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Parent, any Borrower, or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Parent, any Borrower, or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business;

(h) Monetary Judgments. One or more judgments, non-interlocutory orders, decrees or arbitration awards, in each case, for the payment of money, shall be entered against any one or more of the Credit Parties involving an amount of $15,000,000 or more (excluding amounts covered by (i) insurance to the extent the relevant independent third-party insurer has not denied coverage therefor in writing or (ii) other third-party indemnities), and the same shall remain undischarged, unsatisfied, unvacated, unstayed and unbounded pending appeal for a period of 60 consecutive days after the entry thereof;

(i) ERISA. Any ERISA Event occurs that, alone or together with any other ERISA Events that have occurred after the Closing Date, has resulted in, or would reasonably be expected to have, a Material Adverse Effect;

(j) Collateral. (i) Any guaranty or other material provision of any Loan Document shall for any reason (other than pursuant to the terms thereof or hereof) cease to be valid and binding on or enforceable against any Credit Party party thereto or any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder, deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Loan Document to which it is a party or shall contest the validity or perfection of any Lien on any Collateral purported to be covered by the Collateral Documents, or purports to revoke, terminate or rescind any provision of any Loan Document; or (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or Payment in Full) or shall be declared null and void, or any Collateral Document shall for any reason (other than pursuant to the terms thereof or hereof) cease to create a valid, perfected, first-priority security interest in any material portion of the Collateral purported to be covered thereby or such security interest shall for any reason (other than (x) the taking of any action by the Agent, or any Lender or the failure of the Agent or any Lender to take any action, in each case within its control, or (y) any such loss fully covered by a title insurance policy regarding real property owned in fee benefiting the Agent or the Secured Parties) cease to be a perfected (to the extent perfection is required pursuant to the terms thereof) security interest with the priority required thereby subject only to Permitted Liens (and the qualifications with respect to perfection set forth in the Loan Documents);

(k) Change of Control. A Change of Control occurs; or

(l) Invalidity of Subordination Provisions. The provisions of any Acceptable Intercreditor Agreement or the intercreditor or subordination provisions of any agreement or instrument governing any Permitted Term Indebtedness shall for any reason (other than in accordance with the terms thereof or as otherwise agreed to by the parties thereto) be revoked or invalidated, or otherwise cease to be in full force and effect, or any Credit Party or Affiliate thereof shall contest in any manner the validity or enforceability thereof or, to the extent purported to be bound, deny that it has any further liability or obligation thereunder (other than in accordance with the terms thereof or as otherwise agreed by the parties thereto) or the Secured Obligations, for any reason shall not have the priority required by such subordination provisions (in each case, other than in accordance with its terms or as otherwise agreed to by the parties thereto).

7.2 Remedies. Upon the occurrence and during the continuance of any Event of Default, the Agent may, with the written consent of the Required Lenders, and shall, at the written request of the Required Lenders:

(a) (i) refuse to make Loans, cause the issuance of any Letters of Credit, make any other extensions of credit or grant any other financial accommodations to or for the benefit of any Credit Parties; (ii) terminate, reduce, or condition any Revolving Commitment; (iii) make any adjustment to the Borrowing Base (including by instituting additional Reserves); and (iv) require Credit Parties to Cash Collateralize LC Obligations, Bank Product Obligations, and other Obligations that are contingent or not yet due and payable (and, if Credit Parties do not, for whatever reason, promptly provide such Cash Collateral, Agent may provide such Cash Collateral with the proceeds of a Loan and each Lender shall fund its Pro Rata Share thereof regardless of whether an Overadvance exists or would result therefrom or any condition precedent to the making of any such Loan has not been satisfied);

(b) declare all or any portion of the unpaid principal amount of all outstanding Obligations to be immediately due and payable (other than Bank Product Obligations or Swap Obligations, which shall be due and payable in accordance with the documents, instruments, and agreements governing such Bank Product Obligations and Swap Obligations), without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c) exercise on behalf of itself and the Lenders all rights and remedies which may be available to it under this Agreement, the other Loan Documents, and agreements relating to Bank Products, or Requirements of Law (including the rights of a secured party under the UCC), all of which shall be cumulative.

Any of the foregoing provisions of this Section 7.2 to the contrary notwithstanding, upon the occurrence of any Event of Default described in Sections 7.1(f) or (g) (in the case of clause (i) of Section 7.1(g) upon the expiration of the 60-day period mentioned therein), in addition to the remedies set forth above, the Revolving Commitments shall, automatically and without notice to any Person, terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall, automatically and without notice to any Person, become and be immediately due and payable and the Credit Parties shall automatically be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by each Credit Party party hereto.

7.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE VIII

AGENT

8.1 Appointment, Authority, and Duties of the Agent; Professionals.

(a) Appointment and Authority. Each Lender, LC Issuer and other Secured Party hereby irrevocably appoints Regions Bank to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to (i) take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto and (ii) enter into all Loan Documents to which the Agent is intended to be a party and accept all Security Documents for the Agent’s benefit and the benefit of the Secured Parties, all of which shall be binding upon the Secured Parties. Without limiting the generality of the foregoing, the Agent shall have the sole and exclusive authority to (i) act as the disbursing and collecting agent for the Lenders and the Secured

Parties, as applicable, with respect to all payments and collections arising in connection with the Loan Documents; (ii) execute and deliver as the Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Borrower or other Person; (iii) act as collateral agent for the Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (iv) manage, supervise, or otherwise deal with Collateral; and (v) take any enforcement action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Requirements of Law, or otherwise. Subject to Section 9.1(a)(iv)(C), the Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts, or Eligible Inventory or whether to impose or release any Reserve, which determinations and judgments, if exercised in good faith, shall exonerate the Agent from liability to any other Secured Party or other Person for any error in judgment. It is understood and agreed that the use of the term “agent” (or any other similar nomenclature) herein or in any other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Requirement of Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Duties; Delegation. The duties of the Agent shall be ministerial and administrative in nature, and the Agent shall not have any duties or obligations except those expressly set forth in this Agreement or the other Loan Documents. The Agent shall not have a fiduciary relationship with any Lender, LC Issuer, Secured Party, Participant or other Person, whether by reason of this Agreement or any other Loan Document or any transaction relating hereto or thereto or otherwise, and regardless of whether a Default or Event of Default exists. The conferral upon the Agent of any right shall not imply a duty on the Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement. the Agent may perform its duties through agents and employees and may consult with and employ the Agent Parties and shall be entitled to act upon (or refrain from acting), and shall be fully protected in any action taken (or omitted to be taken) in good faith reliance upon, any advice given by any Agent Party. The Agent shall not be responsible for the negligence or misconduct of any agents, employees or the Agent Parties selected by it. Except as otherwise may be expressly set forth herein or in any of the other Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its agents, employees or the Agent Parties in any capacity.

(c) Instructions of Required Lenders. The rights and remedies conferred upon the Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Requirements of Law. The Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with this Agreement or any other Loan Document, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 8.5 against all Liabilities which could be incurred by the Agent in connection with any act (or failure to act). The Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and the Agent shall not incur liability to any Person by reason of so refraining. Instructions of the Required Lenders shall be binding upon all Lenders, and no Lender or any other Person shall have any right of action whatsoever against the Agent as a result of the Agent’s acting or refraining from acting in accordance with the instructions of the Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders (except any Defaulting Lender) shall be required in the circumstances described in Section 9.1(a)(iv). The Required Lenders, without the prior written consent of each Lender, may not direct the Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans or terminate the Revolving Commitments of one Lender without terminating the Revolving Commitments of all Lenders. The Agent shall not be required to take any action which, in its opinion, or in the opinion of its legal counsel, is contrary to Requirements of Law or any Loan Document or could subject Agent or any of its Related Persons to liability, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

8.2 Agreements Regarding Guarantors, Collateral and Field Examination Reports.

(a) Lien Releases; Release of Guarantors; Care of Collateral. Each Secured Party agrees that (i) any Restricted Subsidiary of any Borrower shall be automatically released from its Guarantee of any Obligation (x) if all of the Stock and Stock Equivalents of such Restricted Subsidiary owned by any Credit Party are sold or transferred (other than to another Credit Party) or such Restricted Subsidiary otherwise ceases to be a direct or indirect Subsidiary of any Parent, in each case, in a transaction permitted under the Loan Documents (including, without limitation, pursuant to a valid waiver or consent), (y) upon written notice by the Borrowers to the Agent if such Restricted Subsidiary ceases to be a Domestic Subsidiary, in each case, in a transaction permitted under the Loan Documents (including, without limitation, pursuant to a valid waiver or consent), or becomes an Excluded Subsidiary in a transaction permitted under the Loan Documents (including, without limitation, pursuant to a waiver or consent) and (z) upon Payment in Full (subject to Section 8.1 of the Guaranty and Security Agreement); provided that no such release shall occur if such Restricted Subsidiary continues to be a guarantor in respect of any Permitted Term Indebtedness and (ii) any Lien held by the Agent for the benefit of the Secured Parties or otherwise against (v) any Property that is sold, transferred, conveyed or otherwise disposed of by a Credit Party to a Person that is not a Credit Party in a transaction permitted by the Loan Documents (including, without limitation, pursuant to a valid waiver or consent) shall be automatically released upon consummation of such disposition, (w) any Property subject to a Lien permitted hereunder in reliance upon Section 5.1(h), 5.1(i), 5.1(x), 5.1(y), 5.1(z) or 5.1(hh) shall be released or subordinated (in the manner necessary and reasonably requested by the Borrowers) upon the written request of the Borrowers to the Agent, (x) all of the Collateral and all Credit Parties shall be automatically released upon Payment in Full (subject to Section 8.1 of the Guaranty and Security Agreement), (y) any Property if approved, authorized or ratified in writing by Lenders in accordance with the requirements of Section 9.1 shall be automatically released upon the effectiveness of such writing, and (z) any Property owned by a Restricted Subsidiary shall be automatically released upon release of such Restricted Subsidiary from its Guarantee of Obligations pursuant to clause (a)(i) above. The Agent shall have no obligation whatsoever to any Lenders to assure that any Collateral exists or is owned by an Credit Party or any other Person, or is cared for, protected, insured or encumbered, nor to assure that the Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral. Each Lender hereby directs the Agent to, and the Agent shall, upon the request of the Borrowers, execute and deliver or file such documents and perform such other actions reasonably necessary or reasonably requested by the Borrowers to evidence or effect the release and/or subordination of Guarantees and Liens in accordance with this Section 8.2(a). Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement or any other Loan Document pursuant to this Section 8.2(a).

(b) Possession of Collateral. The Agent and the Lenders appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held by such Lender or over which such Lender has “control” (as defined under the applicable Uniform Commercial Code), to the extent such Liens are perfected by possession or such control. If any Lender obtains possession or control of any Collateral, it shall notify the Agent thereof and, promptly upon the Agent’s request, deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

(c) Reports. The Agent shall promptly forward to LC Issuer and each Lender (upon any such Person’s request therefor), when complete, copies of any field audit, field examination, or appraisal report prepared by or for the Agent with respect to any Credit Party or Subsidiary or any Collateral (each, a “Report”). LC Issuer and each Lender agrees (i) that neither Regions Bank nor the Agent makes any representation or warranty as to the accuracy or completeness of any Report and shall not be liable for any information contained in or omitted from any Report; (ii) that the Reports are not intended to be comprehensive audits or examinations of any Person, thing, or matter and that the Agent or any other Person performing any such audit, examination, or appraisal will inspect only specific information regarding the subject matter thereof and will rely significantly upon the books and records, as well as upon representations of, the Persons (and their officers and employees) subject to such audit, examination, or appraisal; and (iii) to keep all Reports confidential and strictly for LC Issuer’s or such Lender’s internal use and not to distribute any Report (or the contents thereof) to any Person (except to such Person’s Participants, attorneys, and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each of LC Issuer and the Lenders agrees to indemnify, defend and hold harmless the Agent and any other Person preparing a Report (excepting therefrom any Credit Party) from any action LC Issuer or such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Liabilities arising in connection with any third parties that obtain any information contained in a Report through LC Issuer or such Lender.

(d) Rights of Individual Secured Parties. Anything contained in any of the Loan Documents to the contrary notwithstanding, each of the Credit Parties, the Agent and each other Secured Party hereby acknowledge and agree that (i) no Secured Party except the Agent shall have any power, right or remedy hereunder individually to realize upon any of the Collateral or to enforce this Agreement or any other Loan Document, it being understood and agreed that all such powers, rights and remedies hereunder may be exercised solely by the Agent, on behalf of the Secured Parties in accordance with the terms hereof and thereof, and (ii) in the event of a foreclosure by the Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Agent or any other Secured Party may be the purchaser of any or all of such Collateral at any such sale or other disposition and the Agent, as agent for and representative of the Secured Parties (but not any of the other Secured Parties in their respective individual capacities) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Agent at such sale or other disposition.

(e) Binding Effect. Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by the Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Agent in accordance with the terms of the Loan Documents in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion of the Lenders) and (iii) the exercise by the Agent or the Required Lenders (or, where so required, such greater proportion of the Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

8.3 Reliance By Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, or other writing (including any electronic message, facsimile, Internet or intranet website posting, or other distribution), or any statement made to it orally or by telephone believed by it to be genuine and to have been made, signed, sent, or otherwise authenticated, as applicable, by the proper Person. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or LC Issuer, the Agent may presume that such condition is satisfactory to such Lender or LC Issuer unless the Agent shall have received notice to the contrary from such Lender or LC Issuer in accordance with Section 9.2 before the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other Agent Parties selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.4 Action Upon Default. The Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing and shall not be deemed to have knowledge of any Default or Event of Default unless, in its capacity as a Lender it has actual knowledge thereof, or it has received written notice from any other Lender or any Credit Party specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify the Agent and the other Lenders thereof in writing specifying in detail the nature thereof. Each Lender agrees that, except with the written consent of the Agent and Required Lenders, it will not take any enforcement action, accelerate Obligations under any Loan Documents, or exercise any right that it might otherwise have under Requirements of Law to credit bid at foreclosure sales, UCC sales, or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against a Borrower where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.

8.5 Indemnification of the Agent and its Related Persons. EACH LENDER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS AGENT AND ITS RELATED PERSON, TO THE EXTENT NOT REIMBURSED BY CREDIT PARTIES (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF CREDIT PARTIES UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL LIABILITIES THAT MAY BE INCURRED BY OR ASSERTED AGAINST AGENT OR ANY OF ITS RELATED PERSONS, PROVIDED SUCH CLAIM RELATES TO OR ARISES FROM AGENT’S OR ANY OF ITS RELATED PERSON’S ACTING AS OR FOR AGENT (IN ITS CAPACITY AS AGENT). In the Agent’s discretion, it may reserve from the proceeds of any Collateral for any such Liabilities made against Agent or any of its Related Persons and may satisfy any judgment, order, or settlement relating thereto, from proceeds of Collateral before making any distribution of Collateral proceeds to any other Secured Parties. If Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession, or other Person for any alleged preference or fraudulent transfer, then any monies paid by the Agent in settlement or satisfaction of such proceeding, together with all interest, costs, and expenses (including attorneys’ fees) incurred in the defense of same, shall be reimbursed to the Agent by each Lender to the extent of its Pro Rata Share. All payment obligations under this Section 8.5 shall be due and payable ON DEMAND.

8.6 Limitation on Responsibilities of the Agent. The Agent shall not be liable for any action taken or not taken by it under any Loan Document (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.1) or (b) in the absence of its own bad faith, gross negligence, or willful misconduct, as determined by a court of competent jurisdiction by final and non-appealable judgment. The Agent does not assume any responsibility for any failure or delay in performance or any breach by any Credit Party or any Secured Party of any obligations under the Loan Documents. The Agent does not make to Lenders any express or implied warranty, representation, or guarantee with respect to any Obligations, Collateral, Loan Documents, or Borrower. Nether Agent nor any of its Related Persons shall be responsible to any Secured Party for (a) any recitals, statements, information, representations, or warranties contained in any Loan Documents; (b) the execution, validity, genuineness, effectiveness, or enforceability of any Loan Documents; (c) the genuineness, enforceability, collectibility, value, sufficiency, location, or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; (d) the validity, enforceability or collectibility of any Obligations; or (e) the assets, liabilities, financial condition, results of operations, business, creditworthiness, or legal status of any Credit Party or Account Debtor. Neither Agent nor any of its Related Persons shall have any obligation to any Secured Party to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article II or elsewhere herein or in any other Loan Document. The Agent shall have no liability with respect to the administration, submission or any other matter related to the rates in the definition “Adjusted LIBOR Rate” or with respect to any comparable or successor rate thereto.

8.7 Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving at least thirty (30) days prior written notice thereof to Lenders and Borrowers. Upon receipt of such notice, the Required Lenders shall have the right to appoint a successor Agent which shall be (i) a Lender or an Affiliate of a Lender (in each case excluding Defaulting Lenders) or (ii) a commercial bank that is organized under the laws of the United States or any state or district thereof with a combined capital and surplus of at least $1,000,000,000 (or as otherwise agreed by the Borrower), or an Affiliate of such bank, and, unless an Event of Default under Sections 7.1(a), (f) or (g) is continuing, for which the Borrower has provided its prior written consent. If no successor agent is appointed before the effective date of the resignation of the Agent, then the Agent may appoint a successor agent meeting the qualifications set forth above (including, for the avoidance of doubt, that the Borrower shall have provided its prior written consent unless an Event of Default under Sections 7.1(a), (f) or (g) is continuing), provided that if the Agent shall notify Borrowers and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral security held by Agent on behalf of the Lenders or LC Issuer under any of the Loan Documents the retiring Agent shall continue to hold such Collateral security until such time as a successor Agent is appointed) and (2) all payments, communications, and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon acceptance by a successor Agent of an appointment to serve as the Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents (if not already discharged therefrom as provided above in this paragraph) but shall continue to have the benefits of the indemnification set forth in Sections 8.5, 9.5, and 9.6. Notwithstanding the Agent’s resignation, the provisions of this Article VIII shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while the Agent. Any successor to Regions Bank by merger or acquisition of Stock or its Loans hereunder shall continue to be the Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above. In addition to the foregoing, and notwithstanding anything to the contrary contained herein, if the Person serving as the Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Requirements of Law by notice in writing to the

Borrower Agent and such Person remove such Person as the Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders (the “Removal Effective Date”)), then, such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date and the Required Lenders instituting such removal shall continue thereafter as co- Agents unless and until a successor Agent is appointed and accepts such appointment.

8.8 Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Requirement of Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If the Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Requirement of Law, the Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If the Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to the Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as the Agent. Lenders shall execute and deliver such documents as the Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign, or be removed, then all the rights and remedies of such agent, to the extent permitted by Requirements of Law, shall vest in and be exercised by the Agent until appointment of a new agent.

8.9 Due Diligence and Non-Reliance. Each Secured Party acknowledges and agrees that it has, independently and without reliance upon the Agent or any other Secured Party, and based upon such documents, information, and analyses as it has deemed appropriate, made its own credit analysis of each Credit Party and its own decision to enter into this Agreement and to fund Loans, issue Letters of Credit, participate in LC Obligations hereunder, make or participate in other credit extensions to Credit Parties hereunder and grant other financial accommodations to or on behalf of any Credit Party pursuant hereto. Each Secured Party has made such inquiries concerning the Loan Documents, the Collateral and each Credit Party as such Lender believes necessary. Each Secured Party further acknowledges and agrees that the other Secured Parties, including the Agent, have made no representations or warranties concerning any Credit Party or Subsidiary, any Collateral, or the legality, validity, sufficiency, or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon the other Secured Parties, including the Agent, and based upon such financial statements, documents, and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans, issuing Letters of Credit, participating in LC Obligations, making or participating in other credit extensions to Credit Parties and granting other financial accommodations to or on behalf of any Credit Party and in taking or refraining from any action under any Loan Documents. Except as expressly required hereby and except for notices, reports, and other information expressly requested by a LC Issuer or any Lender, the Agent shall have no duty or responsibility to provide LC Issuer, any Lender or any other Secured Party with any notices, reports, or certificates furnished to the Agent by any Credit Party or Subsidiary or any credit or other information concerning the affairs, financial condition, business, or Properties of any Credit Party or Subsidiary which may come into possession of the Agent or any of its Affiliates.

8.10 Remittance of Payments.

(a) Remittances Generally. All payments by any Lender to the Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by the Agent and request for payment is made by the Agent by 12:00 noon on a Business Day, payment shall be made by such Lender not later than 3:00 p.m. on such day, and if request is made after 12:00 noon, then payment shall be made by 12:00 noon on the next Business Day. Payment by the Agent to any Lender shall be made by wire transfer, in the type of funds received by the Agent. Any such payment shall be subject to the Agent’s right of offset for any amounts due from such Lender under the Loan Documents.

(b) Failure to Pay. If any Lender fails to pay any amount when due by it to the Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by the Agent as customary in the banking industry for interbank compensation. In no event shall Borrowers be entitled to receive credit for any interest paid by a Lender to the Agent.

(c) Recovery of Payments. If the Agent pays any amount to a Secured Party in the expectation that a related payment will be received by the Agent from a Credit Party and such related payment is not received, then the Agent may recover such amount from each Secured Party that received it. If the Agent determines at any time that an amount received under any Loan Document must be returned to an Credit Party or paid to any other Person pursuant to Requirements of Law or otherwise, then, notwithstanding any other term of any Loan Document, the Agent shall not be required to distribute such amount to any Secured Party. If any amounts received and applied by the Agent to any Obligations are later required to be returned by the Agent pursuant to Requirements of Law, each Lender shall pay to the Agent, on demand, such Lender’s Pro Rata Share of the amounts required to be returned.

8.11 Agent in its Individual Capacity. As a Lender, the Agent shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders,” or any similar term, as and when used herein or in any other Loan Document, unless otherwise expressly provided, shall include the Agent in its capacity as a Lender. Each of the Agent and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, be a Bank Product Provider to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Borrowers and their Affiliates, as if the Agent were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, the Agent and its Affiliates may receive information regarding Borrowers, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that the Agent and its Affiliates shall be under no obligation to provide such information to Lenders if acquired in such individual capacity and not as the Agent hereunder.

8.12 Agent Titles. Each Lender, other than the Agent, that is designated (on the cover page of this Agreement or otherwise) by the Agent as an “Sole Lead Arranger,” “Documentation Agent,” or “Syndication Agent” or words of similar type or effect shall not have any right, power, responsibility, or duty under any Loan Documents other than those applicable to all Lenders and shall in no event be deemed to have any fiduciary relationship with any other Lender or Secured Party.

8.13 Bank Product Providers. Each Bank Product Provider (in its capacity as a Bank Product Provider and as a Secured Party) which is not a party to this Agreement agrees to be bound to Sections 1.17, 8.1, 8.2, 8.5, 8.6, 8.9, 8.10(c), 8.13, 8.14, 9.3, and 9.7 of this Agreement, in each case, solely to the extent of the Bank Products provided by such Bank Product Provider. Each holder of Bank Product Obligations shall indemnify, defend and hold harmless the Agent and its Related Persons, to the extent not reimbursed by Credit Parties, against all Liabilities that may be incurred by or asserted against any the Agent and its Related Persons to the extent arising directly and solely in connection with such provider’s Bank Product Obligations, except to the extent arising from the gross negligence, bad faith or willful misconduct of the Agent or its Related Persons as determined by a court of competent jurisdiction in a final and non-appealable order. Anything contained in any of the Loan Documents to the contrary notwithstanding, no Bank Product Provider will create (or be deemed to have created) in its favor any rights in connection with the management or release of any Collateral, any of the Obligations of Borrowers or any other Credit Party under the Loan Documents, or the establishment or maintenance of any Bank Product Reserve or other Reserve, except, in each case, as otherwise may be expressly provided herein or in the other Loan Documents. Furthermore, it is understood and agreed that each Bank Product Provider, in its capacity as such, shall not have any right to notice of any action or to consent to, direct or object to any action hereunder or under any of the other Loan Documents or otherwise in respect of the Collateral (including the release or impairment of any Collateral, or to any notice of or consent to any amendment, waiver or modification of the provisions hereof or of the other Loan Documents) other than in its capacity (if any) as a Lender or Agent and, in any case, only as expressly provided herein or therein.

8.14 No Third Party Beneficiaries. This Article VIII is an agreement solely among the Agent, LC Issuer, Lenders and the other Secured Parties and shall survive Payment in Full of the Obligations. This Article VIII does not confer any rights or benefits upon Credit Parties, any Credit Party or any other Person, and no Credit Party, Credit Party or other Person shall have any standing to enforce this Article VIII. As between Credit Parties and the Agent, any action that the Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by LC Issuer, the Lenders and the other Secured Parties, as applicable.

8.15 Certifications From Lenders and Participants; PATRIOT Act; No Reliance.

(a) PATRIOT Act Certifications. Each Lender or assignee or Participant of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender, assignee or Participant is not a “shell” and certifying to other matters as required by Section 313 of the PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the PATRIOT Act.

(b) No Reliance. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, Participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, Participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 1020.220 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Credit Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Anti-Terrorism Laws.

8.16 Bankruptcy.

(a) Proofs of Claim. In case of the pendency of any Insolvency Proceeding relative to any Credit Party, the Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such Insolvency Proceeding or otherwise: (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, LC Issuer and the Agent (including any claim for compensation, expenses, disbursements and advances of Lenders, LC Issuer and the Agent and their respective agents and counsel and all other amounts due Lenders, LC Issuer and the Agent arising hereunder) allowed in such Insolvency Proceeding; and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, or other similar official in any such judicial proceeding is hereby authorized by each Lender and LC Issuer to make such payments directly to the Agent and, in the event that the Agent shall consent to the making of such payments directly to Lenders and/or LC Issuer, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent hereunder.

(b) Credit Bids. The holders of the Obligations hereby irrevocably authorize the Agent, acting at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of all or some of the Obligations pursuant to a deed in lieu of foreclosure, strict foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including Sections 363, 1123 or 1129 thereof, or any similar Requirement of Law in any other jurisdictions to which a Credit Party is subject, or (b) at any sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent of, or at the direction of) the Agent (whether by judicial action or otherwise) in accordance with any Requirement of Law. In connection with any such credit bid and purchase, the Obligations owed to the holders thereof shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the equity interests or debt instruments of the acquisition vehicle(s) used to consummate such purchase). In connection with any such credit bid (i) the Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle(s) (provided that any actions by the Agent with respect to such acquisition vehicle(s), including any disposition of the assets or equity interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement), and (iii) to the extent that any Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (whether as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt which is credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the holders of the Obligations pro rata and the equity interests or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled without the need for any Lender or any acquisition vehicle to take any further action.

ARTICLE IX

MISCELLANEOUS

9.1 Amendments and Waivers.

(a) Subject to the provisions of Sections 9.1(c), 9.1(e) and 9.1(f) hereof, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless, in the case of this Agreement, the same shall be in writing and signed by the Agent and the Borrowers, or in the case of any other Loan Document, the same shall be in writing and signed by the Agent and the Credit Party or Credit Parties party thereto, in each case with the consent of the Required Lenders, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly and adversely affected thereby (or by the Agent with the consent of all the Lenders directly and adversely affected thereby), and the Borrowers, do any of the following; provided, further, that in the case of clauses (i), (ii) and (iii) below, the consent of any other Lender or the Required Lenders shall not be required:

(i) increase or extend the Revolving Commitment of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Revolving Commitment of any Lender);

(ii) postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest (other than interest at the Default Rate), or fees due to such Lenders hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 1.15(d) may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders);

(iii) reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the default interest margin shall only require the consent of Required Lenders) herein on any Loan, or of any fees payable hereunder or under any other Loan Document, in each case owing to such Lender; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay any amount at the Default Rate and such waiver shall not constitute a reduction of interest hereunder;

(iv) amend, waive, or alter the application of payments or obligations of the Agent, LC Issuer or any Lender under Sections 1.17 or 1.18 (except to the extent provided in Section 1.9) or any other provision in any Loan Document that provides for the pro rata nature of disbursements by or payments to the Lenders;

(v) amend this Section 9.1(a) or, subject to the terms of this Agreement, reduce the percentage set forth in the definition of “Required Lenders”, “Super-Majority Lenders” or any provision providing for consent or other action by all Lenders;

(vi) (A) release all or substantially all of the Collateral or release Guarantors from their Guarantees if the effect would be to release all or substantially all of the value of the Guarantee, except as otherwise may be provided in this Agreement or the other Loan Documents or (B) contractually subordinate any of the Agent’s Liens in and to the Collateral, except to the extent permitted by the terms hereof or subordinate the payment of any Obligations (other than, in each case, pursuant to the terms of an Acceptable Intercreditor Agreement, the Initial Intercreditor Agreement, or any other intercreditor agreement in form and substance reasonably satisfactory to the Agent and the Borrowers);

(vii) impose modification or restrictions on assignments and participation that are more restrictive that, or in addition to, those set forth in Section 9.9;

it being agreed that all Lenders (other than a Defaulting Lender) shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (iv), (v), (vi) and (vii).

(b) In addition to the requirements of Section 9.1(a), no amendment, waiver or consent shall, unless in writing and signed by the Agent, in addition to the Required Lenders or all Lenders directly adversely affected thereby, as the case may be (or by the Agent with the consent of the Required Lenders or all the Lenders directly adversely affected thereby, as the case may be), affect the rights or duties of the Agent under this Agreement or any other Loan Document.

(c) No amendment, waiver or consent shall, without the prior written consent of the Super-Majority Lenders (except a Defaulting Lender), increase the advance rates or amend the definition of “Borrowing Base” (or any defined term used in such definition) if the effect of such amendment is to increase borrowing availability;

(d) No modification shall be effective with respect to any LC Obligations, the definitions of “LC Conditions” or “Defaulting Lender” (except to be more inclusive of the facts and circumstances which cause a Lender to become a Defaulting Lender) or the terms of Sections 1.4 and 2.2(f) or which constitutes a waiver of any LC Condition or the condition precedent set forth in Section 2.2(f) (to the extent it relates to the issuance of a Letter of Credit) without the prior written consent of LC Issuer and the Agent.

(e) The Fee Letter and any agreement relating to a Bank Product may be amended, modified, supplemented or changed, or the rights or privileges thereunder waived, in a writing executed by the parties thereto. For the avoidance of doubt, this Section 9.1(e) shall supersede any provision of Section 9.1 to the contrary.

(f) Notwithstanding anything to the contrary contained in this Section 9.1, (i) the Agent may amend Schedule 1.1 to reflect a Revolving Commitment Increase entered into pursuant to Section 1.1(f) and (ii) the Agent and the Borrowers may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional Property for the benefit of the Secured Parties or join additional Persons as Credit Parties (3) add one or more Revolving Commitment Increases to this Agreement pursuant to Section 1.1(b) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders. For the avoidance of doubt, this Section 9.1(f) shall supersede any provision of Section 9.1 to the contrary.

(g) [Reserved];

(h) No Lender consent is required to effect any amendment or supplement to any Acceptable Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement (i) that is for the purpose of adding the holders of Initial Term Loans or other Permitted Term Indebtedness (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such applicable Acceptable Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders), or (ii) that is expressly contemplated by this Agreement or such Acceptable Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder or under any other Loan Document without the prior written consent of the Agent.

(i) [Reserved].

9.2 Notices.

(a) Addresses. All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and, as applicable, (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to any E-System approved by or set up by or at the direction of the Agent or (iii) addressed to such other address as shall be notified in writing (A) in the case of the Borrowers and the Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrowers and the Agent. Transmissions made by electronic mail or E-Fax to the Agent or any Credit Party shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of the Agent or such Credit Parties, as the case may be, applicable at the time and previously communicated to the Borrowers or the Agent, as applicable, and (z) if receipt of such transmission is acknowledged by the Agent or such Credit Party, as the case may be.

(b) Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, three Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System and (vi) if given by electronic mail or E-Fax, upon the sender’s receipt of an acknowledgment from the intended recipient (such as by a “return request” function or other written acknowledgment); provided, however, that no communications to the Agent pursuant to Article I shall be effective until received by the Agent.

(c) Each Lender and LC Issuer shall notify the Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

9.3 Electronic Transmissions.

(a) Authorization. Subject to the provisions of Section 9.2(a), each of the Agent, the Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) Signatures. Subject to the provisions of Section 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any state law based on or similar to the Uniform Electronic Transactions Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which the Agent, each other Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and as otherwise agreed in writing by the Agent and Credit Parties in connection with the use of such E-System.

(d) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE AGENT, LC ISSUER, ANY LENDER OR ANY CREDIT PARTY OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, LC ISSUER, ANY LENDER OR (WITHOUT LIMITING THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THE LOAN DOCUMENTS) ANY CREDIT PARTY OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. NO WARRANTY OF ANY KIND IS MADE BY ANY CREDIT PARTY OR ANY OF THEIR RELATED PERSONS IN RESPECT OF ANY E-SYSTEMS MAINTAINED BY AGENT OR ANY OTHER SECURED PARTY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that none of the Agent, any Secured Party nor any Credit Party has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.4 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent, LC Issuer, or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, the Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

9.5 Costs and Expenses. Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of the Agent or Required Lenders, shall be at the expense of such Credit Party (unless otherwise specified hereunder), and neither the Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Restricted Subsidiary of any Credit Party therefor, except as expressly provided in any Loan Document. In addition, the Borrowers jointly and severally agree to pay or reimburse within 30 days following written demand therefor together with a customary invoice supporting such reimbursement (a) each of the Agent, its Related Persons and the Sole Lead Arranger and Sole Bookrunner for all reasonable and documented out-of-pocket costs and expenses incurred by such Person, in connection with the syndication, preparation, negotiation, execution, or administration of, any amendment, modification or waiver of any term of or termination of, any Loan Document, any commitment letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of the Agent (provided that reimbursement for Attorney Costs shall be limited to those of one counsel to the Agent and its Affiliates in each relevant jurisdiction, taken as a whole) (and, if reasonably necessary, one local counsel to the Agent and its Affiliates, taken as a whole, in any relevant jurisdiction), (b) [reserved], (c) each of the Agent, its Related Persons and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Secured Obligation, with respect to the Collateral or any other related right or remedy, including documentary taxes, or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Loan Document or any Secured Obligation or the funding of any distribution on the Closing Date or any other Transaction (including without limitation, preparation for and/or response to any subpoena or request for document production relating thereto), including Attorney Costs; provided that in the case of clause (c), reimbursements for Attorney Costs shall be limited to those of one counsel to the Agent and its Related Persons, taken as a whole (and, if reasonably necessary, one local counsel to the Agent and its Related Persons in each relevant jurisdiction, taken as a whole, in any relevant jurisdiction). The Agent agrees to endeavor to provide telephonic or email updates as to the estimated accrued amount of expenses from time to time at the Borrowers’ reasonable request. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any and all amounts paid by the Borrowers to such Indemnitee for fees, expenses or damages to the extent that there is a final judicial determination that such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof (provided, that the Agent shall not be responsible for any reimbursement of any such amounts to the extent such amounts were received by Agent on behalf of another Indemnitee and paid by the Agent to such other Indemnitee).

9.6 Indemnity.

(a) Each Credit Party agrees to indemnify, hold harmless and defend the Agent, LC Issuer, each Lender and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (but limited, in the case of Attorney Costs, to those of one counsel to all Indemnitees, taken as a whole, and solely in the case of an actual or perceived conflict of interest among the Indemnitees, one additional counsel for such conflicted Indemnitees, taken as a whole, (and, if reasonably necessary, one local counsel to the Indemnitees, taken as a whole, in each appropriate jurisdiction and one special counsel in each relevant specialty, as appropriate, in each case for all Indemnitees, taken as a whole, and, solely in the case of an actual or perceived conflict of interest among the Indemnitees, one additional local counsel for such conflicted Indemnitees, taken as a whole, in any such relevant jurisdiction and one additional special counsel, as applicable, to each group of similarly situated Indemnitees)) (i) any Loan Document any Secured Obligation (or the repayment thereof), the use or intended use of the proceeds of any Loan or any securities filing of, or with respect to, any Credit Party, including, but not limited to any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, in each case, related to the management or administration of or used in connection with any of the foregoing or (ii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including Attorney Costs in any case, but subject to the limitations set forth above), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise in each case related to the Loan Documents (collectively, the “Indemnified Matters”) whether or not, in each case, the Indemnitee is a party; provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter or any expenses, and no Indemnitee shall have any liability with respect to any Indemnified Matter or any expenses other than (to the extent otherwise liable), to the extent such liability (A) has resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order, (B) relates to any disputes solely among Indemnitees or any of their Related Persons or Affiliates, or (C) any settlement of an Indemnified Matter entered into without the Borrowers’ consent (not to be unreasonably withheld or delayed). Furthermore, each of the Borrowers and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Affiliate or Related Person. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return any and all amounts paid by the Borrowers to such Indemnitee for fees, expenses or damages to the extent that there is a final judicial determination that such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.

(b) Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities imposed on, incurred by or asserted against any Indemnitee arising from, or otherwise involving, any Credit Party, any Property of any Credit Party or any actual, alleged or prospective damage to Property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such Property or natural resource or any Property on or contiguous to any Real Estate of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or the owner, lessee or operator of any Property of any Credit Party through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by the Agent or following the Agent or any Lender having become the successor-in-interest to any Credit Party and are attributable solely to acts of any Indemnitee, (ii) has resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order, (iii) relates to any disputes solely among Indemnitees or any of their Related Persons or Affiliates or (iv) relates to any settlement of an Indemnified Matter entered into without the Borrowers’ consent (not to be unreasonably withheld or delayed).

(c) This Section 9.6 and Section 9.5 shall not apply to Taxes, which shall be governed by Sections 10.1 and 10.3, other than any Taxes that represent Liabilities arising from any non-Tax claim.

9.7 Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any Property in favor of any Credit Party or any other Person or against or in payment of any Secured Obligation. To the extent that any Secured Party receives a payment from the Borrowers, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of set-off, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8 [Reserved].

9.9 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9, and provided further that the Borrowers may not assign or transfer any of their respective rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments, Loans and obligations hereunder at the time owing to it) and the other Loan Documents; provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments and the Loans at the time owing to it (in each case with respect to any credit facility) or contemporaneous assignments to Approved Funds that equal at least to the amounts specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Revolving Commitments (which for this purpose includes Loans and Obligations in respect thereof outstanding thereunder) or, if any of the Revolving Commitments are not then in effect, the principal outstanding balance of the Loans and other Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment, as of the Trade Date) shall not be less than $2,000,000, in the case of any assignment in respect of any Revolving Commitments and/or Loans, or $1,000,000, unless each of the Agent and, so long as no Event of Default shall have occurred and is continuing, the Borrower Agent otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Commitments and Loans assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default shall have occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower Agent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect Revolving Commitments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of the LC Issuer (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of any Revolving Commitment; and

(D) the consent of the Swingline Lender (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of any Revolving Commitment.

(iv) Assignment. The parties to each assignment shall execute and deliver to the Agent an Assignment, together with a processing and recordation fee in the amount of $3,500, unless waived, in whole or in part by the Agent in its discretion. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made by any Lender to (A) any Borrower or other Credit Party or any of a Borrower’s or a Credit Party’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made by any Lender to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Agent and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each LC Issuer, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Requirement of Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 10.1, 10.3, and 9.6 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. The Borrowers will execute and deliver on request, at their own expense, Revolving Notes to the assignee evidencing the interests taken by way of assignment hereunder. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States, a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts (and stated interest) of the Loans and Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything to the contrary contained in this Agreement, the Loans are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein and any consents necessary hereunder have been obtained. This Section 9.9(c) shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Agent, sell participations to any Person (other than a natural Person or a Borrower or other Credit Party or any of a Borrower’s or other Credit Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Agent, the LC Issuer and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.6 with respect to any payments made by such Lender to its Participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in (iii) and (iv) of Section 10.3) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 10.1, 10.3, and 10.4 (subject to the requirements and limitations therein, including the requirements under Section 10.1 (it being understood that the documentation required under Section 10.1 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 9.22 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 10.1 or 10.3, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 9.22 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.11 as though it were a Lender; provided that such Participant agrees to be subject to Section 1.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. This section shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. Any participation made in violation of this Section 9.9(f) shall be void ab initio.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement, or any promissory notes evidencing its interests hereunder, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

9.10 Non-Public Information; Confidentiality.

(a) Non-Public Information. The Agent, LC Issuer, and each Lender each acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state securities laws and regulations).

(b) Confidential Information. The Agent, LC Issuer, and each Lender each shall treat confidentially all information obtained by it pursuant to any Loan Document, except that such information may be disclosed (i) with the Borrowers’ consent, (ii) to Related Persons of such Lender or the Agent, as the case may be, on a “need to know” basis solely in connection with this Agreement or the other Loan Documents and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (and the Agent and such Lender each agrees to remain liable for their breach thereof), (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender or the Agent or to any of their Related Persons, as the case may be, on a non-confidential basis from a source other than any Credit Party and not in violation of any confidentiality agreement or obligation owed to any Credit Party or its respective Affiliates, (iv) to the extent disclosure is required by applicable Requirements of Law in any legal process or requested or demanded by any Governmental Authority having jurisdiction over the Agent or such Lender, in each such case under this clause (iv), such Person shall promptly notify the Borrowers in advance of such disclosure, to the extent permitted by applicable Requirements of Law and use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment, (v) upon the request or demand of any regulatory authority having jurisdiction over the Agent, any Lender or any other Secured Party or their respective Affiliates (in which case (y) other than in connection with a routine audit or examination by bank accountants or the Small Business Administration, such Person shall promptly notify the Borrowers, in advance, to the extent permitted by Requirements of Law and (z) in all instances, such Person shall use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (vi) subject to the prior review and written consent of the Borrowers, to the extent necessary or customary for inclusion in league table measurements, (vii) to current or prospective Lenders or participants, prospective Bank Product Providers, direct or contractual counterparties to any Swap Agreements and their respective Related Persons for the purposes of evaluating the relevant transaction, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document (in which case such Person shall promptly notify the Borrowers in advance of such disclosure, to the extent permitted by applicable Requirements of Law) and (x) on a confidential basis to (1) any rating agency in connection with rating Parents, the Borrowers or any Restricted Subsidiary or the Loans or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities or market data collectors, similar services, providers to the lending industry and service providers to the Agent in connection with the administration and management of this Agreement and the Loan Documents; provided, however, that, notwithstanding the foregoing, in no event shall disclosure of such information referred to above be made to any Disqualified Lender (provided that the list of Disqualified Lenders has been made available to such party). In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern. Notwithstanding anything to the contrary set forth in the foregoing, the Fee Letter may not be disclosed to Lenders without the prior written consent of the Borrowers and the Sole Lead Arranger and Sole Bookrunner. Notwithstanding anything to the contrary herein, the Agent shall not be responsible for compliance with this Section 9.10(b) by any Lender or any of its Related Persons.

(c) Tombstones. None of the Agent, LC Issuer, nor any Lender shall, and none of the Agent, LC Issuer, nor any Lender shall permit any of its Affiliates to, publish any press releases, tombstones, advertising or other promotional materials (including, without limitation, via any Electronic Transmission) referring to any Credit Party or of any of their respective Affiliates, the Loan Documents or any transaction contemplated therein to which a Credit Party is party without the prior written consent of the Borrowers except (x) to the extent required to do so under applicable Requirements of Law and then, only after consulting with the Borrowers (if legally permitted to do so) and (y) customary press releases in connection with the closing of the Transactions, which press releases shall be provided in draft form to the Borrowers for review, comment and approval (such approval not to be unreasonably withheld or delayed) prior to the publication thereof.

(d) Press Release and Related Matters. No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to the Agent or of any of its Affiliates, without the prior written consent of the Agent except (x) to the extent required to do so under applicable Requirements of Law and then, only after consulting with the Agent (if legally permitted to do so) and (y) customary press releases in connection with the closing of the Transactions, which press releases shall be provided in draft form to the Agent for review, comment and approval prior to the publication thereof (such approval not to be unreasonably withheld or delayed).

(e) Distribution of Materials to Lenders. The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be, but is not required to be, disseminated by, or on behalf of, the Agent, and made available, to the Lenders by posting such Borrower Materials on an E-System (subject to recipients’ agreements to be bound by the foregoing confidentiality undertakings via “click-through” agreements) (the “Platform”). The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System. The Platform is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications (as defined below). No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-

party rights or freedom from viruses or other code defects, is made by any the Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Persons (collectively, the “Agent Parties”) have any liability to any Parent, any Borrower, any other Credit Party, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Credit Party provides to the Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent or any Lender by means of electronic communications pursuant to this Section 9.10(e), including through the Platform.

(f) Material Non-Public Information. The Credit Parties hereby acknowledge that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive MNPI with respect to any of the Credit Parties or any of their Affiliates or their securities) (each, a “Public Lender”). Each of Credit Parties agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean: that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC”, each of Credit Parties shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as not containing any material information with respect to any Credit Party or any of their Affiliates or securities for purposes of United States Federal and state securities laws other than information that is of a type that would be publicly available if any Parent or Borrower were a public reporting company; (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (iv) the Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrowers notify the Agent promptly that any such document contains material information of a type that would not be publicly available if any Parent or Borrower were a public reporting company: (A) the Loan Documents and (B) notification of changes in the terms of the Loans, (C) the financial statements referred to in Sections 4.1(a) and 4.1(b) and 4.2(a) and (D) the Compliance Certificate. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI with respect to the Credit Parties or any of their Affiliates or securities for purposes of United States Federal or state securities laws.

9.11 Set-off; Sharing of Payments.

(a) Right of Set-off. Each of the Agent, LC Issuer, each Lender and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law (but in the case of each Lender and each Affiliate, after obtaining the prior written consent of the Agent), to set off and apply any and all deposits (whether general or special, time or demand, provisional or final, but not including Excluded Accounts) at any time held and other Indebtedness, claims or other obligations at any time owing by the Agent, LC Issuer, such Lender or any of their respective Affiliates to or for the credit or the account of the Borrowers or any other Credit Party against any Obligation of any Credit Party then due and owing. None of any Lender nor LC Issuer shall exercise any such right of set-off without the prior consent of the Agent or Required Lenders. Each of the Agent, LC Issuer, and each Lender agrees promptly to notify the Borrowers and the Agent after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of set-off) that the Agent, the Lenders, their respective Affiliates and the other Secured Parties, may have. In addition to the foregoing, and notwithstanding any provision hereof to the contrary, in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 1.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, LC Issuer, Swingline Lender and the other Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off.

(b) Sharing of Payments, etc. Except as otherwise provided herein, including pursuant to discounted purchases of open market purchases or otherwise, if any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any principal or interest Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of set-off or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 9.9 or Article X or otherwise in accordance with the express terms of this Agreement and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by the Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (ii) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation.

9.12 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

9.13 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

9.14 Captions. The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15 Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16 Interpretation. This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, the Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders (or any of them) or the Agent merely because of the Agent’s or the Lenders’ involvement in the preparation of such documents and agreements. Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.

9.17 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Lenders, the Agent and, subject to the provisions of Section 8.13, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18 Governing Law and Jurisdiction.

(a) Governing Law. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims based in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

(b) Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each Borrower, each other Credit Party and each other party hereto hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of any party to commence any proceeding in any court of any other jurisdiction to the extent such party determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c) Service of Process. Each of the parties hereto hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of such party specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) Non-Exclusive Jurisdiction. Nothing contained in this Section 9.18 shall affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any party hereto in any other jurisdiction.

9.19 Waiver of Jury Trial. EACH OF THE PARTIES HERETO, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, UNDER, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY OR THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.20 Entire Agreement; Release.

(a) THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY OF THEIR RESPECTIVE AFFILIATES

RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENT OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b) In no event shall any Indemnitee or any Credit Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings); provided that nothing contained in this sentence shall limit the Credit Parties’ indemnification obligations as set forth in Section 9.6 to the extent damages are included in any third party claim in connection with which an Indemnitee is entitled to indemnification under the Loan Documents.

(c) Each party hereto hereby waives, releases and agrees (and shall cause each of its Related Persons to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d) (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 9.20, Sections 9.5 (Costs and Expenses), and 9.6 (Indemnity), and Article VIII (Agent) and Article X (Taxes, Yield Protection and Illegality), and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Revolving Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

9.21 Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

9.22 Replacement of Lender. After: (i) receipt by the Borrowers of written notice and demand from any Lender (an “Affected Lender”) for any payment provided in Sections 10.1, 10.3 and/or 10.6; or (ii) any failure by any Lender to consent to a requested amendment, waiver or modification to any Loan Document in which the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto (provided, in the event such non-consenting Lender is the Agent or an Affiliate of the Agent, the Borrowers shall have given five Business Days prior written notice to the Agent of the Borrowers’ intention to remove the Agent or such Affiliate pursuant to this Section 9.22; provided, further, that the Agent shall have the right, notwithstanding anything to the contrary set forth in Section 8.7, to resign as the Agent hereunder effective upon the consummation of the replacement of such Lender pursuant to this Section 9.22), the Borrowers may, at their option, notify the Agent and such Affected Lender (or such non-consenting Lender) of the Borrowers’ intention to obtain, at the Borrowers’ expense, a replacement Lender (the “Replacement Lender”) for such Affected Lender (or such non-consenting Lender). In the event the Borrowers obtain a Replacement Lender, the Affected Lender (or such non-consenting Lender) shall sell and assign its Loans to such Replacement Lender, at par; provided that the Borrowers have reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrowers shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by each Borrower, the Replacement Lender and the Agent, shall be effective for purposes of this Section 9.22 and Section 9.9. Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided that any rights of such replaced Lender to indemnification hereunder shall survive. Notwithstanding anything to the contrary in this Section 9.22, the Borrowers shall be permitted to purchase and immediately cancel a non-consenting Lender’s Loans, at par, with proceeds of an equity contribution to the Borrowers; provided that the Borrowers have reimbursed such non-consenting Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale.

9.23 Joint and Several. The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several.

9.24 Creditor-Debtor Relationship. In connection with all aspects of each transaction contemplated by any Loan Document, Credit Parties acknowledge and agree that (a) (i) the credit facility evidenced by this Agreement and any related arranging or other services by the Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Credit Parties and such Persons; (ii) Credit Parties have consulted their own legal, accounting, regulatory, and tax advisors to the extent they have deemed appropriate; and (iii) Credit Parties are capable of evaluating and understanding, and do understand and accept, the terms, risks, and conditions of the transactions contemplated by this Agreement and the other Loan Documents; (b) each of the Agent, LC Issuer, Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent, or fiduciary of, to, or for any Credit Party or any of their Affiliates or any other Person and has no obligation with respect to the transactions contemplated by this Agreement and the other Loan Documents except as expressly set forth herein or therein; and (c) the Agent, LC Issuer, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from the Credit Parties and their Affiliates and have no obligation to disclose any of such interests to any Credit Party or any such Affiliate. To the fullest extent permitted by all Requirements of Law, each Credit Party hereby waives and releases any claims that it may have against the Agent, LC Issuer, Lenders, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Agreement or any other Loan Document.

9.25 Intercreditor Agreement. Each Lender, LC Issuer, and Swingline Lender hereunder (a) acknowledges that it has received a copy of Initial Intercreditor Agreement, (b) consents to the terms of each Acceptable Intercreditor Agreement, (c) agrees that it will be bound by the provisions of each Acceptable Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of any Acceptable Intercreditor Agreement and (d) authorizes and instructs the Agent to enter into each Acceptable Intercreditor Agreement as the Agent and on behalf of such Lender, and any documents relating thereto and (e) agrees that no Lender shall have any right of action whatsoever against the Agent as a result of any action taken by the Agent pursuant to this Section or any Acceptable Intercreditor Agreement. Each Lender hereby further irrevocably authorizes and directs the Agent (i) to take such actions as shall be required to release Liens on the Collateral in accordance with the terms of any Acceptable Intercreditor Agreement and this Agreement and (ii) to enter into such amendments, supplements or other modifications to any Acceptable Intercreditor Agreement in connection with any extension, renewal, refinancing or replacement of any Obligations, any Term Loan Obligations (as defined in the Initial Intercreditor Agreement) and any Permitted Term Indebtedness as are reasonably acceptable to the Agent to give effect thereto, in each case on behalf of such Lender and without any further consent, authorization or other action by and on behalf of such Lender.

9.26 Collateral and Guarantee Requirements. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, (a) the Collateral will exclude (i) any fee-owned real property with a fair market value of less than $2,500,000 (as determined in good faith by the Borrowers on the date of acquisition) and all leasehold, sub-leasehold and other similar interests in real property (with no requirement to obtain leasehold mortgages, landlord waivers, consents, estoppels, or collateral access letters; provided, however, that in the event any actions are taken to create and/or perfect security interests in such assets or property for the benefit of any secured parties under any Permitted Term Indebtedness with respect to Collateral Access Agreements, such actions shall also be taken to perfect such security interests for the benefit of the Secured Parties under the Loan Documents), (ii) pledges and security interests currently prohibited by applicable law, rule or regulation (including any requirement to obtain the consent of any governmental authority or third party, unless such consent has been obtained) (to the extent such law, rule or regulation is effective under applicable anti-assignment provisions of the UCC), other than proceeds and receivables thereof; (iii) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement, in each case, other than with respect to a purchase money security interest or similar arrangement, in existence on the Closing Date or upon the Acquisition of the relevant Subsidiary party thereto, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrowers or a Guarantor) or otherwise require consent thereunder, unless such consent has been obtained after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, and other than proceeds and receivables thereof, (iv) any governmental licenses or state or local franchises, charters and authorizations to the extent creation of a security interest thereon is prohibited or restricted thereby (after giving effect to the applicable anti-assignment provision of the UCC) (but not proceeds of the foregoing), for so long as the applicable franchise, charter, or authorization prohibits the creation of a security interest therein, (v) any intent-to-use Trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, but solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration issuing from such intent-to-use trademark application under applicable federal law (provided that upon filing with, and acceptance by, the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1051(c) or a statement of use under 15 U.S.C. Section 1051(d) (or any successor provisions), such intent-to-use trademark application shall be considered Collateral); (vi) those assets as to which the Agent and the Borrowers reasonably agree (1) a security interest over which would reasonably be expected to result in material adverse Tax consequences or (2) that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (vii) any assets owned by any Foreign Subsidiary or Disregarded Domestic Subsidiary; (viii) interests in joint ventures and non-Wholly Owned Subsidiaries which cannot be pledged without the consent of unaffiliated third parties (other than the Borrowers or a Guarantor) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law; (ix) [reserved], and (x) any non-U.S. assets or assets that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets, including any Intellectual Property owned or registered in any non-U.S. jurisdiction (and no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction shall be required) (provided that the foregoing shall not operate to exclude any such asset to the extent that such asset is otherwise included in the definition of “Collateral” and a security interest in such asset may be created and perfected under the laws of the State of New York (or any other applicable state of the United States) for the purposes of determinations under such laws by the filing of a UCC financing statement (it being understood that there will be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction)) (collectively, the “Excluded Assets”; provided, however, that “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets under the definition thereof)) and (b) no perfection actions shall be required with respect to (i) motor vehicles and other assets subject to certificates of title with a value of less than $1,000,000 individually and (ii) letter of credit rights (other than those that constitute supporting obligations as to included Collateral and/or to the extent that perfection can be accomplished through the filing of a UCC financing statement) with a value of less than $1,000,000 and commercial tort claims with a value of less than $1,000,000.

9.27 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

9.28 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with the normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from them to the Agent, LC Issuer, or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent, LC Issuer, or the relevant Lender of any sum adjudged to be so due in the Judgment Currency, the Agent, LC Issuer, or the relevant Lender may in accordance with the normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent, LC Issuer, or such Lender from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to jointly and severally indemnify the Agent, or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Agent or such Lender in such currency, the Agent or such Lender agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law).

9.29 Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Agent, and the Sole Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Employee Benefit Plans in connection with the Loans or the Revolving Commitments,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of ERISA Section 406 and Code Section 4975, such Lender’s entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments and this Agreement.

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Agent, and the Sole Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i) none of the Agent, or the Sole Lead Arranger or their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans the Revolving Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Revolving Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Agent, or the Sole Lead Arranger or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Revolving Commitments or this Agreement.

(c) The Agent and the Sole Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Revolving Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Revolving Commitments for an amount less than the amount being paid for an interest in the Loans or the Revolving Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.30 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. Amounts payable hereunder by the Agent, LC Issuer or any Lender, on the one hand, to any other of such Persons, on the other hand, shall be separate and independent debts and obligations, and claims by one of such Persons against any other of such Persons may proceed between such Persons without requiring the joinder of the Agent, LC Issuer or any Lender as an additional party. Nothing in this Agreement and no action of the Agent, LC Issuer or Lenders pursuant to the Loan Documents shall cause the Agent, LC Issuer and the Lenders, or any of them, to be deemed a partnership, association, joint venture, or any other kind of entity with each other or with any Credit Party, or to have any Control of each other or any Credit Party.

9.31 Survival of Representations and Warranties, etc. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Agent and each Lender, regardless of any investigation made by Agent or any Lender or on their behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default at the time of the making of any Loan or the issuance, extension, or renewal of any Letter of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

9.32 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by or on behalf of any Credit Party or the transfer to the Agent, LC Issuer, or any Lender of any Property (including through setoff) should for any reason subsequently be declared to be void or voidable under any Debtor Relief Law, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of Property (collectively, a “Voidable Transfer”), and if the Agent, LC Issuer or any Lender, or any of them, is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that such Persons, or any of them, is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of such Persons related thereto, the liability of all affected Credit Parties automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

ARTICLE X

TAXES, YIELD PROTECTION AND ILLEGALITY

10.1 Taxes.

(a) Except as otherwise required by any Requirement of Law, each payment by or on account of any obligation of any Credit Party under any Loan Document shall be made free and clear of, and without deduction for, any Taxes.

(b) If any Taxes shall be required by any Requirement of Law to be deducted from or in respect of any payment by or on account of any obligation of any Credit Party under any Loan Document (i) if such Taxes are Indemnified Taxes, the amount payable by the applicable Credit Party shall be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including deductions applicable to any amounts payable under this Section 10.1), the applicable Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party or the applicable withholding agent shall make such deductions and (iii) the relevant Credit Party or the applicable withholding agent shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law.

(c) In addition, the Credit Parties shall pay, and authorize the Agent to pay in their name, any stamp, documentary, excise or property Tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document or any transaction contemplated therein, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 9.22) (collectively, “Other Taxes”).

(d) Without duplication of any amounts paid pursuant to Section 10.1(b) or (c), the Credit Parties shall reimburse and jointly and severally indemnify, within 30 days after receipt of written demand therefor (with copy to the Agent), each Secured Party for all Indemnified Taxes (including any Indemnified Taxes imposed on or attributable to amounts payable under this Section 10.1) paid or payable by such Secured Party or required to be withheld or deducted from a payment to such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the Secured Party (or of the Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrowers with copy to the Agent, shall be conclusive, binding and final for all purposes, absent demonstrable error.

(e) Each Secured Party (other than the Agent) shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Secured Party (but only to the extent that the Credit Parties have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Secured Party’s failure to comply with the provisions of Section 9.9(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Secured Party, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Secured Party by the Agent shall be conclusive absent manifest error. Each Secured Party hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Secured Party under any Loan Document or otherwise payable by the Agent to the Secured Party from any other source against any amount due to the Agent under this paragraph (e).

(f) Within 30 days (or such longer period as may be agreed by the Agent in its sole discretion) after the date of any payment of Taxes (including, for the avoidance of doubt, Other Taxes) by any Credit Party pursuant to this Section 10.1, such Credit Party shall furnish to the Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Agent.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such a change or assignment would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender. The Borrowers hereby agree to jointly and severally pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(h) Each Secured Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Agent (or, in the case of a participant, the relevant Lender), at the time or times prescribed by applicable laws and reasonably requested by the Borrowers or the Agent (or, in the case of a participant, the relevant Lender), such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrowers and the Agent or the relevant Lender, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to withholding Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Secured Party’s entitlement to any available exemption from, or reduction of, applicable withholding Taxes in respect of all payments to be made to such Secured Party pursuant to the Loan Documents or otherwise to establish such Secured Party’s status for withholding Tax purposes in the applicable jurisdiction. In addition, any Secured Party, if reasonably requested by the Borrowers or the Agent (or, in the case of a participant, the relevant Lender), shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Agent (or, in the case of a participant, the relevant Lender) as will enable the Borrowers or the Agent (or, in the case of a participant, the relevant Lender) to determine whether or not such Secured Party is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 10.1(h)(i), (h)(ii) and (h)(iv) below) shall not be required if in the Secured Party’s reasonable judgment such completion, execution or submission would subject such Secured Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Secured Party. Without limiting the generality of the foregoing:

(i) Each Non-U.S. Lender Party shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if reasonably requested by the Borrowers or the Agent (or, in the case of a participant, the relevant Lender), provide the Agent and the Borrowers (or, in the case of a participant, the relevant Lender), to the extent it is legally entitled to do so, with two duly executed originals of each of the following, as applicable (or promptly notify the Agent and the Borrowers (or, in the case of a participant, the relevant Lender) in writing of its legal inability to do so): (A) Forms W-8ECI (claiming exemption from U.S. withholding Tax because the income is effectively connected with a U.S. trade or business), W-8BEN or W-8BEN-E (claiming exemption from, or a reduction of, U.S. withholding Tax under an income Tax treaty, if any) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN or W-8BEN-E (claiming exemption from U.S. withholding Tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Agent and the Borrowers that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from or reduction in United States withholding Tax with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrowers and the Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding Tax or are subject to such Tax at a rate reduced by an applicable Tax treaty, the Credit Parties and the Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii) Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (h) and (D) from time to time if reasonably requested by the Borrowers or the Agent (or, in the case of a participant, the relevant Lender), provide the Agent and the Borrowers (or, in the case of a participant, the relevant Lender) with two duly executed originals of Form W-9 (certifying that such U.S. Lender Party is not subject to U.S. backup withholding Tax) or any successor form.

(iii) Each Lender having sold a participation in any of its Obligations shall collect from such participant the documents described in this clause (h) (including, without limitation, any documents described in the first three sentences of this clause (h)).

(iv) If a payment made to a Non-U.S. Lender Party or U.S. Lender Party under any Loan Document would be subject to withholding Tax imposed by FATCA if such Non-U.S. Lender Party or U.S. Lender Party were to fail to comply with the applicable requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Non-U.S. Lender Party or U.S. Lender Party shall deliver to the Agent and the Borrowers (or, in the case of a participant, the relevant Lender) at the time or times prescribed by law and at such time or times reasonably requested by the Agent or the Borrowers (or, in the case of a participant, the relevant Lender) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Agent or the Borrowers (or, in the case of a participant, the relevant Lender) as may be necessary for the Agent and the Borrowers (or, in the case of a participant, the relevant Lender) to comply with their obligations under FATCA and to determine that such Non-U.S. Lender Party or U.S. Lender Party has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Secured Party, Non-U.S. Lender Party and U.S. Lender Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Agent (or, in the case of a participant, the relevant Lender) in writing of its legal inability to do so.

(i) If any Secured Party determines, in its sole discretion, that it has received a refund (whether in cash or in direct credit in lieu of a cash refund) of Taxes as to which it has been indemnified by the Credit Parties or with respect to which any Credit Party has paid additional amounts pursuant to this Section 10.1, it shall without unreasonable delay pay over such refund to the Credit Parties (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 10.1 giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such Secured Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Credit Parties, upon the request of such Secured Party, shall repay to such Secured Party the amount paid over pursuant to this Section 10.1(i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Secured Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 10.1(i), in no event shall the Secured Party be required to pay any amount to a Credit Party pursuant to this Section 10.1(i) the payment of which would place the Secured Party in a less favorable net after-Tax position than the Secured Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Secured Party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Credit Parties or any other Person.

(j) Each party’s obligations under this Section 10.1 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

10.2 Illegality. If after the Closing Date any Lender shall reasonably determine that the introduction of any Requirement of Law, or any change in any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans or LIR Loans, then, on notice thereof by such Lender to the Borrowers through the Agent, the obligation of that Lender to make LIBOR Rate Loans or LIR Loans shall be suspended until such Lender shall have notified the Agent and the Borrowers that the circumstances giving rise to such determination no longer exists. Upon receipt of such notice, the Borrowers may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it.

(a) Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan or LIR Loan, the Borrowers shall prepay in full, together with all interest thereon, or convert to Base Rate Loans, all LIBOR Rate Loans and LIR Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans and or LIR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans or LIR Loans.

(b) If the obligation of any Lender to make or maintain LIBOR Rate Loans or LIR Loans has been terminated, the Borrowers may elect, by giving notice to such Lender through the Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans or LIR Loans shall be instead Base Rate Loans.

(c) Before giving any notice to the Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans and or LIR Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

10.3 Increased Costs and Reduction of Return.

(a) If any Lender or the Agent shall determine that, due to either (i) the introduction of, or any change in, or change in the interpretation of, any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the Closing Date, there shall be any increase in the cost to such Lender or the Agent of agreeing to make or making, funding or maintaining any

Loans or any reduction in any amount received or receivable by such Lender or the Agent under any Loan Document, then the Borrowers shall be jointly and severally liable for, and shall from time to time, within 30 days of demand therefor by such Lender or the Agent (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender or the Agent, additional amounts as are sufficient to compensate such Lender or the Agent for such increased costs; provided that the Borrowers shall not be required to compensate any Lender or the Agent pursuant to this Section 10.3(a) for any increased costs incurred more than 270 days prior to the date that such Lender or the Agent notifies the Borrowers, in writing of the increased costs and of such Lender’s or the Agent’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender shall have determined that:

(i) the introduction of any Capital Adequacy Regulation;

(ii) any change in any Capital Adequacy Regulation;

(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv) compliance by such Lender (or its Lending Office) or any entity controlling the Lender with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Lender or any entity controlling such Lender and (taking into consideration such Lender’s or such entity’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Revolving Commitment(s), loans, credits or obligations under this Agreement, then, within 30 days of demand of such Lender (with a copy to the Agent), the Borrowers shall jointly and severally pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender (or the entity controlling the Lender) for such increase; provided that the Borrowers shall not be required to compensate any Lender pursuant to this Section 10.3(b) for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrowers, in writing of the amounts and of such Lender’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c) It is understood and agreed that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all rules and regulations in connection therewith, all guidelines and directives in connection therewith and any compliance by a Lender with any request or directive relating thereto and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall, in each case, for the purposes of this Agreement, be deemed to be adopted subsequent to the Closing Date other than any such rules, regulations, guidelines or directives with which the Lenders, as applicable, are required to comply as of the Closing Date.

(d) This Section 10.3 shall not apply to Taxes described in (b) through (d) of the definition of Excluded Taxes, Connection Income Taxes, Other Taxes or Taxes indemnifiable pursuant to Section 10.1(d).

10.4 Funding Losses. The Borrowers agrees to jointly and severally reimburse each Lender and to hold each Lender harmless from any actual loss or expense (excluding loss of profit) which such Lender may sustain or incur as a consequence of:

(a) the failure of the Borrowers to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan or LIR Loan (including payments made after any acceleration thereof);

(b) the failure of the Borrowers to borrow, continue or convert a Loan after the Borrowers have given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c) the failure of the Borrowers to make any prepayment after the Borrowers have given a notice in accordance with Section 1.5(e);

(d) the prepayment (including pursuant to Section 1.15) of a LIBOR Rate Loan LIR Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e) the conversion pursuant to Section 1.5(e) of any LIBOR Rate Loan LIR Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

(f) including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans or LIR Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified Agent of any such expense within two Business Days of the date on which such expense was incurred. Solely for purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 10.4 and under Section 10.3(a): each LIBOR Rate Loan or LIR Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan or LIR Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan or LIR Loan is in fact so funded.

10.5 Inability to Determine Rates. If the Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or LIR Loan or that the LIBOR applicable pursuant to Section 1.5 for any requested Interest Period with respect to a proposed LIBOR Rate Loan or LIR Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, the Agent will forthwith give notice of such determination to the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans or LIR Loans hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Borrowers may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrowers do not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrowers, in the amount specified in the applicable notice submitted by the Borrowers, but such Loans shall be made, converted or continued as Base Rate Loans.

10.6 Certificates of Lenders. Any Lender or the Agent claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrowers (in the case of a Lender, with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to such Lender or the Agent hereunder and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest or demonstrable error.

ARTICLE XI

[RESERVED]

ARTICLE XII

DEFINITIONS

12.1 Defined Terms. The following terms have the following meanings:

“ABL Priority Collateral” has the meaning given such term in the Initial Intercreditor Agreement or, as applicable, any other Acceptable Intercreditor Agreement.

“Acceptable Intercreditor Agreement” means, (a) with respect to the Initial Term Loan Documents and the Liens created or purported to be created by the Initial Term Loan Documents, the Initial Intercreditor Agreement, and (b) with respect to any other Permitted Term Indebtedness and any Liens attaching to any Collateral and securing such Permitted Term Indebtedness, any intercreditor or subordination agreement which (in the case of this clause (b) only) (i) is by and among or between the Agent and all other Persons in whose favor any of such Liens are or are to be granted (or a Senior Representative on their behalf); (ii) provides for, among other things, (A) to the extent the Liens securing such Permitted Term Indebtedness attach to any ABL Priority Collateral, the subordination of such Liens to the Agent’s Liens on the ABL Priority Collateral; (B) the subordination of the Agent’s Liens on the Term Loan Priority Collateral to such Liens securing such Permitted Term Indebtedness (to the extent the Liens securing such Permitted Term Indebtedness are designated by Borrower Agent to be senior to the Agent’s Liens on such Term Loan Priority Collateral) or (C) the subordination of the Liens securing such Permitted Term Indebtedness to the Agent’s Liens on such Term Loan Priority

Collateral (to the extent the Liens securing such Permitted Term Indebtedness are designated by Borrower Agent to be junior to the Agent’s Liens on such Term Loan Priority Collateral); and (iii) is in form and substance reasonably satisfactory to the Agent, in each case, as the same may be amended, restated, amended and restated, supplemented, or otherwise modified or replaced from time to time.

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Credit Parties and their Restricted Subsidiaries, including, without limitation, the unpaid portion of the obligation of a customer of any of the Credit Parties or any of their Restricted Subsidiaries in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by any of the Credit Parties or any of their Restricted Subsidiaries, as stated on the respective invoice of any of the Credit Parties or any of their Restricted Subsidiaries, net of any credits, rebates or offsets owed to such customer.

“Accounts Payable Report” has the meaning ascribed thereto in Section 4.2(a)(iii).

“Accounts Receivable Report” has the meaning ascribed thereto in Section 4.2(a)(i).

“ACH” has the meaning ascribed thereto in the definition of “Bank Products.”

“Acquired EBITDA” has the meaning ascribed thereto in the penultimate paragraph of the definition of Combined EBITDA.

“Acquired Entity or Business” has the meaning ascribed thereto in the penultimate paragraph of the definition of Combined EBITDA.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of a Credit Party, or (c) a merger or consolidation or any other combination with another Person.

“Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, the rate per annum obtained by dividing (a) (i) the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to the LIBOR or a comparable or successor rate, which rate is approved by the Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to the rate determined by the Agent to be the offered rate on such other page or other service which displays an average settlement rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to the quotation rate (or the arithmetic mean of rates) offered to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Regions Bank or any other Lender selected by the Agent, for which the Adjusted LIBOR Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (b) an amount equal to the number one minus the Applicable Reserve Requirement. Notwithstanding anything contained herein to the contrary, if the Adjusted LIBOR Rate, as so determined, is ever less than 0.00%, then, the Adjusted Libor Rate shall be deemed to be 0.00%.

“Administrative Agent” means the Agent.

“Administrative Questionnaire” means an administrative questionnaire provided by the Lenders in a form supplied by the Agent.

“Affected Lender” has the meaning ascribed thereto in Section 9.22.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents. For purposes of this definition, “control” means the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” has the meaning ascribed thereto in the preamble to this Agreement.

“Agent Parties” has the meaning ascribed thereto in Section 9.10(e).

“Aggregate Revolving Obligations” means, at any time of determination, the sum (without duplication) of (a) the outstanding principal amount of all Loans and (b) the outstanding amount of all LC Obligations.

“Agreement” has the meaning ascribed thereto in the preamble to this Agreement.

“Allied” has the meaning ascribed thereto in the preamble to this Agreement.

“Allied Parent” has the meaning ascribed thereto in the preamble to this Agreement.

“Allocable Amount” has the meaning ascribed thereto in Section 1.19(c)(ii).

“Anti-Corruption Laws” has the meaning ascribed thereto in Section 3.24.

“Anti-Terrorism Laws” means any laws relating to the prevention of terrorism or money laundering, including the PATRIOT Act and all OFAC rules and regulations, including Executive Order 13224.

“Anticipated Cure Deadline” has the meaning ascribed thereto in Section 6.2.

“Applicable Margin” means, for any date of determination, (a) in the case of LIBOR Rate Loans or LIR Loans, 2.00% per annum and (b) in the case of Base Rate Loans, 1.00% per annum.

“Applicable Reserve Requirement” means, at any time, for any LIBOR Rate Loan or LIR Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the Federal Reserve Board, as in effect from time to time) under regulations issued from time to time by the Federal Reserve Board or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the Adjusted LIBOR Rate or the LIBOR Index Rate is to be determined, or (b) any category of extensions of credit or other assets which include LIBOR Rate Loans or LIR Loans. LIBOR Rate Loans and LIR Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefit of credit for pro ration, exception or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Rate Loans and LIR Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Bank” has the meaning given to such term in the definition of “Cash Equivalents.”

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is administered or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by the Agent, substantially in the form of Exhibit 11.1(a) or any other form approved by the Agent and Borrowers.

“Attorney Costs” means and includes all reasonable and documented fees and out-of-pocket disbursements of any law firm or other external counsel.

“Availability” means, at any time of determination, the amount, if any, by which (a) the Line Cap exceeds (b) the Aggregate Revolving Obligations.

“Available Equity Amount” means, with respect to any transaction for which the Available Equity Amount is to be utilized, the net cash proceeds (other than Specified Equity Contributions) from (x) any capital contribution to the Parents, (y) any sale of Stock or Stock Equivalents (other than Disqualified Stock) of the Parents or (z) any issuance of Indebtedness or Disqualified Stock by the Parents or any of their Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock has been converted into Qualified Stock of the Borrowers or the Parents, in each case, to the extent such cash proceeds are (A) not received from a Borrower or any Restricted Subsidiary and (B) received substantially concurrently with the transaction for which the Available Equity Amount is to be utilized.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product Agreement” means any agreement between one or more Credit Parties and a Bank Product Provider evidencing the making available of any Bank Product by such Bank Product Provider to such Credit Party.

“Bank Product Obligations” means Indebtedness, liabilities and other obligations of any Credit Party to any Bank Product Provider arising under, pursuant to or in connection with Bank Products.

“Bank Product Provider” means (a) any Person which, at the time it enters into any Bank Product Agreement, is the Agent or a Lender or an Affiliate thereof and (b) any Person which (i) at the time it enters into any Bank Product constituting an interest rate Swap Agreement, is a lender, agent, arranger, or bookrunner under the Initial Term Loan Credit Agreement or an Affiliate thereof; (ii) has been identified by Borrower Agent in a writing delivered to Agent as being a Bank Product Provider in respect of such Swap Agreement; and (iii) executed and delivered to the Agent a Secured Party Designation Notice within 90 Business Days after such Swap Agreement became effective.

“Bank Product Reserve” means an amount determined from time to time by the Agent in its discretion as a reserve for Bank Product Obligations.

“Bank Products” means all bank, banking, financial, and other similar or related products, services, and facilities offered or provided by any Bank Product Provider to any Credit Party, including (a) merchant card services, credit or stored value cards and corporate purchasing cards; (b) cash management, treasury, and related products and services, including depository and checking services, Deposit Accounts (whether operating, money market, investment, collections, payroll, trust, disbursement, or other Deposit Accounts), automated clearinghouse (“ACH”) transfers of funds and any other ACH services, remote deposit capture, lockboxes, account reconciliation and information reporting, controlled disbursements, wire and other electronic funds transfers, e-payable, overdraft protection, stop payment services and fraud protection services (all of the products and services described in this clause (b), collectively, “Treasury Services”); and (c) bankers’ acceptances, drafts, documentary services, foreign currency exchange services; (d) Swap Agreements; (e) supply chain finance arrangements; and (f) leases and other banking products or services, other than Letters of Credit.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978.

“Base Rate” means, for any day, the rate per annum equal to the greatest of (a) 1.0%; (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1%; (c) the Prime Rate in effect on such day; and (d) the Adjusted LIBOR Rate for an Interest Period of one-month, as determined monthly on the first Business Day of each month, plus 1.00%. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable, after due inquiry, to ascertain either the Adjusted LIBOR Rate or the Federal Funds Effective Rate, or both such rates, for any reason, including the inability or failure of the Agent to obtain sufficient quotations in regard to such rate(s) in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (b) and/or clause (d) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or the Adjusted LIBOR Rate shall be effective on the effective date of such change in the Prime Rate, Federal Funds Effective Rate or the Adjusted LIBOR Rate, respectively, automatically and without notice to any Person. Notwithstanding anything contained herein to the contrary, if the Base Rate, as so determined, is ever less than 0.00% per annum, then, the Base Rate shall be deemed to be 0.00% per annum.

“Base Rate Loan” means a Loan which bears interest at a rate based on the Base Rate.

“Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise, excluding Multiemployer Plans, Title IV plans and any employee benefit plans sponsored or maintained by any foreign, federal, state or local governments or agencies.

“Borrower” and “Borrowers” have the respective meanings ascribed thereto in the preamble to this Agreement.

“Borrower Agent” has the meaning ascribed thereto in Section 1.10.

“Borrower Materials” has the meaning ascribed thereto in Section 9.10(e).

“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrowers on the same day by the Lenders pursuant to Article I.

“Borrowing Base” means, on any date of determination, an amount, calculated in Dollars, equal to:

(a) 85% of the total amount of Eligible Accounts; plus

(b) the lesser of (i) the Inventory Advance Rate of the total amount of Eligible Inventory and (ii) 85% of the NOLV Percentage of Eligible Inventory; minus

(c) Reserves.

“Borrowing Base Assets” means Accounts and Inventory and the proceeds thereof.

“Borrowing Base Certificate” means a borrowing base certificate substantially in the form of Exhibit 11.1(b) or such other form as may be acceptable to the Agent from time to time in its Permitted Discretion.

“Brickhaven Property” means the approximately 334 acre site known as the “Brickhaven Clay Mine” located at 1315 Moncure-Flatwood Road, in the Town of Moncure, Chatham County, North Carolina.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City, New York, except that, when used in connection with a LIBOR Rate Loan or LIR Loan, “Business Day” shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Expenditures” means, with respect to any Person for any fiscal period, the aggregate amount of all expenditures incurred by any Person to acquire or repair and maintain fixed assets, plant, and equipment (including renewals and replacements) during such period, which would be required to be capitalized on the balance sheet of such Person in accordance with GAAP; provided that the term “Capital Expenditures” shall not include:

(i)	expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed from insurance proceeds or compensation awards paid on account of a casualty event,

(ii)	the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time,

(iii)	the purchase of plant, property or equipment to the extent financed with the proceeds of sales, transfers or other dispositions outside the ordinary course of business,

(iv)	expenditures that are accounted for as capital expenditures by the Borrowers or any Subsidiary and that actually are paid for by a Person other than the Borrowers or any Subsidiary and for which neither the Borrowers nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period, it being understood, however, that only the amount of expenditures actually provided or incurred by the Borrowers or any Subsidiary in such period and not the amount required to be provided or incurred in any future period shall constitute “Capital Expenditures” in the applicable period),

(v)	the book value of any asset owned by the Borrowers or any Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(vi)	any expenditures that constitute Permitted Acquisitions (or similar investment) and expenditures made in connection with the Transactions,

(vii)	expenditures made with proceeds of the issuance of Stock or Stock Equivalents of, or a cash capital contribution to, the Borrowers after the Closing Date;

(viii)	any capitalized interest expense reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrowers and the Subsidiaries for such period; or

(ix)	any rental expenses of the Borrowers and its Subsidiaries for real or personal property (including in connection with Permitted Sale-Leaseback Transactions).

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or is required to be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” all monetary obligations of any Credit Party or any Restricted Subsidiary of any Credit Party under any Capital Lease.

“Cash Collateral” has the meaning given to such term in the definition of “Cash Collateralize.”

“Cash Collateralize” means, to pledge and deposit with or deliver to the Agent, LC Issuer or Swingline Lender, as applicable, as collateral for the LC Obligations or Swingline Loans, as applicable, or obligations of Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Agent, LC Issuer or Swingline Lender, as applicable, may agree, each in its sole discretion, other credit support (including, without limitation, backstop letters of credit), in each case pursuant to documentation in form and substance, and in an amount (but not less than 105% of the obligated amount), in each case, satisfactory to the Agent, such LC Issuer and/or Swingline Lender, as applicable, in its or their sole discretion. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support including any cash and any interest or other income earned thereon.

“Cash Dominion Period” means each period (a) commencing on each date on which (i) Availability is less than the greater of (A) 15% of the Line Cap and (B) $6,750,000 for five consecutive Business Days or (ii) a Specified Event of Default and (b) ending on the first date thereafter on which (i) Availability has been greater than the greater of (A) 15% of the Line Cap and (B) $6,750,000 for 45 consecutive calendar days and (ii) no Specified Event of Default is continuing.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency or instrumentality of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any territory, commonwealth or state of the United States or the District of Columbia or any political subdivision of any such territory, commonwealth or state or any public instrumentality thereof, in each case having a rating of at least “A-l” from S&P or at least “P-l” from Moody’s (or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrowers), (c) any commercial paper or fixed or variable notes which are rated at least “A-l” by S&P or “P-l” by Moody’s (or an equivalent rating by any other nationally recognized statistical rating agency selected by the Borrowers) and issued by any Person organized under the laws of any territory, commonwealth or state of the United States or the District of Columbia, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that (A) is organized under the laws of the United States, any state, territory or commonwealth thereof or the District of Columbia or which is the principal banking subsidiary of a bank holding company organized under the laws of any of the foregoing or any U.S. branch of a foreign bank, (B) is “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 (each such bank, an “Approved Bank”), (e) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Approved Bank, (f) obligations of other Persons with maturities of one year or less from the date of acquisition, rated at least AA by S&P and Aa2 by Moody’s, (g) Investments in any United States money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clause (a), (b), (c), (d), (e) or (f) above with maturities as set forth in the proviso below and (ii) has net assets in excess of $500,000,000; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c), (d), (e) or (f) above shall not exceed 366 days and (h) in the case of any Foreign Subsidiary, short-term Investments that are customarily used for cash management purposes in any country in which such Foreign Subsidiary operates.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means the occurrence of any of the following: (a) (i) prior to the consummation of an Initial Public Offering, the Permitted Holders shall cease to beneficially and of record own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, more than 50% of the then issued and outstanding Stock having ordinary voting (or equivalent) power for the election or appointment of directors (or comparable managers) of the Charah Parent (measured by voting or appointment power rather than number of shares) (“Voting Stock”) and (ii) upon and after the consummation of an Initial Public Offering, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than (x) the Permitted Holders, (y) any employee benefit plan of the Charah Parent and its Restricted Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any employee benefit plan of the Charah Parent or its Restricted Subsidiaries or any Permitted Holders and (z) any “group” which includes the Permitted Holders (provided that in the case of any such “group,” the Permitted Holders hold at least a majority of the then issued and outstanding Voting Stock of such “group”), is or becomes the beneficial or record owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of issued and outstanding Voting Stock representing both (A) more than 35% of such Voting Stock (on a fully diluted basis) and (B) more than the percentage of such Voting Stock (on a fully diluted basis) that is beneficially and of record owned (as such term is defined in Rules 13(d) and 14(d) of the Exchange Act), directly or indirectly, by the Permitted Holders and if applicable, any “group” which includes the Permitted Holders, (b) Charah Parent shall cease to own and control legally, beneficially and of record all of the economic and voting rights associated with ownership of all outstanding Stock of Charah, or (c) a “change of control” (howsoever defined) under any Permitted Term Indebtedness Document.

“Charah” has the meaning ascribed thereto in the preamble to this Agreement.

“Charah Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of January 13, 2017, among Charah Parent, Charah, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent (as the same may have been amended, restated, supplemented, or otherwise modified from time to time before the date hereof).

“Charah Letters of Credit” means letters of credit issued pursuant to the Charah Credit Agreement (and listed on Schedule 11.3 hereto).

“Charah Parent” has the meaning ascribed thereto in the preamble to this Agreement.

“Closing Date” means October 25, 2017.

“Co-Borrower Payment” has the meaning ascribed thereto in Section 1.19(c)(ii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party (other than Excluded Property), in or upon which a mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, lien or other security interest is granted in favor of the Agent on behalf of itself, Lenders and the other Secured Parties, pursuant to the Guaranty and Security Agreement or any other Collateral Document, in each case, to secure the Obligations; provided that in no event shall (i) more than 65% of the outstanding Voting Stock of a Disregarded Domestic Subsidiary or a First Tier Foreign Subsidiary be included in Collateral, (ii) any Stock of a Foreign Subsidiary that is not a First Tier Foreign Subsidiary be included in Collateral and (iii) any asset of a Foreign Subsidiary or a Disregarded Domestic Subsidiary be included in Collateral.

“Collateral Access Agreement” means a landlord waiver, bailee letter or acknowledgment agreement of any lessor, warehouseman, processor, consignee, mortgagee, customs broker or other Person (other than any Credit Party) in possession of, having a Lien upon, or having rights or interests in the inventory (or any books or records relating thereto) of any Credit Party, in each case in form and substance reasonably satisfactory to the Agent.

“Collateral Agent” means the Agent.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Mortgages, the Control Agreements, and all other security agreements, pledge agreements, patent and trademark security agreements, Guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, and any Lender or the Agent for the benefit of the Agent, the Lenders and the other Secured Parties granting a lien on Collateral to secure or Guarantee the payment of the Obligations now or hereafter delivered to the Lenders or the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or the Agent for the benefit of the Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Collection Account” means one or more Deposit Accounts established or maintained by a Borrower at Regions Bank or another bank acceptable to the Agent, which Deposit Accounts shall be utilized solely for purposes of receiving or collecting payments made by such Borrower’s Account Debtors and other Proceeds of Collateral and over which the Agent shall, during a Cash Dominion Period, have exclusive control to withdraw or otherwise direct the disposition of funds on deposit therein.

“Combined Capital Expenditures” means, with respect to the Borrowers and their Restricted Subsidiaries for any fiscal period, the sum of Consolidated Capital Expenditures of Charah and its Restricted Subsidiaries for such period and Consolidated Capital Expenditures of Allied and its Restricted Subsidiaries for such period.

“Combined Cash Taxes Paid” means, with respect to the Borrowers and their Restricted Subsidiaries for any fiscal period, the sum of Consolidated Cash Taxes Paid of Charah and its Restricted Subsidiaries for such period and Consolidated Cash Taxes Paid of Allied and its Restricted Subsidiaries for such period.

“Combined EBITDA” means, with respect to the Borrowers and their Restricted Subsidiaries for any period, the sum of the Consolidated EBITDA of Charah Parent and its Restricted Subsidiaries for such period and the Consolidated EBITDA of Allied Parent and its Restricted Subsidiaries for such period. Notwithstanding anything to the contrary contained herein, for purposes of determining Combined EBITDA under this Agreement for any period that includes the Fiscal Quarters ended December 31, 2016, March 31, 2017, June 30, 2017 and September 30, 2017, Combined EBITDA for such Fiscal Quarter shall be $15,321,980, $12,077,417, $17,260,157 and $23,793,420, respectively, subject to adjustments pursuant to clauses (a)(xii) and (a)(xiii) of the definition of “Consolidated EBITDA”.

“Combined Interest Paid” means, with respect to the Borrowers and their Restricted Subsidiaries for any fiscal period, the sum of Consolidated Interest Paid of Charah Parent and its Restricted Subsidiaries for such period and Consolidated Interest Paid of Allied Parent and its Restricted Subsidiaries for such period.

“Combined Total Net Leverage Ratio” means, with respect to the Borrowers and their respect Restricted Subsidiaries as of any date, the ratio of (a) the sum of (i) Consolidated Total Net Debt of Charah and its Restricted Subsidiaries as of such date plus (ii) Consolidated Total Net Debt of Allied and its Restricted Subsidiaries as of such date to (b) Combined EBITDA for the last period of four consecutive Fiscal quarters ending on or before such date for which financial statements have been delivered.

“Combined Unfinanced Capital Expenditures” means, with respect to the Parents and their Restricted Subsidiaries for any fiscal period, the sum of Consolidated Unfinanced Capital Expenditures of Charah Parent and its Restricted Subsidiaries for such period and Consolidated Unfinanced Capital Expenditures of Allied Parent and its Restricted Subsidiaries for such period.

“Commitment Letter” means the Commitment Letter, dated October 6, 2017, by and among Charah, Allied, Regions Bank, and Regions Capital markets, a division of Regions Bank.

“Commitment Termination Date” means the earliest to occur of the following: (a) the Stated Commitment Termination Date; (b) the date on which Borrowers terminate the Revolving Commitments pursuant to Section 1.1(c); and (c) the date on which the Revolving Commitments are terminated pursuant to Section 7.2.

“Communications” has the meaning ascribed thereto in Section 9.10(e).

“Compliance Certificate” has the meaning ascribed thereto in Section 4.2(c).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, with respect to any Person, for any fiscal period and determined on a consolidated basis in accordance with any Requirement of Law and GAAP consistently applied, the aggregate amount of all Capital Expenditures of such Person and its Restricted Subsidiaries made during such period.

“Consolidated Cash Taxes Paid” means, with respect to any Person, for any fiscal period and determined on a consolidated basis in accordance with any Requirement of Law and GAAP consistently applied, the sum of all income taxes paid in cash by such Person and its Restricted Subsidiaries during such period (net of all income tax refunds and credits received in cash by such Person and its Restricted Subsidiaries during such period), which number for the applicable period of computation shall not be less than zero.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense (including the amortization of deferred financing fees or costs and the amortization of OID resulting from the issuance of Indebtedness at less than par, amortization of intangible assets and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication, including for purposes of determining Consolidated Net Income) by the following, in each case (other than clauses (xii) and (xiii)) to the extent deducted (and not added back or excluded) in determining Consolidated Net Income for such period:

(i) provision for taxes based on income or profits or capital, including, without limitation, federal, provincial, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period (including penalties, interest, costs and expenses related to such taxes or arising from any tax examinations or Restricted Payments permitted pursuant to Section 5.11(c)); plus

(ii) Consolidated Interest Expense of such Person for such period; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(iv) any out-of-pocket fees, payments, expenses (including legal, tax, shareholder litigation, structuring and other costs and expenses) or charges (including expenses in connection with the Transactions but excluding depreciation or amortization expense) related to: (a) the Transactions, including any payments and expenses, or any amortization thereof, related to the Transactions that are established after the Closing Date and (b) any proposed or actual equity offering, Investment, acquisition (including costs and expenses in connection with the de-listing of public targets and compliance with public company requirements) disposition, dividend, restricted payment or recapitalization or the incurrence and/or repayment of Indebtedness (including any incremental facility, any refinancing of any such Indebtedness, any letter of credit fees and/or breakage costs) (in each of the foregoing whether or not consummated successful), including (1) such fees, expenses or charges related to the Loans, the Loan Documents, the Initial Term Loans, the Initial Term Loan Documents or any other Permitted Term Indebtedness, (2) any amendment, restatement, extension, increase or other modification of the Loans, the Loan Documents, the Initial Term Loans, the Initial Term Loan Documents or any Permitted Term Indebtedness, (3) any charges, non-recurring acquisition costs or contingent transaction costs incurred during such period as a result of any such transaction and (4) one-time expenses related to enhanced accounting function or other transaction costs, including those associated with becoming standalone entity or public company; plus

(v) restructuring charges, integration charges, transition costs, retention, recruiting, relocation and signing bonuses, costs and expenses, stay bonuses, stock option and other equity-based compensation expenses and the amounts of payments made to option holders in connection with, or as a result of, any distribution being made to shareholders, the amount (together with any fees, expenses or other charges in connection therewith) of any out-of-pocket deferred compensation, severance costs (including, without limitation, costs in management retention agreements), curtailments or modifications to pension and post-retirement employee benefits, costs incurred in connection with any non-recurring strategic initiatives and intellectual property development, project startup costs, business optimization expenses and carve-out related items, including, without limitation, any one-time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or a public company, costs associated with establishing new facilities or reserves and any other one-time costs incurred in connection with acquisitions and costs related to the closure and/or consolidation of facilities in the good faith determination of the applicable Borrower and as certified by such Borrower’s chief financial officer, chief executive officer, controller or other comparable executive; plus

(vi) expenses of the applicable Parent, the applicable Borrower and their Restricted Subsidiaries incurred during such period to the extent (x) deducted in determining Consolidated Net Income and (y) reimbursed in cash by any person (other than any of Parents, the Borrowers or any of their Subsidiaries) during such period (or reasonably expected to be so reimbursed within 365 days of the end of such period to the extent not accrued) pursuant to an indemnity or guaranty or any other reimbursement agreement in favor of such Parent, such Borrower or any of their Restricted Subsidiaries to the extent such reimbursement has not been accrued (provided that, (A) if not so reimbursed or received by such Parent, such Borrower or such Restricted Subsidiary within such 365 day period, such expenses or losses shall be subtracted in the subsequent calculation period or (B) if reimbursed or received by such Parent, such Borrower or such Restricted Subsidiary in a subsequent period, such amount shall not be permitted to be added back in determining Consolidated EBITDA for such subsequent period); plus

(vii) [reserved]; plus

(viii) non-cash stock option and other equity-based compensation; plus

(ix) (A) compensation and fees paid to directors of the applicable Parent or any of its Restricted Subsidiaries permitted to be paid pursuant to Section 5.7(b), (B) expense reimbursements for travel and other expenses paid to directors of such Parent or any of its Restricted Subsidiaries permitted hereunder and (C) indemnifications of directors, officers and comparable managers of such Parent or any of its Restricted Subsidiaries permitted hereunder, plus

(x) to the extent covered by insurance or reimbursed, or, so long as the applicable Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, losses or expenses with respect to liability or casualty event; provided that Consolidated EBITDA shall be decreased in any future period in which such reimbursement is actually received by the amount, if any, by which such reimbursement is less than the accrued amounts added back pursuant to this clause (x); plus

(xi) the amount of any earn-out obligation which was reserved or paid during such period and deducted in the calculation of Consolidated Net Income for such period, to the extent such earn-out obligations are permitted hereunder; plus

(xii) expected cost savings, operating expense reductions, and expenses and synergies related to the Transactions, which are (w) factually supportable and projected by the Borrowers in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the Borrowers) within 12 months after the Closing Date or (x) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities; provided that such amounts pursuant to this clause (a)(xii) and clause (a)(xiii) of Consolidated EBITDA, together with any amounts pursuant to clauses (A) through (C) of the definition of “Pro Forma Basis”, shall not exceed an aggregate amount equal to 10% of Combined EBITDA in any period of four consecutive Fiscal Quarters (determined prior to giving effect to this clause (a)(xii) and clause (a)(xiii) below); provided, further, that all such aforementioned adjustments shall be calculated on a pro forma basis as if the adjustments in this clause (a)(xii) and clause (a)(xiii) below had occurred on the first day of the applicable calculation period; plus

(xiii) expected cost savings, operating expense reductions, and expenses and synergies related to acquisitions, divestitures, restructuring, cost savings initiatives and other similar initiatives, in each case which are either (x) factually supportable and projected by the Borrowers in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the Borrowers) within 12 months after such transaction or initiative is initiated or (y) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency); provided that such amounts pursuant to this clause this clause (a)(xiii), together with any amounts pursuant to clauses (A) through (C) of the definition of “Pro Forma Basis” and clause (a)(xii) above, shall not exceed an aggregate amount equal to 10% of Combined EBITDA in any period of four consecutive Fiscal Quarters (determined prior to giving effect to this clause (a)(xiii) and clause (a)(xii) above); provided, further, that all such aforementioned adjustments shall be calculated on a pro forma basis as if the adjustments in this clause (a)(xiii) and clause (a)(xii) above had occurred on the first day of the applicable calculation period; plus

(xiv) cash or non-cash losses, costs and expenses arising from Swap Obligations or the fair value of changes therein recognized in earnings for derivatives that do not qualify as a Swap Agreement and the costs and expenses related to maintaining such hedging obligations; plus

(xv) cash or non-cash losses, costs and expenses arising from a change in foreign exchange rates; plus

(xvi) [reserved]; plus

(xvii) all charges, losses, costs and expenses related to discontinued operations; plus

(xviii) any purchase accounting adjustments, restructuring and other non-recurring items or expenses incurred in connection with the Transactions or any Permitted Acquisition (including any debt or equity issuance in connection therewith) or any non-recurring items or expenses incurred in connection with a Disposition; plus

(xix) (A) non-cash costs and expenses relating to any equity-based compensation or equity-based incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, in each case, of the applicable Parent, the applicable Borrower or any Restricted Subsidiary of such Borrower for such period and (B) any costs or expense incurred by the applicable Parent, the applicable Borrower or any Restricted Subsidiary of such Borrower pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of such Parent or such Borrower or Net Proceeds of an issuance of equity interests (other than Disqualified Stock) of such Parent or such Borrower; plus

(xx) all costs or losses (whether cash or non-cash) (without duplication) resulting from the early termination or extinguishment of Indebtedness; plus

(xxi) cash expenses of the applicable Parent, the applicable Borrower and its Restricted Subsidiaries incurred during such period to the extent reimbursed in cash by any person (other than such Parent, such Borrower or any of their Subsidiaries or any owners, directly or indirectly, of equity interests, respectively, therein) during such period (or reasonably expected to be so reimbursed within 365 days of the end of such period to the extent not accrued) pursuant to an indemnity or guaranty or any other reimbursement agreement in favor of such Parent, such Borrower or any of its Restricted Subsidiaries to the extent such reimbursement has not been accrued (provided that (A) if not so reimbursed or received by such Parent, such Borrower or such Restricted Subsidiary within such 365-day period, such expenses or losses shall be subtracted from Consolidated EBITDA in the subsequent calculation period or (B) if reimbursed or received by such Parent, such Borrower or such Restricted Subsidiary in a subsequent period, (1) such amount shall not be permitted to be added back in determining Consolidated EBITDA for such subsequent period and (2) Consolidated EBITDA shall be decreased for such subsequent period by an amount, if any, by which such reimbursement is less than the accrued amounts added back pursuant to this clause); plus

(xxii) to the extent deducted (and any reimbursement therefor not already added-back) in determining Consolidated Net Income, the aggregate amount of expenses or losses incurred by the applicable Parent, the applicable Borrower or its Restricted Subsidiaries relating to business interruption to the extent covered by insurance and (x) actually reimbursed or otherwise paid to such Parent, such Borrower or such Restricted Subsidiary or (y) so long as such amount for any calculation period is reasonably expected to be received by such Parent, such Borrower or such Restricted Subsidiary in a subsequent calculation period and within one year of the date of the underlying loss (provided that (A) if not so reimbursed or received by such Parent, such Borrower or such Restricted Subsidiary within such 365 day period, such expenses or losses shall be subtracted from Consolidated EBITDA in the subsequent calculation period or (B) if reimbursed or received by such Parent, such Borrower or such Restricted Subsidiary in a subsequent period, (1) such amount shall not be permitted to be added-back in determining Consolidated EBITDA for such subsequent period and (2) Consolidated EBITDA shall be decreased for such subsequent period by an amount, if any, by which such reimbursement is less than the accrued amounts added back pursuant to this clause); plus

(xxiii) losses, charges and expenses attributable to (x) asset sales or other dispositions or the repurchase, redemption, sale or disposition of any equity interests of any Person, in each case, other than in the ordinary course of business and (y) repurchases or redemptions of any equity interests of the applicable Parent from existing or former directors, officers or employees of such Parent, the applicable Borrower or its Restricted Subsidiaries, their estates, beneficiaries under their estates, transferees, spouses or former spouses; plus

(xxiv) payments to employees, directors or officers of the applicable Parent, the applicable Borrower and its Restricted Subsidiaries paid in connection with dividends that are otherwise permitted hereunder to the extent such payments are not made in lieu of, or as a substitution for, ordinary salary or ordinary payroll payments; plus

(xxv) (x) the aggregate amount of all other non-cash items, write-downs, non-cash expenses or losses (including (i) purchase accounting adjustments under ASC 805, (ii) deferred revenue which would reasonably have been included in determining Consolidated Net Income for such period, but for the application of purchase accounting rules, and (iii) all non-cash charges in connection with the granting of, or accretion on, options, warrants or other equity interests) otherwise reducing Consolidated Net Income (other than with respect to the preceding clause (ii)) and excluding any such non-cash items, write-downs, expenses, or losses that are reasonably expected to result in, or require pursuant to GAAP, an accrual of a reserve for cash charge, costs and/or expenses in any future period, (y) net non-cash exchange, translation or performance losses relating to foreign currency transactions and currency fluctuations and (z) cash charges resulting from the application of ASC 805 (including with respect to earn-outs incurred by the applicable Parent, the applicable Borrower or any of its Restricted Subsidiaries in connection with any Permitted Acquisition permitted hereunder); plus

(xxvi) unamortized fees, costs and expenses paid in cash in connection with the repayment of Indebtedness to persons that are not Affiliates of any Parent or any of its Restricted Subsidiaries.

(b) increased (without duplication) by the amount of proceeds received by any Parent and its Restricted Subsidiaries of business interruption insurance to the extent not already included in Consolidated Net Income;

(c) increased (without duplication) by the amount of any Specified Equity Contribution solely for purposes of determining compliance with the Financial Covenant;

(d) decreased by the amount of all Non-Core Assets Consolidated EBITDA;

(e) decreased (without duplication) to the extent included in determining Consolidated Net Income for such period, by non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and excluding any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period;

(f) decreased (without duplication) by gains related to hedging obligations;

(g) decreased (without duplication) by gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities;

(h) decreased (without duplication) by gains attributable to (x) asset sales or other dispositions or the repurchase, redemption, sale or disposition of any equity interests of any Person other than in the ordinary course of business and (y) repurchases or redemptions of any equity interests of the applicable Parent from existing or former directors, officers or employees of such Parent, the applicable Borrower or its Restricted Subsidiaries, their estates, beneficiaries under their estates, transferees, spouses or former spouses; and

(i) decreased (without duplication) by any gains (whether cash or non-cash) resulting from the early termination or extinguishment of Indebtedness.

For the avoidance of doubt, Consolidated EBITDA shall be determined on a Pro Forma Basis, and there shall be included in determining Consolidated EBITDA for any period, without duplication, on a Pro Forma Basis, the Acquired EBITDA of any Person, all or substantially all of the assets of a Person, or any business unit, line of business or division of any Person acquired by any Credit Party or any Restricted Subsidiary during such period (but not the acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by any Credit Party or any Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) based on the actual and audited (if available) acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) (“Acquired EBITDA”).

“Consolidated Interest Expense” means, with respect to any Person for any period, the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, determined in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by such Person and its Restricted Subsidiaries pursuant to interest rate swap obligations with respect to Indebtedness.

“Consolidated Interest Paid” means, with respect to any Person for any period, and determined on a consolidated basis in accordance with any Requirement of Law and GAAP consistently applied, all interest (including that attributable to the interest component or portion of Capital Leases) paid by such Person and its Restricted Subsidiaries in cash during such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication (including for purposes of determining Consolidated EBITDA),

(a) extraordinary, non-recurring or unusual gains, losses, charges or expenses shall be excluded,

(b) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded to the extent not otherwise reflected in a change to the Financial Covenant following such adoption or modification of accounting principles or policies,

(c) any after-tax effect of gains or losses attributable to asset dispositions or abandonments or the sale or other disposition of any equity interests of any Person other than in the ordinary course of business shall be excluded,

(d) the net income for such period of any Person that is not a Restricted Subsidiary, shall be excluded to the extent such Person is prohibited by contract (including its Organization Documents) or governmental approval (which has not been obtained), from making dividends or distributions to the applicable Borrower or a Restricted Subsidiary thereof; provided that Consolidated Net Income of such Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid to the such Borrower or a Restricted Subsidiary thereof from a Person that is not such a Restricted Subsidiary in respect of such period,

(e) effects of adjustments (including the effects of such adjustments pushed down to the applicable Lead Borrower and its Restricted Subsidiaries and including the impact that the purchase accounting adjustments would have on subsequently reported results) in the inventory, property and equipment, software, goodwill, other intangible assets, in process research and development, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(f) any after-tax effect of income (loss) from the early extinguishment of obligations under any Swap Agreements or other derivative instruments shall be excluded,

(g) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP shall be excluded,

(h) any (i) non-cash charge, expense or loss, including any write-offs or write- downs reducing Consolidated Net Income for such period and the impact of adjustments to earn-out estimates, and any such charge arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other similar rights and (ii) cash costs or expenses, incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent funded with cash proceeds contributed to the capital of the applicable Borrower or Net Proceeds of an issuance of equity interests (other than Disqualified Stock) of such Borrower or equity interests of any direct or indirect parent of such Borrower (other than amounts designated as excluded contributions) shall be excluded,

(i) the following items shall be excluded:

(i) any net unrealized gain or loss (after any offset) resulting in such period from obligations under any Swap Agreements in accordance with GAAP;

(ii) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those (x) related to currency re-measurements of Indebtedness and (y) resulting from Swap Agreements for currency exchange risk;

For the avoidance of doubt, Consolidated Net Income shall be calculated on a Pro Forma Basis.

“Consolidated Total Debt” means, with respect to any Person as of any date, the sum of (a) the aggregate outstanding principal amount of all Indebtedness of such Person of a type described in clauses (a) and (b) of the definition of Indebtedness, (b) all Indebtedness of such Person of a type described in clause (c) (solely to the extent of amounts that are drawn but not reimbursed) and clause (f) of the definition of Indebtedness, and (c) all Guarantees with respect to any such Indebtedness, in each case of such Person and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Total Net Debt” of any Person as of any date means an amount equal to (a) Consolidated Total Debt of such Person as of such date minus (b) the aggregate amount of Unrestricted Cash and Cash Equivalents of such Person and its Domestic Restricted Subsidiaries as of such date.

“Consolidated Unfinanced Capital Expenditures” means, with respect to any Person, for any fiscal period and determined on a consolidated basis in accordance with any Requirement of Law and GAAP consistently applied, all Consolidated Capital Expenditures made by such Person and its Restricted Subsidiaries during such period which were not financed with the proceeds of (a) Indebtedness (other than Loans) or (b) the issuance of Stock or Stock Equivalents.

“Contractual Obligations” means, as to any Person, any provision of any security (whether in the nature of Stock, Stock Equivalents or otherwise) issued by such Person or of any written agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Loan Document) to which such Person is a party or by which it or any of its Property is bound.

“Control Agreement” has the meaning given such term in the Guaranty and Security Agreement.

“Copyrights” means (a) all rights, title and interests (including all related IP Ancillary Rights), arising under any Requirement of Law or otherwise, in or relating to copyrights, mask works, and database and design rights, whether or not registered or published, (b) all registrations and recordations thereof and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, (c) all income, license fees, royalties, claims, damages, and payments now or hereafter due or payable under or with respect to the foregoing, including payments under all licenses entered into in connection therewith, (d) all rights to sue or otherwise recover at law or in equity for any past, present and future infringement, violation or other impairment thereof, and (e) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Credit Parties” means the Borrowers, each Parent and each other Guarantor.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar laws providing debtor relief or otherwise affecting the enforcement of creditors’ rights generally, of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or circumstance that, with the passing of time or the giving of notice or both pursuant to Article VII hereof, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Default Rate” means for any Obligation a rate per annum equal to (A) in the case of principal of or interest on any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided for in this Agreement or (B) in the case of all other Obligations, 2.00% plus the interest rate that would have applied had such amount, during the period of non-payment, constituted a Base Rate Loan.

“Defaulting Lender” means, subject to Section 1.9 (b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days after the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and Borrower Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, LC Issuer, Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days after the date when due, (b) has notified Borrower Agent, the Agent, LC Issuer or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) has failed, within three (3) Business Days after written request by the Agent or Borrower Agent, to confirm in writing to the Agent and Borrower Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and Borrower Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 1.9(b)) upon delivery of written notice of such determination to Borrower Agent, each LC Issuer, each Swingline Lender and each Lender.

“Designated Non-Cash Consideration” means the fair market value (as reasonably determined in good faith by the Borrowers) of non-cash consideration received by Parents or any of their Restricted Subsidiaries in connection with an asset sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of each of Parents and the Borrowers furnished to the Agent, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 5.2.

“Dilution Reserve” means as of any date of determination, the amount, expressed as a percentage of the Borrowers’ average gross sales (on a combined basis), equal to the excess of (a) the average Dollar amount of non-cash reduction to Borrowers’ Accounts, including bad debt write-downs, discounts, advertising allowances, rebates, credits, or other dilutive items during the most recently ended period of 12 Fiscal Months as established by the Borrowers’ records or by a field examination conducted by the Agent’s employees or representatives over (b) 5.0%.

“Disposition” means the sale, lease, conveyance or other disposition of Property, including, for the avoidance of doubt, the sale of all outstanding Stock of Allied and/or its Subsidiaries, other than sales or other dispositions permitted under Sections 5.2(a), 5.2(c), 5.2(d), 5.2(e), 5.2(f), 5.2(g), 5.2(h), 5.2(i), 5.2(j), 5.2(k)(i), 5.2(k)(ii), 5.2(n) and 5.2(o).

“Disqualified Lender” means (a) those persons that are direct or indirect competitors of the Borrowers and their subsidiaries to the extent identified by the Sponsor to the Agent by name in writing from time to time (before any applicable date of determination), (b) those banks, financial institutions and other persons separately identified by Sponsor to the Agent in writing on or before the Closing Date or (c) solely in the case of clause (a) above, any of their Affiliates, other than bona fide debt funds, that are clearly identifiable as Affiliates solely on the basis of such Affiliate’s name; provided that the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in any of the Obligations to the extent such party was not a Disqualified Lender at the time of the applicable assignment or participation, as the case may be; provided further that (x) the Agent shall have no obligation to carry out due diligence in order to identify such Affiliates and (y) the Agent may make available to any Lender, upon the request of such Lender, the list of Disqualified Lenders. Notwithstanding the foregoing, each Credit Party and the Lenders acknowledge and agree that the Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and the Agent shall have no liability with respect to any assignment made, or any information made available, to a Disqualified Lender by any Lender in violation hereof.

“Disqualified Stock” means any Stock that is not Qualified Stock.

“Disregarded Domestic Subsidiary” means any direct or indirect Domestic Subsidiary substantially all of the assets of which (either directly or through one or more disregarded entities) consist of the equity (or of the equity and indebtedness) of one or more controlled foreign corporations (as defined in section 957 of the Code).

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that is a Domestic Subsidiary.

“Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or any other equivalent service.

“Eligible Account” means, with respect only to each Borrower’s Accounts, the aggregate face amount thereof, net of any returns, rebates, discounts (calculated on the shortest terms), credits, or allowances (which have been or could be claimed by the Account Debtor or any other Person), Taxes (including sales, excise, or other taxes), finance or interest charges, or late payment charges, but excluding therefrom, without duplication, each Account (or, where expressly stated below, any portion thereof):

(a) which is not denominated in Dollars;

(b) which did not arise in the ordinary course of business from the sale of Inventory or, to the extent permitted by the Agent in writing, the rendering of services by such Borrower;

(c) which is not evidenced by a paper invoice or an electronic equivalent acceptable to the Agent;

(d) (i) which is not subject to a valid, duly perfected, first priority Lien in favor of the Agent or (ii) which is subject to any other Lien other than (x) Permitted Liens in respect of Permitted Term Indebtedness and (y) Permitted Liens imposed by Requirements of Law;

(e) as to which any of (i) the covenants in this Agreement respecting such Accounts are in default or (ii) the representations and warranties in this Agreement or the other Loan Documents respecting Accounts shall be untrue or misleading in any material respect; provided, however, that this clause (e) shall not (A) be deemed a waiver by the Required Lenders of any Default or Event of Default which occurs under this Agreement or any other Loan Document as a result of any such representation or warranty being untrue or misleading in any material respect or any such covenant being in default or (B) limit the ability of the Agent to institute Reserves in its Permitted Discretion in connection therewith to the extent provided in this Agreement;

(f) which is outstanding for longer than (i) 105 days after the original invoice date or (ii) 60 days after the original due date, whichever is shorter;

(g) owed by any Account Debtor if more than 50% of the Accounts (determined by value of the Accounts and not by their number) owed by such Account Debtor and its Affiliates to Borrowers are deemed ineligible pursuant to clause (f);

(h) owed by an Affiliate of any Credit Party or Subsidiary;

(i) owed by any creditor or vendor of a Credit Party or Subsidiary but only to the extent of such Credit Party’s or Subsidiary’s obligations to such Person;

(j) with respect to which the applicable Account Debtor disputes its liability therefor or is otherwise subject to any counterclaim, contra-account, volume or other rebate, cooperative advertising accrual, deposit, or setoff, dispute, deduction, discount, recoupment, reserve, defense, chargeback, incentive, promotion, credit, or allowance, but only to the extent thereof;

(k) owing by any Account Debtor (and such Account Debtor’s Affiliates) whose aggregate Accounts exceed 20% of the total of Borrowers’ Accounts, but only in each case to the extent of such excess; provided, however, that the limitation in clause (k) shall not apply with respect to (i) Duke Energy Corporation and its affiliates so long as Duke Energy Corporation and its affiliates maintain a long-term credit rating from S&P equal to or better than BBB- (from S&P) or Baa3 (from Moody’s) (provided, however, that if the long-term credit rating from either S&P or Moody’s drops below such ratings as to Duke Energy Corporation or its affiliates, then the Agent may, in its Permitted Discretion, implement a concentration limit with respect to Duke Energy Corporation and its affiliates) and (ii) Exelon Corporation and its affiliates so long as Exelon Corporation and its affiliates maintain a long-term credit rating from S&P equal to or better than BBB- (from S&P) or Baa3 (from Moody’s) (provided, however, that if the long-term credit rating from either S&P or Moody’s drops below such ratings as to Exelon Corporation or its affiliates, then the Agent may, in its Permitted Discretion, implement a concentration limit with respect to Exelon Corporation and its affiliates)

(l) owing by any Account Debtor (i) as to which any Insolvency Proceeding has been commenced by or against such Account Debtor; (ii) which has failed, has suspended or ceased doing business, is liquidating, dissolving, or winding up its affairs, or is not Solvent; (iii) against which the applicable Borrower is unable to bring suit or enforce remedies through judicial process; (iv) who is a natural person, if such Person has died or been declared incompetent by a court of competent jurisdiction; or (v) which is selling, assigning, or transferring all or substantially all of its assets, unless the obligations of such Account Debtor in respect of such Account are assumed by and assigned to such purchaser, assignee, or transferee;

(m) arising from a sale on a bill-and-hold, progress billing (unless the Account arose under a contract providing for multiple payments over time against completed performance where, (i) the work giving rise to such billing has been performed by the applicable Borrower, accepted by the applicable Account Debtor, and (if requested from time to time by Agent), the Agent has received evidence of such acceptance and such evidence is in form and substance reasonably satisfactory to Agent and (ii) the billing giving rise to such Account is the permitted to be made under such contract), guaranteed sale, sale-or-return, sale-on-approval, Consignment, cash-on-delivery, or similar basis or terms;

(n) owing by an Account Debtor which is (i) a Sanctioned Person or Sanctioned Country or (ii) organized or has its chief executive office, primary business delivery locations, payment centers, or substantially all of its assets outside the United States;

(o) owing by a Governmental Authority, unless (i) the Account Debtor is the United States or any of its political subdivisions; (ii) the Agent shall have specifically agreed to permit such Accounts to be considered for inclusion as Eligible Accounts; and (iii) the applicable Borrower shall have taken such actions under all applicable assignment of claims laws as the Agent shall have required and in a manner acceptable to the Agent to assign all claims in respect of such Account to the Agent;

(p) (i) as to which the Goods or services, giving rise thereto, as applicable (A) have not been delivered or provided to the Account Debtor or fully performed (provided that subclause (A) shall not apply to any Account which arose under a contract providing for multiple payments over time against completed performance where, (1) the work giving rise to such billing has been performed by the applicable Borrower, accepted by the applicable Account Debtor, and (if requested from time to time by Agent), the Agent has received evidence of such acceptance and such evidence is in form and substance reasonably satisfactory to Agent and (2) the billing giving rise to such Account is the permitted to be made under such contract), (B) have not been accepted by the Account Debtor, (C) are subject to repurchase, (D) have been returned, rejected, repossessed, lost, or damaged or (E) are or are alleged to constitute infringing Goods or are or are alleged to have been manufactured or sold in a manner which violates the Intellectual Property rights of any Person; or (ii) which do not represent a final sale to the Account Debtor;

(q) evidenced by Chattel Paper or an Instrument of any kind or has been reduced to judgment;

(r) as to which such Borrower or the Agent, in its Permitted Discretion, shall have determined the validity, collectibility, or amount thereof to be doubtful for any reason;

(s) with respect to which the Account Debtor is located in a state or jurisdiction (including New Jersey, Minnesota, and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless (i) the applicable Borrower has so qualified, filed such reports or forms, or taken such actions and, in each case, paid any required fees or other charges, or (ii) such Borrower is permitted by the laws of such state or jurisdiction to qualify subsequently as a foreign entity authorized to transact business therein and gain access to such courts without incurring any cost or penalty determined by the Agent to be significant and such later qualification would, as determined by the Agent, cure any bar to access to such courts to enforce payment of such Account; or

(t) [reserved];

(u) which was acquired in an Acquisition or is originated by any line of business, division, or Person acquired pursuant to an Acquisition, unless and until Agent shall have conducted a field examination thereof (at the Borrowers’ expense and in addition to any other field examinations described in this Agreement, the costs of which any Credit Party is responsible) and found the results thereof satisfactory and, if required by the Agent in its Permitted Discretion, implemented any Reserves in connection therewith;

(v) which the Agent otherwise deems to be ineligible in its Permitted Discretion.

To the extent applicable, “Eligible Accounts” of an Account Debtor shall not include aged credit balances with respect to such Account Debtor outstanding for longer than (i) 90 days past the original invoice date; or (ii) 60 days past the original due date, whichever is shorter, but in all events aged credit balances may be eligible at any time only to the extent the obligor in respect thereof has Eligible Accounts outstanding at such time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee of a Lender under Section 9.9, subject to any consents and representations, if any, as may be required therein.

“Eligible Inventory” means, as to Inventory owned only by Borrowers, the value of such Inventory determined on the basis of the lower of its FIFO cost (excluding therefrom any portion of such cost attributable to intercompany profit among Borrowers and their Affiliates) and its market value, but excluding therefrom, without duplication, any Inventory:

(a) which constitutes raw materials or work-in-process or which does not constitute finished goods;

(b) which is not subject to a valid, duly perfected, first priority Lien in favor of the Agent;

(c) as to which any of (i) the covenants in this Agreement respecting Inventory are in default or (ii) the representations, and warranties in this Agreement or the other Loan Documents respecting Inventory shall be untrue or misleading in any material respect; provided, however, that this clause (c) shall not (A) be deemed a waiver by the Required Lenders of any Default or Event of Default which occurs under this Agreement or any other Loan Document as a result of any such representation or warranty being untrue or misleading in any material respect or any such covenant being in default or (B) limit the ability of the Agent in its Permitted Discretion to institute Reserves in connection therewith to the extent provided in this Agreement;

(d) which is on Consignment (i.e., where such Borrower is the Consignee) from any seller, vendor, or supplier or subject to any agreement whereby the seller, vendor, or supplier has retained any title to such Inventory or the right to repurchase such Inventory;

(e) which is on Consignment (i.e., where such Borrower is the Consignor) to any other Person;

(f) which (in each case, as determined by the Agent) (i) is not new; (ii) is not in good and saleable condition; (iii) is damaged, defective, unserviceable, or otherwise unmerchantable; (iv) constitutes returned or repossessed Goods; (v) constitutes obsolete or slow-moving Goods; (vi) as applicable, fails to meet standards of any Governmental Authority or any Requirement of Law regarding the storage, use, or sale of such Inventory, or (vii) has been acquired from a Sanctioned Person or Sanctioned Country;

(g) which is subject to any negotiable Document;

(h) which is subject to any license with any Third Party which limits or restricts or is likely to limit or restrict any Borrower or the Agent’s right to sell or otherwise dispose of such Inventory (unless such Third Party has entered into a licensor’s agreement in form and substance reasonably satisfactory to the Agent) or which constitute or are alleged to constitute infringing Goods or which have or are alleged to have been manufactured or sold in a manner which violates the Intellectual Property rights of any Person;

(i) which is not located at a Permitted Location in the continental United States;

(j) which is located at a Permitted Location not owned and controlled by such Borrower or another Credit Party, unless (i) the Agent has received from the Person owning or in control of such Permitted Location a Collateral Access Agreement or (ii) if the Agent agrees to do so in lieu of a Collateral Access Agreement, the Agent has instituted a Rent and Charges Reserve in respect thereof;

(k) which constitutes in-transit Inventory;

(l) which consists of any packaging or shipping materials, supplies, spare parts, catalysts, catalogs, labels, samples, display items or floor models, tooling, or promotional materials;

(m) which was acquired in an Acquisition or is owned by any line of business, division, or Person acquired pursuant to an Acquisition, unless and until Agent shall have received a Qualified Appraisal thereof (at the Borrowers’ expense and in addition to any other appraisals described in this Agreement, the costs of which any Credit Party is responsible) and, if required by the Agent in its Permitted Discretion, implemented any Reserves in connection therewith; or

(n) which the Agent, in its Permitted Discretion, deems not to be Eligible Inventory.

Any of the foregoing to the contrary notwithstanding, no Inventory shall constitute Eligible Inventory unless and until the Inventory Inclusion Date shall have occurred.

“Employee Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Environmental Laws” means all applicable Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Credit Party as a result of, or related to, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, (a) non-compliance with any Environmental Law, (b) exposure to any Hazardous Materials, (c) Release or threatened Release of any Hazardous Materials, (d) any investigation, remediation, removal, clean-up or monitoring required under Environmental Laws or required by a Governmental Authority (including without limitation Governmental Authority oversight costs that the party conducting the investigation, remediation, removal, clean-up or monitoring is required to reimburse) or (e) any contract, agreement or other consensual arrangement pursuant to which, and to the extent, liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b) or (c) of the Code, or, solely with respect to Section 412 of the Code, Section 414 (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(c) of ERISA (unless the 30-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the receipt by any Credit Party of notice from the Multiemployer Plan of the Multiemployer Plan’s filing of a notice of insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan under Section 4041(c) of ERISA; (f) the institution of proceedings to terminate a Title IV Plan by the PBGC or the receipt by any Credit Party of notice of the institution of proceedings to terminate a Multiemployer Plan by the PBGC; (g) the failure of a Credit Party or ERISA Affiliate to make any required contribution to any Title IV Plan or Multiemployer Plan when due and (h) the occurrence of any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or the receipt by any Credit Party of a notice of the occurrence of any such event with respect to a Multiemployer Plan or for the imposition of any material liability upon any Credit Party with respect to a Title IV Plan under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning ascribed thereto in Section 7.1.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property by a Governmental Authority or pursuant to Requirements of Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Accounts” means (a) any zero balance disbursement account, (b) payroll accounts and accounts used for wage and benefit payments, (c) accounts, amounts on deposit in which do not exceed $1,000,000 in the aggregate for a period of at least five consecutive Business Days, (d) accounts used exclusively for holding Trust Funds, (e) accounts holding solely cash collateral for a third party that constitutes a Permitted Lien and (f) accounts holding solely escrow funds with respect to any Permitted Acquisition.

“Excluded Assets” has the meaning in Section 9.26.

“Excluded Property” has the meaning set forth in the Guaranty and Security Agreement.

“Excluded Subsidiary” means any (a) direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary or Disregarded Domestic Subsidiary, (b) Disregarded Domestic Subsidiary, (c) Immaterial Subsidiary, (d) Subsidiary that is prohibited by applicable law, rule or regulation from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received (provided that such restriction shall not have been created in contemplation of this restriction), (e) Subsidiary whose provision of a Guarantee would constitute an investment in “United States property” by a controlled foreign corporation within the meaning of sections 956 and 957 of the Code (or any similar law or regulation in any applicable jurisdiction) or otherwise result in material adverse Tax consequences as reasonably determined in good faith by the Borrowers and agreed to by the Agent, (f) Unrestricted Subsidiary, (g) Subsidiary that is prohibited by contract with an unaffiliated third party existing on the Closing Date, or on the date such entity became a Subsidiary, as applicable, from guaranteeing the Obligations (provided that such restriction shall not have been created in contemplation of this restriction) and (h) Subsidiary to the extent the Agent and Borrowers mutually determine the cost and/or burden of obtaining a guaranty outweigh the benefit to the Lenders.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 2.25(h) and any other “keepwell, support, or other agreement” for the benefit of such Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act) at the time the guaranty of such Credit Party, or a grant by such Credit Party of a security interest, becomes effective with respect to such

Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Tax” means with respect to any Secured Party (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Secured Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in the jurisdiction imposing such Tax (or political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Commitment (other than pursuant to an assignment request by the Borrowers under Section 9.22) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 10.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Revolving Commitment or to such Lender immediately before it changed its lending office; (c) Taxes that result from the failure (other than as a result of a change in any Requirement of Law that prevents such Secured Party from providing the relevant documentation) by any Secured Party to deliver the documentation required to be delivered pursuant to Section 10.1(h); and (d) any withholding Taxes imposed under FATCA.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by the Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Existing Letters of Credit” means those letters of credit described on Schedule 11.2 to this Agreement.

“FATCA” means sections 1471, 1472, 1473 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement entered into in connection with the implementation of such sections of the Code and any applicable official implementing guidance under any such intergovernmental agreement.

“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Regions Bank or any other Lender selected by the Agent on such day on such transactions as determined by the Agent. Notwithstanding anything contained herein to the contrary, if the Federal Funds Effective Rate, as so determined, is ever less than 0.00%, then, the Federal Funds Effective Rate shall be deemed to be 0.00%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” means the Fee Letter, dated as of October 25, 2017, by and among the Borrowers and the Agent.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Financial Covenant” means the financial covenant set forth in Section 6.1(a).

“Financial Covenant Testing Period” means each period (a) commencing with the last day of the then most recent Fiscal Quarter ending before the occurrence of a Financial Covenant Testing Trigger and (b) ending on the first date thereafter on which no Financial Covenant Testing Trigger has occurred for 45 consecutive days.

“Financial Covenant Testing Trigger” means that Availability is less than the greater of (a) 15% of the Line Cap and (b) $6,750,000.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

“First Tier Foreign Subsidiary” means a Foreign Subsidiary held directly by a Credit Party.

“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means, at any time of determination and determined with respect to any fiscal period, the ratio of (a) the sum of (i) Combined EBITDA; minus (ii) Combined Unfinanced Capital Expenditures; minus (iii) Combined Cash Taxes Paid; minus (iv) Restricted Payments made in such period (other than Restricted Payments (A) made as part of the Transactions and (B) in the form of payments of Indebtedness); minus (v) any management consulting, or similar fees (which, for the avoidance of doubt, shall not include salaries or periodic wages or employee benefits) paid during such period, to (b) the sum of (i) Combined Interest Paid for such period plus (ii) all regularly scheduled principal payments of Indebtedness (including the principal component of Capital Leases) made during such period.

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that (a) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines and (b) shall have a coverage amount equal to the lesser of (i) the “replacement cost value” of the buildings and any personal property Collateral located on the Real Estate as determined under the National Flood Insurance Program or (ii) the maximum policy limits set under the National Flood Insurance Program.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to LC Issuer, such Defaulting Lender’s Pro Rata Share of outstanding LC Obligations with respect to Letters of Credit issued by LC Issuer other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to Swingline Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swingline Loans made by Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination; provided, however, that if the Borrowers notify the Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP, the methodologies thereunder or in the application thereof on the operation of such provision (or if the Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and it is agreed that such amendment to effectuate such changes shall not require the payment of any amendment or similar fee to the Agent or the Lenders. Without limiting the generality of the foregoing, the Borrowers shall neither be deemed to be in compliance with any covenant hereunder nor out of compliance with any covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the Closing Date. Subject to Section 12.3 all references to “GAAP” shall be to GAAP consistently applied.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means each Parent and each Restricted Subsidiary of a Parent (other than a Borrower) that executes the Guaranty and Security Agreement and/or delivers a guaranty or guaranty supplement pursuant to Section 4.13(b) and each other Person that from time to time delivers a guaranty of the Obligations in favor of the Agent for the benefit of the Secured Parties or that Guarantees any Permitted Term Indebtedness; provided that in no event shall an Excluded Subsidiary be a Guarantor. Notwithstanding anything herein, in any other Loan Document or in any Permitted Term Indebtedness Document to the contrary, no Person shall be or become a borrower or guarantor of any Permitted Term Indebtedness unless such Person shall also be a Guarantor under the Loan Documents.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of even date herewith, made by the Credit Parties in favor of the Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.

“Hazardous Material” means any substance, material or waste that is classified or regulated under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning, including without limitation, petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Immaterial Subsidiary” means a Subsidiary (other than the Borrowers) that, as of the relevant date of determination, meets all of the following criteria: the assets of such Subsidiary and its Subsidiaries (on a consolidated basis and giving effect to intercompany eliminations) do not exceed an amount equal to 5% of the Combined EBITDA (giving effect to intercompany eliminations); provided that the aggregate Consolidated EBITDA of all Immaterial Subsidiaries may not exceed 10.0% of Combined EBITDA (and the Borrowers will designate in writing to the Agent from time to time as necessary the Subsidiaries that cease to be “Immaterial Subsidiaries” to comply with the foregoing limitation).

“Increase Cap” has the meaning given such term in Section 1.1(f).

“Increased Field Exam Period” means each period (a) commencing on each date on which (i) Availability is less than 30% of the Line Cap or (ii) a Specified Event of Default occurs or (g) and (b) ending on the first date thereafter on which (i) Availability has been greater than 30% of the Line Cap for 45 consecutive calendar days and (ii) no Event of Default is continuing.

“Indebtedness” of any Person means, without duplication, any of the following, whether or not matured: (a) all indebtedness for borrowed money, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement obligations with respect to amounts funded under (i) letters of credit, bank guarantees or bankers’ acceptances or (ii) surety, customs, reclamation or performance bonds (in the case of each of (i) and (ii), not related to judgments or litigation or the purchase or sale of Inventory in the ordinary course of business), (d) all obligations to pay the deferred purchase price of property or services (including earn-out obligations and holdbacks), other than trade payables and accrued liabilities incurred in the ordinary course of business, (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property purchased by such Person, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property; provided that the amount of such Indebtedness shall be the lesser of the unpaid principal amount of such Indebtedness and the fair market value of the relevant property, as determined in good faith by such Person, (f) all obligations under capital leases, (g) all obligations, whether or not contingent, to repay, mandatorily purchase, redeem, retire, or otherwise acquire for value (other than in exchange for Stock and except as a result of a change of control, asset sale or other disposition or Event of Loss and customary acceleration rights after an event of default so long as such acquisition is subject to prior Payment in Full) any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 91 days following the Commitment Termination Date as of the date of issuance of such Stock or Stock Equivalents, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends, (h) obligations under any derivative transaction or hedging agreement (valued at the Swap Termination Value thereof), and (i) all Guarantees for obligations of any other Person constituting Indebtedness of such other Person of the type referred to in clauses (a) through (i) above (the amount of which shall be equal to the stated or determinable amount of the related primary obligation, or, if less, the portion thereof, in respect of which such Guarantee obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith); provided, however, that the items above shall constitute “Indebtedness” of such Person solely to the extent (including, without limitation, Swap Agreements) (x) such Person is liable for any part of any such item, or (y) any such item is secured by a Lien on such Person’s property. Notwithstanding the foregoing, in no event shall the following constitute Indebtedness: (w) operating leases, (x) customary obligations under employment agreements and deferred compensation or severance, or non-compete or consulting obligations, (y) deferred revenue and deferred tax liabilities and (z) contingent post-closing purchase price adjustments.

“Indemnified Matters” has the meaning ascribed thereto in Section 9.6(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning ascribed thereto in Section 9.6(a).

“Initial Intercreditor Agreement” means that certain intercreditor agreement dated as of the date hereof by and among the Agent, the Initial Term Loan Agent, and any other parties which may from time to time be party thereto, as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“Initial Public Offering” means an underwritten initial public offering by any Parent or any direct or indirect parent thereof of its Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or in a firm commitment underwritten offering (or series of related offerings of securities to the public pursuant to a final prospectus) made pursuant to the Securities Act.

“Initial Term Loan Agent” means Credit Suisse, Cayman Islands Branch, as Agent under the Initial Term Loan Documents, together with any successor thereof.

“Initial Term Loan Credit Agreement” means that certain Term Loan Facility Credit Agreement dated as of the date hereof by and among Charah, Allied, the Parents, the Initial Term Loan Agent, and the lenders from time to time party thereto, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the Initial Intercreditor Agreement or any other Applicable Intercreditor Agreement.

“Initial Term Loan Documents” means the Initial Term Loan Credit Agreement and any other “Loan Documents” (or any comparable definition) under and as defined in the Initial Term Loan Credit Agreement, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the Initial Intercreditor Agreement or any other Applicable Intercreditor Agreement.

“Initial Term Loans” means those extensions of credit made pursuant to the Initial Term Loan Credit Agreement (including any “Incremental Facilities” thereunder).

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under any applicable U.S. federal, state or foreign law, including the Bankruptcy Code.

“Inspections” has the meaning ascribed thereto in Section 4.9.

“Intellectual Property” means (a) all rights, title and interests in or relating to intellectual property or industrial property arising under any Requirement of Law or otherwise, including, without limitation, all IP Ancillary Rights relating thereto, including, without limitation, all Copyrights, Patents, Software, Trademarks, Internet Domain Names, Trade Secrets, IP Licenses (b) all rights to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, (c) all income, royalties, damages and payments now or hereafter due or payable under or with respect to any of the foregoing, including payments under all licenses entered into in connection therewith and damages and payments for past, present or future infringements, dilutions, misappropriations, or other violations or impairments thereof, and (d) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Interest Period” has the meaning ascribed thereto in Section 1.5(f).

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Internet Domain Name” means all right, title and interest (including all related IP Ancillary Rights), arising under any Requirement of Law or otherwise in or relating to internet domain names.

“Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Credit Parties and their Restricted Subsidiaries, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Credit Party’s or such Restricted Subsidiary’s custody or possession, including inventory on the premises of others and items in transit.

“Inventory Advance Rate” means a percentage determined by the Agent from time to time in its Permitted Discretion, based on the results of field examinations and Inventory appraisals conducted from time to time.

“Inventory Inclusion Date” means a date occurring after the Closing Date, selected by the Agent in its sole discretion, and notified to Borrower Agent.

“Inventory Report” has the meaning ascribed thereto in Section 4.2(a)(ii).

“Inventory Reserve” means an amount determined from time to time by the Agent in its Permitted Discretion as a reserve for changes in the merchantability of any Eligible Inventory in the ordinary course of business or such other factors that may negatively impact the value of Eligible Inventory, including changes in salability, obsolescence, seasonality, theft, shrinkage, imbalance, changes in composition or mix, markdowns, vendor chargebacks, damage, or, if such Inventory consists of Goods, the price of which is ascertainable from, published by, or quoted by one or more recognized exchanges, any decrease in any such exchange’s price therefor.

“Investments” has the meaning ascribed thereto in Section 5.4.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, restorations, renewals and extensions of, such Intellectual Property, and, in each case, all rights to obtain any of the foregoing, and all rights to claim priority therefrom.

“IP License” means (a) all Copyright Licenses, all Patent Licenses and all Trademark Licenses (and all related IP Ancillary Rights) and (b) all other Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting to any Person any right, title and interest in or relating to any Intellectual Property owed by another Person.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Judgment Currency” has the meaning ascribed thereto in Section 9.28.

“Junior Indebtedness” means any Indebtedness of a Person that (w) consists of earn-out obligations or holdbacks, (x) by its terms (or by the terms of any applicable intercreditor or subordination agreement) is subordinated in right of payment to the Obligations under the Loan Documents, (y) is secured by a security interest in the Collateral that is junior in priority to the Obligations under the Loan Documents (other than, for the avoidance of doubt, (1) the Initial Term Loans and (2) any other Permitted Term Indebtedness, unless (in the case of this clause (2) only) the Acceptable Intercreditor Agreement provides that the Lien securing such Permitted Term Indebtedness is junior to the Obligations on all Collateral (i.e., not any such Permitted Term Indebtedness with the same lien priority arrangement with the Obligations as the Initial Term Loan Credit Agreement)) or (z) is unsecured (or that meets any combination of the foregoing criteria).

“LC Application” means an application by Borrower Agent to LC Issuer for issuance of a Letter of Credit, in form and substance satisfactory to LC Issuer and the Agent.

“LC Conditions” means each of the following conditions precedent with respect to the issuance of a Letter of Credit: (a) each of the conditions precedent to the issuance of such Letter of Credit set forth in Article II shall have been satisfied; (b) LC Issuer shall have received an LC Request, an LC Application, and such other instruments, documents, or agreements as LC Issuer customarily requires for the issuance of letters of credit of similar purpose and amount, in each case, at least eight (8) Business Days before the requested date of issuance of such Letter of Credit (or such shorter period as LC Issuer may permit in writing in its discretion); (c) after giving effect to the issuance of such Letter of Credit, the LC Obligations shall not exceed the LC Sublimit and no Overadvance shall exist; (d) the expiration date of such Letter of Credit shall be (i) in the case of a standby Letter of Credit, no more than 365 days from issuance; (ii) in the case of a documentary Letter of Credit, no more than 120 days from issuance; and (iii) at least twenty (20) days before the Stated Commitment Termination Date; (e) the date on which such Letter of Credit is to be issued shall be at least 30 days before the Stated Commitment Termination Date; (f) such Letter of Credit and payments thereunder shall be denominated in Dollars; (g) the purpose and form of such Letter of Credit shall be acceptable to each of the Agent and LC Issuer in their respective discretion and (h) in the event that any Lender is at such time a Defaulting Lender, LC Issuer has entered into arrangements satisfactory to LC Issuer (in its discretion) with Borrowers or such Defaulting Lender to eliminate LC Issuer’s Fronting Exposure with respect to such Lender (after giving effect to Section 1.9(a)(iv) and any Cash Collateral provided by the Defaulting Lender), including by Cash Collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding amount of LC Obligations in a manner satisfactory to the Agent in its discretion.

“LC Documents” means all documents, instruments, certificates and agreements (including LC Requests and LC Applications) delivered by any Borrower, Borrower Agent or any other Person to LC Issuer or the Agent in connection with the issuance, amendment, extension or renewal of, or payment under, any Letter of Credit.

“LC Issuer” means any of Regions Bank or an Affiliate of Regions Bank, together with its successors and permitted assigns acting in such capacity.

“LC Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all drawings under Letters of Credit that have not been reimbursed by the Borrowers in accordance herewith and with the LC Documents. For all purposes of this Agreement, (i) amounts available to be drawn under Letters of Credit will be calculated as provided in Section 1.4(a)(v), and (ii) if a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Request” means each request for issuance of a Letter of Credit provided by Borrower Agent to the Agent and LC Issuer, in form and substance satisfactory to the Agent and LC Issuer.

“LC Sublimit” means $20,000,000.

“Lead Borrower” means each of Charah and Allied.

“Lenders” has the meaning ascribed thereto in the preamble to this Agreement and, in any event, includes Swingline Lender in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” in such Lender’s Administrative Questionnaire, or such other office or offices of such Lender as it may from time to time notify the Borrowers and the Agent.

“Letter of Credit” means any standby or documentary letter of credit issued by LC Issuer for the account of a Borrower, and each Existing Letter of Credit.

“Liabilities” means all claims, actions, suits, judgments, damages, losses (other than lost profits), liability, obligations, fines, penalties, sanctions, charges, disbursements and reasonable out-of-pocket expenses (including without limitation, those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants in connection therewith), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means the London Interbank Offered Rate.

“LIBOR Index Rate,” for any LIR Loan, means a per annum rate equal to the Adjusted LIBOR Rate determined with respect to an Interest Period of one month, determined monthly on the first Business Day of each month and shall be increased or decreased, as applicable, automatically and without notice to any Person on the date of each such determination. Upon Borrower Agent’s request from time to time, the Agent will quote the current LIBOR Index Rate to Borrower Agent.

“LIBOR Rate Loan” means a Loan (other than a LIR Loan) which bears interest at a rate based on the Adjusted LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit arrangement, encumbrance, lien (statutory or otherwise), or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale contract or other title retention agreement, and the interest of a lessor under a Capital Lease and any synthetic or other financing lease, in each case, having substantially the same economic effect as any of the foregoing), but, in each case, not including, with respect to the assets leased thereunder, the interest of a lessor under an operating lease.

“Licensor” means any Person from whom a Credit Party obtains the right to use any Intellectual Property.

“Line Cap” means, as of any date of determination, the lesser of (i) the Borrowing Base then in effect and (ii) the Revolving Commitments then in effect.

“LIR Loan” means any Loan which bears interest at a rate based on the LIBOR Index Rate.

“Loan” means any loan made pursuant to Section 1.1, and any Swingline Loan, Overadvance Loan, or Protective Advance.

“Loan Documents” means this Agreement, the Revolving Notes, the Swingline Note, the Fee Letter, the Collateral Documents, each Acceptable Intercreditor Agreement, the Perfection Certificate, Borrowing Base Certificate, Collateral Access Agreements, Compliance Certificate, each LC Document, and all other agreements between or among the Agent and/or any Lender, on the one hand, and any Credit Party, on the other hand (or by any Credit Party in favor of the Agent and/or any Lender), in connection with any of the foregoing.

“Management Agreement” means any management services agreement in form and substance (including, without limitation, with respect to fees and other compensation thereunder) reasonably satisfactory to the Agent entered into between certain of the management companies associated with the Sponsor or their advisors, if applicable, and the Borrower, relating to management services provided to the Borrower and its Restricted Subsidiaries.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Master Agreement” has the meaning ascribed thereto in the definition of “Swap Agreement.”

“Material Adverse Effect” means any event, change or condition that, individually or in the aggregate, has had, or would reasonably be expected to have, (i) a material adverse effect on the business, properties, assets, financial condition or operations of (a) Charah Parent and its Restricted Subsidiaries, taken as a whole, (b) Allied Parent and its Restricted Subsidiaries, taken as a whole, or (c) Parents and their Restricted Subsidiaries, taken as a whole, (ii) the ability of the Borrowers and the Guarantors (taken as a whole) to fully and timely perform their payment obligations under any Loan Document to which any Borrower or any other Credit Party is a party or (iii) a material and adverse effect on the rights and remedies of the Agent or the Lenders under the Loan Documents (other than due to the action or inaction of the Agent or any of the Lenders).

“Material Subsidiary” means any Restricted Subsidiary other than the Borrowers or an Immaterial Subsidiary.

“Maximum Rate” has the meaning ascribed thereto in Section 1.7.

“MNPI” has the meaning ascribed thereto in Section 9.10(a).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any deed of trust, mortgage, deed to secure debt, assignments of leases and rents, modifications and other related security documents, in each case in form and substance reasonably satisfactory to the Agent, creating a Lien on Real Estate or to secure the Obligations that is made by any of the Credit Parties in favor of the Agent for the benefit of the Agent, the Lenders and the other Secured Parties.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, as to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise, including on account of an ERISA Affiliate.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Credit Party or Restricted Subsidiary of a Credit Party making a Disposition, as well as casualty insurance proceeds and condemnation and similar awards received by such Person on account of an Event of Loss, in each case, net of the sum of, without duplication: (i) the direct costs relating to such Disposition or Event of Loss (including, without limitation, attorneys’ fees, accountants’ fees and investment banking and advisory fees and other fees and expenses incurred in connection with such Disposition or Event of Loss and, in the case of an Event of Loss, costs and expenses incurred in connection with the collection of such proceeds and awards), in each case excluding amounts payable to a Credit Party or any Restricted Subsidiary of a Credit Party, (ii) Taxes (including, without limitation, sale, transfer, use or other transaction Taxes and deed or mortgage recording Taxes) paid or reasonably estimated to be payable as a direct result thereof, and the amount of any distributions made to permit any direct or indirect parent entity of such Credit Party or Subsidiary to pay Taxes attributable to such Disposition or Event of Loss, (iii) principal, interest and premiums and penalties and other amounts required to be paid on Indebtedness secured by a Lien on the asset which is the subject of such Disposition or Event of Loss, (iv) in the case of any Disposition or Event of Loss by a Subsidiary that is not a Wholly-Owned Subsidiary, the pro-rata portion of the Net Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of a Credit Party or Subsidiary that is a Wholly-Owned Subsidiary as a result thereof, (v) the amount of any reserve established in accordance with GAAP (provided that such reserved amounts shall be Net Proceeds to the extent and at the time of any reversal (without the satisfaction of any applicable liabilities in a corresponding amount) of any such reserve), (vi) in the case of an Event of Loss, all money actually applied to repair, reconstruct or replace the lost, destroyed or damaged Property or Property affected by the condemnation, seizure or taking (other than with respect to Borrowing Base Assets), and (vii) in the case of an Event of Loss, any amounts retained by or paid to parties having superior rights to such proceeds or awards, in each case, as determined in good faith by the Borrowers.

“NOLV” means, as to any Property, the expected dollar amount to be realized at an orderly, negotiated sale of such Property, net of all operating expenses, commissions and other liquidation expenses, as determined by the Agent from time to time based on the most recent Qualified Appraisal of such Property.

“NOLV Percentage” means, at any time of determination and with respect to any Inventory, the amount of the value of such Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale of such Inventory, net of all operating expenses, commissions and other liquidation expenses, as determined by Agent from time to time based on the most recent Qualified Appraisal stating the NOLV of such Inventory (it being recognized and agreed by Borrowers that individual types or kinds of Inventory may have different NOLV Percentages).

“Non-Core Assets” shall mean, in connection with any Permitted Acquisition or other Investment permitted hereunder, non-core assets (excluding any Stock) acquired as part of such Permitted Acquisition or Investment to the extent (and only to the extent that) (a) the Total Consideration for such non-core assets does not exceed 10% of the aggregate amount of the Total Consideration for such Permitted Acquisition or Investment, (b) the Consolidated EBITDA associated with such non-core assets (“Non-Core Assets Consolidated EBITDA”) does not exceed 10% of the aggregate amount of Consolidated EBITDA for such Permitted Acquisition or Investment (as calculated as of the date of consummation of such Permitted Acquisition) and (c) on or prior to the consummation of such Permitted Acquisition or Investment, the Borrowers shall have delivered to the Agent a certificate of a Responsible Officer identifying in reasonable detail such non-core assets and certifying that such non-core assets comply with this definition (which certificate shall have attached thereto reasonably detailed backup data and calculations showing such compliance).

“Non-Core Assets Consolidated EBITDA” shall have the meaning provided in the definition of “Non-Core Assets.”

“Non-Credit Party” means any Subsidiary of a Borrower that is not a Credit Party.

“Non-U.S. Lender Party” means each of the Agent, each Lender, the LC Issuer, and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Notice of Borrowing” means a notice given by the Borrowers to the Agent, in substantially the form of Exhibit 11.1(c) hereto.

“Notice of Conversion/Continuation” means a notice given by the Borrowers to the Agent, in substantially the form of Exhibit 1.5(e) hereto.

“Obligations” means all Loans, and other Indebtedness, advances, fees, premium, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, the Agent, any LC Issuer, or any other Person required to be indemnified that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired (including any monetary obligations and interest accruing during the pendency of any Insolvency Proceeding or other similar proceeding, regardless of whether allowed or allowable in such proceeding) including, without limitation, (a) principal of and premium, if any, on the Loans; (b) LC Obligations and other obligations of the Credit Parties with respect to Letters of Credit; (c) interest, expenses, fees, and other sums payable or reimbursable by the Credit Parties under this Agreement or the other Loan Documents (including any interest on pre-petition Obligations accruing after the commencement of any Insolvency Proceeding by or against any Credit Party, whether or not allowable in such Insolvency Proceeding); and (d) obligations of the Credit Parties under any indemnity for Liabilities; provided, however, that the term “Obligations” shall exclude any Excluded Swap Obligations.

“OFAC” means The Office of Foreign Assets Control of the United States Department of the Treasury or any successor thereto.

“OID” means original issue discount.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or organization or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than connections arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” has the meaning ascribed thereto in Section 10.1(c).

“Overadvance” means, at any time of determination, the amount, if any, by which (a) the Aggregate Revolving Obligations at such time exceed (b) the Line Cap at such time.

“Overadvance Loan” means a Base Rate Loan or, to the extent provided in Section 1.5(h), an LIR Loan made when an Overadvance exists or is caused by the funding thereof.

“Parent” and “Parents” have the respective meanings ascribed thereto in the preamble to this Agreement.

“Parent Intercompany Advances” means loans and advances made by (a) Charah or any of its Subsidiaries to any direct or indirect parent of Charah and (b) Allied or any of its Subsidiaries to any direct or indirect parent of Allied.

“Participant” has the meaning ascribed thereto in Section 9.9(d).

“Participant Register” has the meaning ascribed thereto in Section 9.9(d).

“Patents” means (a) all rights, title and interests (including all related IP Ancillary Rights), arising under any Requirement of Law or otherwise, in or relating to letters patent and applications therefor, (b) all rights to sue or otherwise recover for any past, present and future infringement, violation or other impairment thereof, (c) all income, royalties, damages and payments now or hereafter due or payable under or with respect to the foregoing, including payments under all licenses entered into in connection therewith and damages and payments for past, present or future infringements or other violations or impairments thereof and (f) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56.

“Payment Conditions” means, at the time of determination, with respect to the consummation of a Specified Transaction, that:

(a) no Specified Event of Default then exists or would arise as a result of the consummation of such Specified Transaction,

(b) either:

(i) Availability (A) at all times during the 30 consecutive days immediately preceding the date of the consummation of such Specified Transaction, calculated on a pro forma basis as if the Specified Transaction was consummated on the first day of such period, and (B) after giving effect to such Specified Transaction, in each case, is not less than the greater of 20% of the Line Cap and $9,000,000; or

(ii) both (A) the Fixed Charge Coverage Ratio is equal to or greater than 1.00 to 1.00 for the four Fiscal Quarter period most recently ended for which financial statements are required to have been delivered to the Agent pursuant to Section 4.1 (calculated on a Pro Forma basis giving effect to such Specified Transaction as if such Specified Transaction had been consummated on the last day of such four Fiscal Quarter period), and (B) Availability (1) at all times during the 30 consecutive days immediately preceding the consummation of such Specified Transaction, calculated on a pro forma basis as if such Specified Transaction was consummated on the first day of such period and (2) after giving effect to such Specified Transaction, in each case, is not less than the greater of 15% of the Line Cap and $6,750,000, and

(c) In connection with (i) any disposition described in the final paragraph of Section 5.2; (ii) the making of any loans or Investments permitted by Section 5.4(h) or Section 5.4(w)(ii); (iii) the incurrence of any Indebtedness permitted by Section 5.5(gg); (iv) the making of any voluntary prepayment of Permitted Term Indebtedness permitted by Section 5.9; or (v) the making of any Restricted Payment permitted by Section 5.11(n) (except to the extent consisting of earn-out obligations and holdbacks permitted under Section 5.5(q)) or 5.11(o), in each case, Borrower Agent has delivered a certificate to the Agent certifying that the conditions described in clauses (a) and (b) above have been satisfied.

“Payment in Full” and “Paid in Full” have the meanings ascribed thereto in Section 12.4.

“Payment Item” means each check, draft, or other item of payment payable to a Credit Party, including those constituting Proceeds of any Collateral.

“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.

“Perfection Certificate” means the perfection certificate attached hereto as Exhibit 11.1(f).

“Permits” means, with respect to any Person, any permit, consent, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case to the extent having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means (i) any Acquisition by a Credit Party (other than Parents) or a Restricted Subsidiary of a Credit Party of (A) substantially all of the assets of a Target or (B) at least a majority of the Stock and Stock Equivalents of a Target (including Acquisitions by merger), or (ii) merger or consolidation or any other combination with any Person, in each case, to the extent that each of the following conditions shall have been satisfied:

(a) after giving effect to such Permitted Acquisition (and the Disposition of any Non-Core Assets, if any), the Borrowers shall be engaged in, a business of the type that the Borrowers are permitted to be engaged in pursuant to Section 5.12 of this Agreement;

(b) if applicable, no later than two Business Days prior to the proposed date of consummation of the transaction (or such shorter period as determined by the Agent in its sole discretion), the Borrowers shall have delivered to the Agent a certificate of a Responsible Officer with respect to any Non-Core Assets, that such transaction complies with the definition thereof;

(c) absent the consent of Required Lenders, no Event of Default shall then exist or would exist before and after giving effect to such Acquisition and any Indebtedness assumed or incurred in connection therewith; provided, however, in respect of an Acquisition subject to “funds certain provisions”, in lieu of the foregoing provision in this clause (c), there shall be no Event of Default under Sections 7.1(a), (f) and (g) existing on the date the agreement for such Acquisition is executed;

(d) the Total Consideration for all Permitted Acquisitions consummated during the term of this Agreement for which a Target does not become a Credit Party hereunder shall not exceed the greater of (x) $21,000,000 and (y) 30.0% of Combined EBITDA (determined on a Pro Forma Basis for the most recently ended four Fiscal Quarter period for which financial statements have been delivered on the date of the relevant transaction) in the aggregate for all such Permitted Acquisitions;

(e) the Borrowers and their Restricted Subsidiaries (including any new Restricted Subsidiary) shall execute and deliver any agreements, instruments and other documents required by Section 4.13 or by any of the Collateral Documents, to the extent and when required by the terms thereof, subject to Section 9.26; and

(f) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Requirements of Law and pursuant to the agreement for such Acquisition and other documents contemplated thereby.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable business judgment (from the perspective of a secured, asset-based lender).

“Permitted Holders” means (i) the Sponsor, management of, and co-investors in, any Parent, and funds or partnerships managed by Sponsor or any of its Affiliates and (ii) each of the Parents’ respective equityholders on the Closing Date identified in writing to the Agent prior to the Closing Date.

“Permitted Liens” has the meaning ascribed thereto in Section 5.1.

“Permitted Location” means, at any time of determination, any location at which a Credit Party is permitted to locate its inventory and is books and records under the terms of the Guaranty and Security Agreement.

“Permitted Refinancing” means Indebtedness constituting a refinancing, refunding, extension, modification, renewal, replacement or extension of Indebtedness permitted under Section 5.5 (other than Section 5.5(a)), that (a) has an aggregate outstanding principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Indebtedness being refinanced, extended, renewed, replaced, except any amount equal to accrued and unpaid interest, premium, penalty thereon, plus OID and upfront fees plus other fees and expenses and the amount of any existing unutilized commitments thereunder, (b) has a weighted average maturity (measured as of the date of such refinancing, refunding, extension, modification, renewal, replacement or extension) and maturity no shorter than that of the Indebtedness being refinanced, refunded, extended, modified, renewed or replaced (excluding the effects of minimal amortization and any voluntary prepayments of Indebtedness), (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced, refunded, modified, extended, renewed or extended, and (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced, refunded, replaced, modified, renewed or extended.

“Permitted Sale-Leaseback Transaction” means the sale or other disposition of any Real Estate owned in fee by any Credit Party or any Restricted Subsidiary in which the following conditions are satisfied: (a) immediately before and after giving effect to such sale, no Event of Default shall have occurred and be continuing or would result immediately thereafter therefrom, (b) such sale is for fair market value, (c) a Credit Party or Restricted Subsidiary leases back such Real Estate at fair market value, (d) such sale is to a Person that is not an Affiliate of such Credit Party or Restricted Subsidiary or if such sale is to a Person that is an Affiliate of such Credit Party or Restricted Subsidiary, such sale is no less favorable, taken as a whole, to such Credit Party or such Restricted Subsidiary, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate, and (e) with respect to any Real Estate subject to any Liens (other than Liens securing the Obligations), the cash consideration received by such Credit Party or Restricted Subsidiary is equal to or greater than the amount necessary to satisfy all such Liens on such Real Estate (or the buyer of such Real Estate is purchasing such Real Estate subject to all such Liens).

“Permitted Term Indebtedness” means:

(a) the Initial Term Loans;

(b) additional term Indebtedness in the form of any “Incremental Equivalent Debt”, “Credit Agreement Refinancing Indebtedness,” “Permitted Junior Secured Refinancing Debt,” “Permitted Pari Passu Secured Refinancing Debt,” and “Permitted Unsecured Refinancing Debt” (as this and other quoted terms used in this clause (b) are defined in the Initial Term Loan Credit Agreement) (or such comparable terms under any then existing Permitted Term Indebtedness Documents), so long as, solely in the case of this clause (b):

(i) such Indebtedness is unsecured or secured pursuant to Section 5.1(bb) and Section 5.1(jj);

(ii) such Indebtedness has a final maturity date which is at least 91 days after the Stated Commitment Termination Date existing at the time such Indebtedness is incurred;

(iii) such Indebtedness is not secured by any property or assets other than the Collateral;

(iv) such Indebtedness is not guaranteed by any Person other than Credit Parties;

(v) such Indebtedness is subject to the terms of an Acceptable Intercreditor Agreement; and

(vi) the terms and conditions of the Permitted Term Indebtedness Documents evidencing such Indebtedness or executed and delivered in connection therewith, taken as a whole, are not materially more onerous to the Credit Parties party thereto than the terms and conditions of the Initial Term Loan Documents, taken as a whole; and

(c) any Permitted Refinancing of any of the foregoing Indebtedness described in the foregoing clauses (a) and (b).

“Permitted Term Indebtedness Document” means (a) the Initial Term Loan Credit Agreement and the Initial Term Loan Documents and (b) each other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument, in each case, evidencing or governing the terms of any Permitted Term Indebtedness and any “Loan Documents” (or any comparable definition) executed and delivered in connection therewith and, in each of the foregoing cases, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with any Acceptable Intercreditor Agreement relating thereto.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Platform” has the meaning ascribed thereto in Section 9.10(e).

“Prime Rate” means that rate announced by Regions Bank from time to time as its “prime rate” of interest. Regions Bank’s prime rate is merely a reference rate and is not necessarily the lowest or best rate which Regions Bank makes loans or otherwise extends credit.

“Prior Indebtedness” means the Indebtedness and obligations specified on Schedule 11.1 hereto.

“Pro Forma” or “Pro Forma Basis” means, with respect to compliance with the Financial Covenant, any financial covenant or test hereunder that is by the terms hereof required to be calculated on a “Pro Forma Basis”, that all Pro Forma Events (including, to the extent applicable, the Transactions, but excluding any dispositions in the ordinary course of business) shall be deemed to have occurred as of the first day of the applicable period of measurement of such test or covenant and shall be determined subject to pro forma adjustments which are attributable to such event or events, which may include the amount of run rate cost savings, operating expense reductions and cost synergies projected by the Borrowers in good faith to result from or relating to any Pro Forma Event (including the Transactions) which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and cost synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are reasonably expected to be taken for realizing such cost savings and such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Borrowers and certified by a Responsible Officer of the Borrowers) (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period and “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are reasonably expected to be taken for realizing such cost savings and such cost savings are reasonably identifiable and factually supportable (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included (without duplication of any amounts that are otherwise added back in computing Consolidated EBITDA or any other components thereof) in the initial pro forma calculations of such financial ratios or tests and during any subsequent period in which the effects thereof are expected to be realized) relating to such Pro Forma Events; provided that such amounts (A) factually supportable and projected by the Borrowers in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the Borrowers) within 12 months after such transaction or initiative is initiated, (B) are determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities And Exchange Commission (or any successor agency), or (C) are recommended (in reasonable detail) by any due diligence quality of earnings report conducted by financial advisors (which financial advisors are reasonably acceptable to the Agent) retained by Borrowers; provided further, that such amounts pursuant to the preceding clauses (A) through (C), together with any addbacks made pursuant to clauses (xii) and (xiii) of the definition of Consolidated EBITDA shall not exceed an aggregate amount equal to 10% of Combined EBITDA in any period of four consecutive Fiscal Quarters, prior to giving effect to the pro forma adjustments for such period. The Borrowers may estimate GAAP results in good faith if the financial statements with respect to a Permitted Acquisition are not maintained in accordance with GAAP, and Borrowers may make such further adjustments as reasonably necessary in connection with consolidation of such financial statements with those of the Credit Parties.

“Pro Forma Event” means (a) [reserved], (b) any Permitted Acquisition or similar Investment that is otherwise permitted by this Agreement, (c) [reserved], (d) any Disposition, (e) any disposition of all or substantially all of the assets or all the equity interests of any Subsidiary of a Borrower (or any business unit, line of business or division of a Borrower or any of the Subsidiaries of a Borrower for which financial statements are available) not prohibited by this Agreement, (f) any designation of a Subsidiary as an Unrestricted Subsidiary, (g) discontinued divisions or lines of business or operations, (h) any other similar events occurring or transactions consummated during the period (including any Indebtedness incurred, repaid or assumed in connection with such Permitted Acquisition, Investment, or Disposition), (i) any restructuring or (j) the Transactions.

“Projections” means the financial performance projections delivered by the Borrowers to the Agent on or prior to the Closing Date.

“Pro Rata” means, with respect to any Lender, a percentage (carried out to the ninth decimal place) determined (a) while Revolving Commitments are outstanding, by dividing the amount of such Lender’s Revolving Commitment by the Revolving Commitments and (b) at any other time, by dividing the aggregate outstanding principal amount of such Lender’s Loans and LC Obligations by the aggregate outstanding principal amount of all Loans and LC Obligations. The initial Pro Rata shares of the Lenders are set forth on Schedule 1.1.

“Pro Rata Share” means, with respect to any amount and in reference to any Lender, the portion of such amount allocable to such Lender on a Pro Rata basis.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Protective Advances” has the meaning ascribed thereto in Section 1.1(e).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning ascribed thereto in Section 9.10(f).

“Qualified Appraisal” means, with respect to any Property, an appraisal of such Property conducted in a manner and with such scope and using such methods as are acceptable to the Agent by an appraiser selected by, or acceptable to, the Agent, the results of which are acceptable to the Agent in all respects.

“Qualified Stock” means Stock that does not provide for required cash distributions or dividends or mandatory redemptions (other than (x) in exchange for other Qualified Stock or (y) as a result of a change of control event or asset sale or other disposition, Event of Loss and customary acceleration rights after an event of default, so long as any rights of the holders thereof to require the redemption thereof upon the occurrence of such a change of control event or asset sale or other disposition or Event of Loss are subject to the prior payment in full of the Loans or Payment in Full) prior to the 91st day following the Commitment Termination Date as of the date of issuance of such Qualified Stock.

“Real Estate” means any real property owned, leased or subleased by any Credit Party or any Restricted Subsidiary of any Credit Party.

“Regions Bank” means Regions Bank, an Alabama bank and its successors and assigns.

“Register” has the meaning ascribed thereto in Section 9.9(c).

“Reimbursement Date” has the meaning ascribed thereto in Section 1.4(b).

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, partner, shareholder, controlling person, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Releases” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required under applicable Requirements of Law to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Removal Effective Date” has the meaning ascribed thereto in Section 8.7.

“Rent and Charges Reserve” means, without duplication, an amount determined from time to time by the Agent in its Permitted Discretion as a reserve for (a) rent, fees, royalties, charges, and other amounts owing by a Borrower to any Third Party, unless such Person has executed and delivered a Collateral Access Agreement, licensor’s agreement or other similar agreements (each, in form and substance reasonably satisfactory to the Agent in its Permitted Discretion), and (b) the amount of all accrued but unpaid or past due rent, fees, royalties, charges, or other amounts owing by a Borrower to Third Parties.

“Replacement Lender” has the meaning ascribed thereto in Section 9.22.

“Report” has the meaning ascribed thereto in Section 8.2(c).

“Required Lenders” means, subject to Section 1.9, at least two (2) Lenders (unless there is only one (1) Lender, in which case, such Lender) having (a) Revolving Commitments in excess of 50% of the aggregate Revolving Commitments or (b) if the Revolving Commitments have terminated, Aggregate Revolving Obligations in excess of 50% of all outstanding Aggregate Revolving Obligations; provided, however, that the Revolving Commitments held by a Defaulting Lender shall be disregarded for purposes of determining Required Lenders.

“Requirement of Law” or “Requirements of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, rules and regulations, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other binding determinations, directives, requirements of, or requests of, any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case to the extent having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserves” means the sum of (without duplication) (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the Bank Product Reserve; (d) reserves for Royalties; (e) the aggregate amount of liabilities secured by Liens upon any Collateral which are senior to the Agent’s Liens (but the imposition of any such reserve shall not waive a Default or an Event of Default arising therefrom); (f) the Dilution Reserve; and (g) such additional reserves, in such amounts and with respect to such matters, as Agent in its Permitted Discretion may elect to impose from time to time with respect to the Collateral or the Borrowing Base, in each case, without duplication of any reduction or eligibility exclusion applicable to Eligible Accounts, Eligible Inventory, or any other reserves.

“Responsible Officer” means the chief executive officer, chairman, president, chief financial officer, treasurer, secretary, or vice president, or any other officer having substantially the same authority and responsibility.

“Restricted Payments” has the meaning ascribed thereto in Section 5.11.

“Restricted Subsidiary” with respect to any Person, means any Subsidiary of such Person other than an Unrestricted Subsidiary. Unless otherwise expressly provided herein, all references herein to a “Restricted Subsidiary” means a Restricted Subsidiary of a Parent.

“Revolving Commitment” means, at any time of determination and with respect to each Lender, such Lender’s obligation to make Loans, participate in Swingline Loans, and participate in LC Obligations.

“Revolving Commitment Increase” has the meaning ascribed thereto in Section 1.1(f).

“Revolving Commitments” means, at any time of determination, the aggregate amount of such commitments of all Lenders; provided that the Revolving Commitment of a Defaulting Lender shall be deemed to be $0.00 for so long as such Lender is a Defaulting Lender. The amount of each Lender’s Revolving Commitment, if any, is set forth on Schedule 1.1 or in the applicable Assignment, subject to any increase, adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $45,000,000.

“Revolving Credit Exposure,” on any date, means, for each Lender, the aggregate amount (without duplication) of such Lender’s outstanding Loans and its participation in Swingline Loans (or in the case of Swingline Lender, its Swingline Loans (net of any participations therein by other Lenders)) and outstanding LC Obligations on such date.

“Revolving Lender” means a Lender that has issued a Revolving Commitment or, at any time after the Revolving Commitments have been terminated or have expired, that holds any Loan or LC Obligation.

“Revolving Note” means a promissory note executed by Borrowers in favor of a Lender in the form of Exhibit 11.1(e) which note shall be in the amount of such Lender’s Revolving Commitment and shall evidence the Loans made by such Lender.

“Riverbend/Sutton Contract” means that certain eMax Master Contract Number 8323, dated November 12, 2014, between Duke Energy Business Services LLC, as agent for and on behalf of Duke Energy Carolinas, LLC and Duke Energy Progress, Inc., and the Borrower, as amended by (a) that certain Amendment Number 1 to eMax Master Contract Agreement Contract No. 8323, dated as of January 7, 2015, (b) that certain eMax Master Contract Number 8323 Revision No. 2, dated as of May 4, 2015, (c) that certain eMax Master Contract Number 8323 Amendment No. 3 dated as of June 25, 2015, (d) that certain eMax Master Contract Number 8323 Amendment No. 4 dated as of August 20, 2015, and (e) as such agreement may be further amended, restated, supplemented or otherwise modified as permitted hereunder.

“Riverbend/Sutton Contract Termination Fee” means the “Prorated Costs” (as defined in the Riverbend/Sutton Contract) payable by Duke Energy to the Borrower under Section 7.3 of the Riverbend/Sutton Contract.

“S&P” means Standard & Poor’s Ratings Group.

“Sanctioned Country” means (a) a country, territory or a government of a country or territory, (b) an agency of the government of a country or territory, or (c) an organization directly or indirectly owned or Controlled by a country, territory or its government, that is subject to Sanctions.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals” or any other Sanctions related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or Controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union, (d) any European Union member state, (e) Her Majesty’s Treasury of the United Kingdom or (f) any other relevant sanctions authority.

“Sanford Property” means the approximately 410 acre property known as the “Sanford Clay Mine”, located at the intersection of Colon Road and Brickyard Road, Town of Sanford, Lee County, North Carolina.

“Secured Obligations” has the meaning ascribed thereto in the Guaranty and Security Agreement.

“Secured Party” means the Agent, each Lender, each LC Issuer, each Bank Product Provider, each other Indemnitee and each other holder of any Secured Obligation.

“Secured Party Designation Notice” means a notice in the form of Exhibit 11.1(d), executed and delivered by a Bank Product Provider (or a Person which will, upon the execution and delivery of such notice, become a Bank Product Provider) to Agent and acknowledged by Borrower Agent.

“Securities Act” means Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Representative” means, with respect to any Permitted Term Indebtedness, the trustee, the Agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Settlement Report” means a report delivered by the Agent to the Lenders summarizing the Loans and participations in LC Obligations outstanding as of a given settlement date, allocated among the Lenders on a Pro Rata basis.

“Software” means (a) all software and computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, (c) all documentation, training materials and configurations related to any of the foregoing, and (d) all intellectual property rights therein.

“Sole Lead Arranger and Sole Bookrunner” means Regions Capital Markets, a division of Regions Bank, in its capacity as Sole Lead Arranger and Sole Bookrunner hereunder.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (i) the sum of the liabilities (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of such Person and its Subsidiaries, taken as a whole; (ii) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole, contemplated as of such date; (iii) the present fair salable value of the assets (on a going concern basis) of such Person and its

Subsidiaries is greater than the amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Subsidiaries as they become absolute and matured and (iv) such Person and its Subsidiaries, taken as a whole, have not incurred, do not intend to incur, or believe that they will incur, liabilities including current obligations beyond their ability to pay such liabilities as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a 1% chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Equity Contribution” has the meaning given such term in Section 6.2.

“Specified Event of Default” means an Event of Default (after giving effect to any grace periods applicable thereto) under Section 7.1(a), Section 7.1(c) (solely with respect to Section 4.1(a), Section 4.1(b), Section 4.1(c), Section 4.2(a), Section 4.2(c), Section 4.19, Article V, Article VI), Section 7.1(f) or Section 7.1(g).

“Specified Transaction” means, any disposition of assets, Investment, prepayment of Indebtedness or Restricted Payment (or declaration of any prepayment or Restricted Payment).

“Sponsor” means Bernhard Capital Partners Management LP and its controlled investment affiliates.

“Sponsor Fund Affiliate” means a bona fide debt fund that is an Affiliate of the Sponsor, and that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers have fiduciary duties to the investors thereof independent of or in addition to their duties to the Sponsor or any of its Affiliates and who does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of the Sponsor.

“Stated Commitment Termination Date” means October 25, 2022.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) established by the Federal Reserve Board and any other banking authority, domestic or foreign, to which the Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Federal Reserve Board). LIBOR Rate Loans and LIR Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than 50% of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person. Unless otherwise specified, any reference in this Agreement to a Subsidiary or Subsidiaries shall be a reference to a Subsidiary or Subsidiaries of the Borrowers.

“Super-Majority Lenders” means Revolving Lenders having (a) Revolving Commitments, collectively, in excess of 66-2/3% of the aggregate Revolving Commitments or (b) if the Revolving Commitments have terminated, Revolving Credit Exposure, collectively, in excess of 66-2/3% of the Aggregate Revolving Obligations; provided, however, that the Revolving Commitments and Revolving Credit Exposure held by a Defaulting Lender shall be disregarded for purposes of determining Super-Majority Lenders.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any “International Foreign Exchange Master Agreement”, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Lender” means Regions Bank, together with its successors and assigns.

“Swingline Loan” means any Borrowing of Base Rate Loans or LIR Loans funded with Swingline Lender’s funds pursuant to Section 1.3, until such Borrowing is settled among Lenders pursuant to Section 1.3(b).

“Swingline Note” means a promissory note substantially in the form of Exhibit 11.1(g), attached hereto.

“Target” means any Person or business unit or asset group of any Person acquired or proposed to be acquired in an Acquisition after the Closing Date.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Agent” means (a) the Initial Term Loan Agent in respect of the Initial Term Loan Credit Agreement and (b) any Senior Representative of any holder of any other Permitted Term Indebtedness (or, in cases where no such Senior Representative exists, the holder or holders of such Permitted Term Indebtedness), together, in each case, with its successors and assigns in such capacities.

“Term Loan Priority Collateral” has the meaning specified in the Initial Intercreditor Agreement as in effect on the hereof.

“Third Party” means any (a) lessor, mortgagee, mechanic or repairman, warehouse operator or warehouseman, processor, packager, Consignee, shipper, customs broker, freight forwarder, bailee, or other third party which may have possession of any Collateral or lienholders’ enforcement rights against any Collateral or (b) Licensor whose rights in or with respect to any Collateral limit or restrict or may, in the Agent’s determination, limit or restrict Credit Parties’ or the Agent’s rights to sell or otherwise dispose of such Collateral.

“Title IV Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, other than a Multiemployer Plan, to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise, including on account of an ERISA Affiliate.

“Total Consideration” means (without duplication), with respect to a Permitted Acquisition, the sum of (a) cash paid as consideration to the seller in connection with such Permitted Acquisition, plus (b) indebtedness payable to the seller in connection with such Permitted Acquisition (excluding earn-out payments), plus (c) the present value of future payments which are required to be made over a period of time and are not contingent upon the Parent or any of its Subsidiaries meeting financial performance objectives (exclusive of salaries paid in the ordinary course of business) (discounted at the Base Rate), plus (d) the amount of Indebtedness assumed in connection with such Permitted Acquisition pursuant to Section 5.5(gg) minus (e) the aggregate principal amount of equity contributions made to Parents the proceeds of which are used substantially contemporaneously with such contribution to fund all or a portion of the cash purchase price (including deferred payments) of such Permitted Acquisition minus (f) any cash and Cash Equivalents on the balance sheet of the Acquired Entity or Business (immediately prior to its acquisition) acquired as part of the applicable Permitted Acquisition (to the extent such Acquired Entity or Business becomes a Credit Party and complies with the requirements of Section 4.13); provided that Total Consideration shall not include any consideration or payment (x) paid by Parents or their Subsidiaries directly in the form of equity interests of Parents or the entity consummating an initial public offering (other than Disqualified Stock) or (y) funded by cash and Cash Equivalents generated by any Foreign Subsidiary that is a Restricted Subsidiary. If any cash on the balance sheet of a foreign Acquired Entity or Business is paid or distributed to its direct or indirect shareholders, in part, as acquisition consideration in connection with a Permitted Acquisition, then the amount that is included in the calculation of the Total Consideration shall be reduced by such cash amount distributed or paid.

“Trade Controls” means all applicable U.S. laws, Executive Orders, and implementing regulations pertaining to export controls or trade or economic sanctions.

“Trade Secrets” means (a) all right, title and interest (including all related IP Ancillary Rights), arising under any Requirement of Law or otherwise, in or relating to trade secrets, (b) all rights to sue or otherwise recover for any past, present and future misappropriation, violation or other impairment thereof, (c) all income, royalties, damages and payments now or hereafter due or payable under or with respect to any of the foregoing, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future misappropriations violations or other impairments thereof, and (d) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trademark” means (a) all rights, title and interests (including all related IP Ancillary Rights) arising under any Requirement of Law or otherwise, in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill of the business symbolized thereby or associated therewith, (b) all registrations and recordations thereof and all applications in connection therewith (c) all rights to sue or otherwise recover for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof, (d) all income, royalties, damages and payments now or hereafter due or payable under or with respect to any of the foregoing, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements, dilutions, violations or other impairments thereof, and (e) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Transactions” means, collectively, (a) the entering into the Loan Documents by the Credit Parties, the Borrowings hereunder on the Closing Date and the application of the proceeds thereof as contemplated hereby and thereby, (b) the entering into the Initial Term Loan Documents by the Credit Parties on the Closing Date, the borrowings thereunder on the Closing Date and the application of the proceeds thereof as contemplated thereby, (c) the repayment in full and termination of all Prior Indebtedness, (d) the making of a one-time cash distribution to the Borrowers’ respective equityholders on the Closing Date in an aggregate amount not exceeding $120,000,000 and (e) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Treasury Services” has the meaning ascribed thereto in the definition of “Bank Products.”

“Trust Funds” means funds (a) for payroll and payroll taxes and other employee wage and benefit payments to or for the benefit of a Credit Party’s or any of their respective Restricted Subsidiaries’ officers, directors, managers and employees, (b) for taxes required to be collected, remitted or withheld (including, without limitation, federal and state withholding taxes (including the employer’s share thereof)) or (c) which any Credit Party or their respective Restricted Subsidiaries (i) holds on behalf of another Person and (ii) holds as an escrow or fiduciary for such Person.

“U.S. Lender Party” means each of the Agent, the LC Issuer, and each Lender and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction in effect from time to time and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Cash and Cash Equivalents” means (a) any unrestricted cash and Cash Equivalents as stated on the balance sheet and (b) cash and Cash Equivalents that are restricted solely as a result of the Loan Documents, the Initial Term Loan Documents, or any documents, instruments, or agreements evidencing Permitted Term Indebtedness.

“Unrestricted Subsidiary” shall mean any Subsidiary of a Parent (other than a Borrower) designated as an Unrestricted Subsidiary pursuant to Section 5.17.

“Voidable Transfer” has the meaning ascribed thereto in Section 9.32.

“Voting Stock” has the meaning ascribed thereto in the definition of “Change of Control.”

“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person, all of the Stock and Stock Equivalents of which (other than directors’ qualifying shares required by law) are owned by such Person, either directly or through one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

12.2 Other Interpretive Provisions.

(a) Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described, including “Account Debtor,” “Chattel Paper,” “Commercial Tort Claim,” “Commodities Account,” “Consignee,” “Consignment,” “Consignor,” “Deposit Account,” “Document,” “Electronic Chattel Paper,” “Equipment,” “Farm Products,” “Fixtures,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right,” “Payment Intangible,” “Proceeds,” and “Securities Account.”

(b) The Agreement. The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and Section, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c) Certain Common Terms. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term “including” is not limiting and means “including without limitation.” All references to “knowledge” in this Agreement or any other Loan Document refers to the actual knowledge (after reasonable inquiry) of such Responsible Officer or other Person making such certification.

(d) Performance; Time. Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. For the avoidance of doubt except as otherwise provided herein, initial payments of interest and fees relating to the Obligations (other than amounts due on the Closing Date) shall be due and paid no earlier than the last day of the first full Fiscal Quarter beginning at least 60 days following the Closing Date. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”. If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action. All references herein and in any other Loan Document to time of day shall mean and refer to the time of day in New York, New York.

(e) Contracts. Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f) Laws. References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and, except as otherwise provided with respect to FATCA, are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

12.3 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto and all terms of an accounting or financial nature (including, without limitation, the Financial Covenant and the term “cash”) shall, unless expressly otherwise provided herein, be made in accordance with GAAP as in effect on the Closing Date unless otherwise agreed by the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Restricted Subsidiary of any Credit Party at “fair value” and (ii) for purposes of this Agreement, any obligations of a Person under a lease that is not (or would not be) required to be classified and accounted for as a capitalized lease on a balance sheet of such Person under GAAP as in effect as of the Closing Date shall not be treated as a capitalized lease as a result of the adoption of changes in GAAP or changes in the application of GAAP.

12.4 Payments. The Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount owing hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds. For all purposes hereunder, “Payment in Full” and “Paid in Full” shall mean, with respect to any Obligations, (a) the full and final cash payment thereof, including any interest, fees, and other charges and charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding), other than contingent indemnification and expense reimbursement Obligations (in each case to the extent no claim giving rise thereto has been asserted); (b) if such Obligations are LC Obligations, the Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to the Agent in its Permitted Discretion, in the amount of required Cash Collateral) or inchoate or contingent in nature for which a claim has been asserted thereof (or delivery of a standby letter of credit acceptable to the Agent in its Permitted Discretion, in an amount equal to 105% of the amount thereof (as estimated by the Agent in good faith in consultation with Borrower Agent)); (c) termination of the Revolving Commitments; and (d) if required by Agent, the posting of cash collateral with the Agent in an amount not to exceed 105% of the amount of all Payment Items which have been applied provisionally to the Obligations but which have not been collected or cleared.

- Remainder of page intentionally blank; signature pages follow -

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWERS:

CHARAH, LLC, as Borrower

By:	/s/ Bruce Kramer
Name:	Bruce Kramer
Title:	Chief Financial Officer and Treasurer
FEIN:	[ ]

ALLIED POWER MANAGEMENT, LLC, as Borrower

By:	/s/ Dorsey R. McCall
Name:	Dorsey R. McCall
Title:	Chief Executive Officer
FEIN:	[ ]

ALLIED POWER SERVICES, LLC, as Borrower

By:	/s/ Dorsey R. McCall
Name:	Dorsey R. McCall
Title:	Chief Executive Officer
FEIN:	[ ]

Address for notices for each Borrower:

[ ]
[ ]
Attn:	[ ]
Facsimile:	[ ]

Address for wire transfers for each Borrower:

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

PARENTS:

CHARAH SOLE MEMBER LLC, as a Parent and a Guarantor

By:	/s/ Mark Spender
Name:	Mark Spender
Title:	President
FEIN:	[ ]

ALLIED POWER SOLE MEMBER, LLC, as a Parent and a Guarantor

By:	/s/ Dorsey R. McCall
Name:	Dorsey R. McCall
Title:	Chief Executive Officer
FEIN:	[ ]

Address for notices for each Parent:

[ ]
[ ]
Attn:	[ ]
Facsimile:	[ ]

Address for wire transfers for each Parent:

[Signature Page to Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

REGIONS BANK, as the Agent and as a Lender

By:	/s/ Aaron A. Wade
Name:	Aaron A. Wade
Title:	Its Duly Authorized Signatory

Notices to the Agent:

Regions Bank
Attn: Loan Operations
1180 West Peachtree Street NW
Suite 1400
Atlanta, GA 30309
Telephone: [ ]
Facsimile: [ ]
Email: [ ]

Address for Notices:

Regions Bank
Attn: Loan Operations
1180 West Peachtree Street NW
Suite 1400
Atlanta, GA 30309
Telephone: [ ]
Facsimile: [ ]
Email: [ ]

[Signature Page to Credit Agreement]